Albemarle Corporation and Subsidiaries

Exhibit 99.1
PART I

Item 1.	Business.
Albemarle Corporation was incorporated in Virginia in 1993. Our principal executive offices are located at 451 Florida Street, Baton Rouge, Louisiana 70801. Unless the context otherwise indicates, the terms “Albemarle,” “we,” “us,” “our” or “the Company” mean Albemarle Corporation and our consolidated subsidiaries.
We are a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals that meet customer needs across an exceptionally diverse range of end markets including the petroleum refining, consumer electronics, construction, automotive, lubricants, pharmaceuticals, crop protection, food safety and custom chemistry services markets. We are committed to global sustainability and are advancing responsible eco-practices and solutions in our two business segments. We believe that our commercial and geographic diversity, technical expertise, innovative capability, flexible, low-cost global manufacturing base, experienced management team, and strategic focus on our core base technologies will enable us to maintain leading market positions in those areas of the specialty chemicals industry in which we operate.
We and our joint ventures currently operate 49 facilities, encompassing production, research and development facilities, and administrative and sales offices in North and South America, Europe, the Middle East, Asia, Africa and Australia. We serve approximately 2,700 customers in approximately 100 countries. For information regarding our unconsolidated joint ventures see Note 8, “Investments” to our consolidated financial statements included in Item 8 beginning on page 35.
Business Segments
Through 2013, our operations were managed and reported as three operating segments: Polymer Solutions, Catalysts and Fine Chemistry. As previously announced on September 23, 2013, we realigned our operating segments effective January 1, 2014. The Performance Chemicals segment includes the Fire Safety Solutions, Specialty Chemicals and Fine Chemistry Services product categories, consolidating our bromine, mineral and custom manufacturing assets under one business unit. The Catalyst Solutions segment includes the Refinery Catalyst Solutions and Performance Catalyst Solutions product categories. Financial results and discussion about our operating segments included in this Current Report on Form 8-K, including prior year financial information, are presented as if there were only two reporting segments for all periods presented.
For financial information regarding our operating segments, including revenues generated for each of the last three fiscal years from each of the product categories included in our operating segments, and geographic areas, see Note 23, “Operating Segments and Geographic Area Information” to our consolidated financial statements included in Item 8 beginning on page 35.
Performance Chemicals
Our Performance Chemicals segment consists of three product categories: Fire Safety Solutions, Specialty Chemicals and Fine Chemistry Services.
Fire Safety Solutions. Our fire safety technology enables the use of plastics in high performance, high heat applications by enhancing the flame resistant properties of these materials. Some of the end market products that benefit from our fire safety technology include plastic enclosures for consumer electronics, printed circuit boards, wire and cable, electrical connectors, textiles and foam insulation. We compete in two major fire safety chemistries: brominated and mineral. Our brominated flame retardants include products sold under the Saytex® brand and our mineral-based flame retardants include products such as Martinal® and Magnifin®. Our strategy is to have a broad range of chemistries applicable to each major flame retardant application.
Specialty Chemicals. Specialty Chemicals includes products such as elemental bromine, alkyl bromides, inorganic bromides, brominated powdered activated carbon and a number of bromine fine chemicals. Our products are used in chemical synthesis, oil and gas well drilling and completion fluids, mercury control, paper manufacturing, water purification, beef and poultry processing and various other industrial applications. Other specialty chemicals that we produce include tertiary amines for surfactants, biocides, disinfectants and sanitizers and aluminum oxides used in a wide variety of refractory, ceramic and polishing applications.
We produce plastic additives as well as other additives, such as curatives, which are often specially developed and formulated for a customer’s specific manufacturing requirements. Our additives products include curatives for polyurethane, polyurea and epoxy system polymerization. Our Ethacure® curatives are used in cast elastomers, coatings, reaction injection molding (RIM) and specialty adhesives that are incorporated into products such as wheels, tires and rollers.

Albemarle Corporation and Subsidiaries

Fine Chemistry Services. In addition to supplying the specific fine chemistry products and performance chemicals for the pharmaceutical and agricultural uses described below, our Fine Chemistry Services business offers custom manufacturing, research and chemical scale-up services for companies. These services position us to support customers in developing their new products, such as new drugs, specialty materials and agrichemicals.
Our most significant pharmaceutical bulk active is ibuprofen. Ibuprofen is widely used to provide temporary pain relief and fever reduction. Bulk ibuprofen is formulated by pharmaceutical companies that sell in both the prescription and over-the-counter markets. This product competes against other painkillers, including aspirin and acetaminophen. We are one of the largest global producers of ibuprofen. We also produce a range of intermediates used in the manufacture of a variety of over-the-counter and prescription drugs.
Our agrichemicals are sold to agrichemical manufacturers and distributors that produce and distribute finished agricultural herbicides, insecticides, fungicides and soil fumigants. Our products include orthoalkylated anilines used in the acetanilide family of pre-emergent herbicides used with corn, soybeans and other crops and methyl bromide, which is used as a soil fumigant. We also manufacture and supply a variety of custom chemical intermediates for the agricultural industry.
Customers
Our Performance Chemicals segment offers more than 150 products to a variety of end markets. We sell our products mostly to chemical manufacturers and processors, such as polymer resin suppliers (including pharmaceutical and agricultural companies), drilling and oil service companies, beef and poultry processors, water treatment and photographic companies, energy producers and other specialty chemical companies.

Sales of Performance Chemicals in Asia are expected to grow long-term due to the underlying growth in consumer demand and the shift of the production of consumer electronics from the United States (U.S.) and Europe to Asia. In response to this development, we have established a sales and marketing network in China, Japan, Korea and Singapore with products sourced from the U.S., Europe, China and the Middle East.
Pricing for many of our Performance Chemicals products and services is based upon negotiation with customers. The critical factors that affect prices are the level of technology differentiation we provide, the maturity of the product and the level of assistance required to bring a new product through a customer’s developmental process.
A number of customers of our Performance Chemicals segment manufacture products for cyclical industries, including the consumer electronics, building and construction, and automotive industries. As a result, demand from our customers in such industries is also cyclical.
Competition
Our Performance Chemicals segment serves the following geographic markets: the Americas, Asia, Europe and the Middle East, each of which is highly competitive. Product performance and quality, price and contract terms are the primary factors in determining which qualified supplier is awarded a contract. Research and development, product and process improvements, specialized customer services, the ability to attract and retain skilled personnel and maintenance of a good safety record have also been important factors to compete effectively in the Performance Chemicals marketplace.
We are a market leader in the bromine-based product groups (including flame retardants) and our most significant competitors are Chemtura Corporation and Israel Chemicals Ltd. We are also a market leader in the mineral-based flame retardants business. In our mineral-based flame retardants business, our most significant competitors include J.M. Huber Corporation, Kyowa Chemical Industry Co., Ltd. and Nabaltec GmbH. We are a leading producer of pharmaceutical bulk actives (i.e., ibuprofen and propofol) and we primarily compete with a few major Western competitors, such as BASF Corporation, Lonza, Clariant Ltd. and Cilag AG; however, there is increasing competition from Asian sources. We differentiate ourselves from our competitors by developing new, high quality innovative products, offering cost reductions and enhancing the services that we offer.
Raw Materials and Significant Supply Contracts
The major raw materials we use in our Performance Chemicals operations are bromine, bisphenol-A, potassium chloride, chlorine, ammonia, aluminum chloride, alpha-olefins, methyl amines, propylene, benzene, caustic soda, alumina trihydrate and polystyrene, most of which are readily available from numerous independent suppliers and are purchased under contracts at prices we believe are competitive. The cost of raw materials is generally based on market prices although we may use contracts with price caps or other tools, as appropriate, to mitigate price volatility. Many of our customers operate under long-term supply

Albemarle Corporation and Subsidiaries

contracts that provide for either the pass-through of raw material and energy cost changes, or pricing based on short-term “tenders” in which changing market conditions are quickly reflected in the pricing of the finished product.
The bromine we use in our Performance Chemicals segment comes from two locations: Arkansas and the Dead Sea. Our brine reserves in Arkansas are supported by an active brine rights leasing program. We believe that we have in excess of 70 years of proven bromine reserves in Arkansas. In addition, through our 50% interest in Jordan Bromine Company Limited (JBC), a consolidated joint venture with operations in Safi, Jordan, we produce bromine from the Dead Sea, which has virtually inexhaustible reserves. In addition, we have a joint venture with Weifang Sinobrom Import and Export Company, Ltd., or Sinobrom, in China that allows us the option to source bromine directly from China’s Shandong Province brine fields.
Catalyst Solutions
Our Catalyst Solutions segment includes the Refinery Catalyst Solutions and Performance Catalyst Solutions product categories.
Refinery Catalyst Solutions. Our two main refinery catalysts businesses are Clean Fuels Technologies, which is primarily composed of hydroprocessing catalysts (HPC), and Heavy Oil Upgrading, which is primarily composed of fluidized catalytic cracking (FCC) catalysts and additives. HPC products are widely applied throughout the refining industry. Their application enables the upgrading of oil fractions to clean fuels and other usable oil products by removing sulfur, nitrogen and other impurities from the feedstock. In addition, they improve product properties by adding hydrogen and in some cases improve the performance of downstream catalysts and processes. Albemarle continuously seeks to add more value to refinery operations by offering HPC products that meet our customers’ requirements for profitability and performance in the very demanding refining market. FCC catalysts assist in the high yield cracking of less desired refinery petroleum streams into derivative, higher-value products such as transportation fuels and petrochemical feedstocks like propylene. Our FCC additives are used to reduce emissions of sulfur dioxide and nitrogen oxide in FCC units and to increase liquefied petroleum gas olefins yield, such as propylene, and to boost octane in gasoline. Albemarle offers unique refinery catalysts to crack and treat the lightest to the heaviest feedstocks while meeting refinery yield and product needs. We offer a wide range of HPC products and approximately 60 different FCC catalysts and additives products to our customers.

Performance Catalyst Solutions (PCS). We have three business units in our PCS division: polymer catalysts, chemical catalysts, and electronic materials. We manufacture organometallic co-catalysts (e.g., aluminum, magnesium and zinc alkyls) as well as metallocene components and co-catalysts (e.g., methylaluminumoxane, organoborons, metallocene compounds, and finished polymerization catalysts comprising these products). We also offer finished single-site catalysts with or without our proprietary ActivCat® technology and a line of proprietary Ziegler-Natta catalysts under the Advantage™ brand. Our co-catalysts and finished catalysts are used in our customers’ production of polyolefin polymers. Such polymers are commodity (i.e., Ziegler-Natta polymerization technology-based) and specialty (i.e., Single Site polymerization technology-based) plastics serving a wide variety of end markets including packaging, non-packaging, films and injection molding. Some of our organometallic products are also used in the manufacture of alpha-olefins (i.e., hexene, octene, decene). In electronic materials, we manufacture and sell high purity metal organic products into electronic applications such as the production of light emitting diodes (LEDs) for displays and general lighting, as well as other products used in the production of solar cells. Our chemical catalysts include a variety of catalysts used in the broad chemical industry, for example, catalysts used in the production of ethylene dichloride and methylamines, among others.
Customers
Our Catalyst Solutions segment customers include multinational corporations such as ExxonMobil Corporation, Chevron Corporation, TOTAL S.A., Saudi Basic Industries Corporation and INEOS Group Holdings S.A.; independent petroleum refining companies such as Valero Energy Corporation and SK Holdings; lubricant manufacturers, and national petroleum refining companies such as Reliance, Petróleo Brasileiro S.A. and Petróleos Mexicanos.
We estimate that there are currently approximately 500 FCC units being operated globally, each of which requires a constant supply of FCC catalysts. In addition, we estimate that there are approximately 3,000 HPC units being operated globally, each of which typically requires replacement HPC catalysts once every one to three years. There are approximately 1,000 polyolefin and elastomer units worldwide which require a constant supply of co-catalysts and finished catalysts.
Competition
Our Catalyst Solutions segment serves the global market including the Americas, Asia, Europe and the Middle East, each of which is highly competitive. Product performance and quality, price and contract terms are the primary factors in

Albemarle Corporation and Subsidiaries

determining which qualified supplier is awarded a contract. Research and development, product and process improvements, specialized customer services, the ability to attract and retain skilled personnel and the maintenance of a good safety record have also been important factors to compete effectively in the Catalysts marketplace. Through our research and development programs, we strive to differentiate our business by developing value-added products and products based on proprietary technologies.
We are a market leader in the HPC, FCC and polyolefin organometallic catalysts markets. Our major competitors in the HPC catalysts market include Criterion Catalysts and Technologies, Advanced Refining Technologies and Haldor Topsoe. Our major competitors in the FCC catalysts market include W.R. Grace & Co. and BASF Corporation. Our major competitors in the organometallics market include AkzoNobel and Chemtura Corporation, as well as W.R. Grace & Co. and BASF in the Ziegler-Natta catalysts area. Some of our major catalysts competitors have alliances with global major refiners to facilitate new product development and introduction.
Raw Materials
The major raw materials we use in our Catalysts operations include aluminum, ethylene, alpha-olefins, sodium silicate, sodium aluminate, kaolin, rare earths, molybdenum, nickel and cobalt, most of which are readily available from numerous independent suppliers and are purchased or provided under contracts at prices we believe are competitive. The cost of raw materials is generally based on market prices, although we may use contracts with price caps or other tools, as appropriate, to mitigate price volatility. These raw materials may nevertheless be subject to significant volatility despite our mitigating efforts. Our profitability may be affected if we are unable to recover significant raw material costs from our customers.
Sales, Marketing and Distribution
We have an international strategic account program that uses cross-functional teams to serve large global customers. This program emphasizes creative strategies to improve and strengthen strategic customer relationships with emphasis on creating value for customers and promoting post-sale service. Complementing this program are regional Albemarle sales personnel around the world who serve numerous additional customers within North America, Europe, the Middle East, India, Asia Pacific, Russia, Africa and Latin America. We also use approximately 85 commissioned sales representatives and specialists in specific market areas, some of which are subsidiaries of large chemical companies.
Research and Development
We believe that in order to generate revenue growth, maintain our margins and remain competitive, we must continually invest in research and development, product and process improvements and specialized customer services. Through research and development, we continue to seek increased margins by introducing value-added products and proprietary processes and innovative green chemistry technologies. Our green chemistry efforts focus on the development of products that benefit society in a manner that minimizes waste and the use of raw materials and energy, avoids the use of toxic reagents and solvents and is produced in safe, environmentally friendly manufacturing processes. Green chemistry is encouraged with our researchers through periodic focus group discussions and special rewards and recognition for outstanding new green developments.
Our research and development efforts support each of our business segments. The focus of research in Performance Chemicals is divided among new and improved flame retardants, new uses for bromine and bromine-based products, curing agents and the development of efficient processes for the manufacture of chemical intermediates and actives for the pharmaceutical and agrichemical industries. Fire safety solutions research is focused primarily on developing new flame retardants which not only meet the higher performance requirements required by today’s polymer producers, formulators and original equipment manufacturers but which also have superior toxicological and environmental profiles, such as our GreenArmor™ flame retardant product, that are greatly enhanced in both end product performance and environmental responsibility. Another area of research is the development of bromine-based products for use as biocides in industrial water treatment and food safety applications and as additives used to reduce mercury emissions from coal-fired power plants. Curatives research is focused primarily on improving and extending our line of curing agents and formulations.
Catalyst Solutions research is focused on the needs of our refinery catalysts customers, our performance catalysts customers and developing metal organics for LED and other electronic applications. Refinery catalysts research is focused primarily on the development of more effective catalysts and related additives to produce clean fuels and to maximize the production of the highest value refined products. In the performance catalysts area, we are focused primarily on catalysts, co-catalysts and finished catalysts systems for polymer producers to meet the market’s demand for improved polyolefin polymers and elastomers as well as metal organics for electronic customers.

Albemarle Corporation and Subsidiaries

We have incurred research and development expenses of $82.2 million, $78.9 million, and $77.1 million during 2013, 2012 and 2011, respectively.

Intellectual Property
Our intellectual property, including our patents, licenses and trade names, is an important component of our business. As of December 31, 2013, we owned approximately 1,700 active U.S. and foreign patents and approximately 1,200 pending U.S. and foreign patent applications. We also have acquired rights under patents and inventions of others through licenses, and we license certain patents and inventions to third parties.
Regulation
Our business is subject to a broad array of employee health and safety laws and regulations, including those under the Occupational Safety and Health Act. We also are subject to similar state laws and regulations as well as local laws and regulations for our non-U.S. operations. We devote significant resources and have developed and implemented comprehensive programs to promote the health and safety of our employees and we maintain an active health, safety and environmental program. We finished 2013 with an occupational injury and illness rate of 0.55 for Albemarle employees and nested contractors, up from 0.23 in 2012.
Our business and our customers also may be subject to significant requirements under the European Community Regulation for the Registration, Evaluation and Authorization of Chemicals (REACH). REACH imposes obligations on European Union manufacturers and importers of chemicals and other products into the European Union to compile and file comprehensive reports, including testing data, on each chemical substance, and perform chemical safety assessments. Additionally, substances of high concern—such as Carcinogenic, Mutagenic and Reprotoxic (CMRs); Persistent, Bioaccumulative and Toxic (PBTs); very Persistent, very Bioaccumulative (vPvB); and endocrine disruptors—will be subject to an authorization process. Authorization may result in restrictions in the use of products by application or even banning the product. In 2009, one of our products was designated by European regulators as a Substance of Very High Concern under authorization, Hexabromocyclododecane (HBCD). Our sales of HBCD approximated 1.3%, 1.9% and 2.1% of our total annual net sales in 2013, 2012 and 2011, respectively. In 2012, another of our products, decabromodiphenyl ether (decaBDE) similarly was identified as a Substance of Very High Concern. Our sales of decaBDE approximated 0.3% of our total annual net sales in 2013, and 0.7% of our total annual net sales in 2012 and 2011. In accordance with our voluntary commitment announced in 2009, Albemarle ceased production of decaBDE effective at the end of 2012.
The REACH regulations impose significant additional burdens on chemical producers, importers, downstream users of chemical substances and preparations, and the entire supply chain. Our significant manufacturing presence and sales activities in the European Union will require us to incur significant additional compliance costs and may result in increases in the costs of raw materials we purchase and the products we sell. Increases in the costs of our products could result in a decrease in their overall demand; additionally, customers may seek products that are not regulated by REACH, which could also result in a decrease in the demand of certain of our products subject to the REACH regulations.
Recently, there has been increased scrutiny of certain brominated flame retardants by regulatory authorities, legislative bodies and environmental interest groups in various countries. We manufacture a broad range of brominated flame retardant products, which are used in a variety of applications. Concern about the impact of some of our products on human health or the environment may lead to regulation, or reaction in our markets independent of regulation.
Environmental Regulation
We are subject to numerous foreign, federal, state and local environmental laws and regulations, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated properties. Ongoing compliance with such laws and regulations is an important consideration for us. Key aspects of our operations are subject to these laws and regulations. In addition, we incur substantial capital and operating costs in our efforts to comply with them.
Liabilities associated with the investigation and cleanup of hazardous substances, as well as personal injury, property damages or natural resource damages arising from the release of, or exposure to, such hazardous substances, may be imposed in many situations without regard to violations of laws or regulations or other fault, and may also be imposed jointly and severally (so that a responsible party may be held liable for more than its share of the losses involved, or even the entire loss). Such liabilities also may be imposed on many different entities with a relationship to the hazardous substances at issue, including, for example, entities that formerly owned or operated the property affected by the hazardous substances and entities that arranged for the disposal of the hazardous substances at the affected property, as well as entities that currently own or operate such

Albemarle Corporation and Subsidiaries

property. We are subject to such laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act, commonly known as CERCLA or Superfund, in the U.S., and similar foreign and state laws. We may have liability as a potentially responsible party (PRP) with respect to active off-site locations under CERCLA or state equivalents. We have sought to resolve our liability as a PRP at these sites through indemnification by third parties and settlements, which would provide for payment of our allocable share of remediation costs. Because the cleanup costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, and in some cases we have asserted a defense to any liability, our estimates could change. Moreover, liability under CERCLA and equivalent state statutes may be joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. Our understanding of the financial strength of other PRPs has been considered, where appropriate, in estimating our liabilities. Accruals for these matters are included in the environmental reserve discussed below. Our management is actively involved in evaluating environmental matters and, based on information currently available to us, we have concluded that our outstanding environmental liabilities for unresolved waste sites currently known to us should not have a material effect on our operations.
We use and generate hazardous substances and wastes in our operations and may become subject to claims for personal injury and/or property damage relating to the release of such substances into the environment. In addition, some of our current properties are, or have been, used for industrial purposes, which could contain currently unknown contamination that could expose us to governmental requirements or claims relating to environmental remediation, personal injury and/or property damage. While we conduct our operations so as to minimize the risk of incurring such losses, the nature of our business and the types of operations in which we engage create a potential for such losses to occur. These risks could expose us to substantial liability for personal injury, wrongful death, property damage, loss of production, pollution and other environmental damages. Depending on the frequency and severity of such incidents, it is possible that the Company’s operating costs, insurability and relationships with customers, employees and regulators could be impaired. In particular, our customers may elect not to purchase our product if they view our safety record as unacceptable. This could also cause us to lose customers and substantial revenues. However, we believe that the likelihood of an environmental-related catastrophic occurrence or a series of occurrences that could materially affect the Company’s financial position or competitiveness is low.
We record accruals for environmental and asset retirement obligation matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations and orders of regulatory agencies, as well as claims for damages to property and the environment or injuries to employees and other persons resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate. We cannot assure you that, as a result of former, current or future operations, there will not be some future impact on us relating to new regulations or additional environmental remediation or restoration liabilities. See “Safety and Environmental Matters” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations on page 33.
Climate Change
The growing concerns about climate change and the related imposition by governments of more stringent regulations may provide us with new or expanded business opportunities. The Company seeks to capitalize on the “green revolution” by providing solutions to companies pursuing alternative fuel products and technologies (such as renewable fuels, gas-to-liquids and others), emission control technologies (including mercury emissions) and other similar solutions. As demand for, and legislation mandating or incentivizing the use of alternative fuel technologies that limit or eliminate greenhouse gas emissions increase, we continue to monitor the market and offer solutions where we have appropriate technology and believe we are well positioned to take advantage of opportunities that may arise if new legislation is enacted.

Recent Acquisitions and Joint Ventures
Over the last three years, we have devoted resources to acquisitions and joint ventures, including the subsequent integration of acquired businesses. These acquisitions and joint ventures have expanded our base business, provided our customers with a wider array of products and presented new alternatives for discovery through additional chemistries. Following is a summary of our acquisitions and joint ventures during recent years.
On October 8, 2013, we announced the expansion of our presence in the electronic materials market with the acquisition of Cambridge Chemical Company, Ltd., effective October 1, 2013. Based in Cambridge, UK, Cambridge Chemical is a key technology player for producing high purity metal organic chemicals used in the laser market. Cambridge Chemical’s

Albemarle Corporation and Subsidiaries

technology and products will further strengthen Albemarle’s offerings in the electronic market including LED, semiconductor, OLED and now laser. Albemarle will also benefit from a number of R&D and distribution synergies resulting from the acquisition.
On May 11, 2011, we announced that we had expanded our presence in the biofuels market with the acquisition of Catilin Inc., based in Ames, Iowa.
On September 13, 2010, we announced the purchase of certain property and equipment in Yeosu, South Korea in connection with our plans for building a metallocene polyolefin catalyst and trimethyl gallium (TMG) manufacturing site. The site will effectively mirror Albemarle’s world scale metallocene polyolefin catalyst and TMG capabilities located in Baton Rouge, Louisiana. Commercial production of metallocene polyolefin catalysts and co-catalysts began in July 2013 and commercial production of TMG is expected to begin in August 2014.
On October 27, 2009, we entered into an agreement with Saudi Specialty Chemicals Company, an affiliate of Saudi Basic Industries Corporation (SABIC), to form a joint venture called Saudi Organometallic Chemicals Company (SOCC). Under the terms of the joint venture agreement, the two parent companies have built a world-scale organometallics production facility strategically located in the Arabian gulf industrial city of Al-Jubail. This facility is now operational and available for full commercial production once customer qualifications are completed.
Employees
As of December 31, 2013, we had 4,231 employees of whom 2,148, or 51%, are employed in the U.S.; 1,152, or 27%, are employed in Europe; 590, or 14%, are employed in Asia and 341, or 8%, are employed in the Middle East. Approximately 14% of our U.S. employees are unionized. We have bargaining agreements at three of our U.S. locations:

•	Baton Rouge, Louisiana—United Steel Workers (USW);

•	Orangeburg, South Carolina—International Brotherhood of Teamsters-Industrial Trades Division (IBT); and

•
Pasadena, Texas—USW; Sheet Metal Workers International Association (SMWIA); United Association of Journeymen & Apprentices of Plumbing and Pipefitting Industry (UAJAPPI); and International Brotherhood of Electrical Workers (IBEW).

We believe that we have good working relationships with these unions, and we have operated without a labor work stoppage at each of these locations for more than 20 years. Bargaining agreements expire at our Pasadena, Texas location in 2014, our Baton Rouge, Louisiana location in 2015 and our Orangeburg, South Carolina location in 2016.
We have two works councils representing the majority of our European sites—Amsterdam, the Netherlands and Bergheim, Germany—covering approximately 900 employees. We believe that we have a generally good relationship with these councils and bargaining representatives.
During 2013, we recorded workforce reduction charges of approximately $33.4 million in connection with the realignment of our operating segments effective January 1, 2014, which will result in a reduction of approximately 230 employees worldwide in 2014. During 2012, we recorded workforce reduction charges of approximately $21.6 million in connection with our exit of the phosphorus flame retardants business, whose products were sourced mainly at our Avonmouth, United Kingdom and Nanjing, China manufacturing sites.
Available Information
Our internet website address is http://www.albemarle.com. We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), as well as reports on Forms 3, 4 and 5 filed pursuant to Section 16 of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (SEC). The information on our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the SEC. These reports may also be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding SEC registrants, including Albemarle.

Our Corporate Governance Guidelines, Code of Business Conduct and the charters of the Audit and Finance, Health, Safety and Environment, Executive Compensation, and Nominating and Governance Committees are also available on our

Albemarle Corporation and Subsidiaries

website and are available in print to any shareholder upon request by writing to Investor Relations, 451 Florida Street, Baton Rouge, Louisiana 70801, or by calling (225) 388-8011.

PART II

Item 6.	Selected Financial Data.
The information for the five years ended December 31, 2013, is contained in the “Five-Year Summary” included in Exhibit 99.2 and incorporated herein by reference.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Forward-looking Statements
Some of the information presented in this Current Report on Form 8-K, including the documents incorporated by reference, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current expectations, which are in turn based on assumptions that we believe are reasonable based on our current knowledge of our business and operations. We have used words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and variations of such words and similar expressions to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, there can be no assurance that our actual results will not differ materially from the results and expectations expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, without limitation:

•	changes in economic and business conditions;

•	changes in financial and operating performance of our major customers and industries and markets served by us;

•	the timing of orders received from customers;

•	the gain or loss of significant customers;

•	competition from other manufacturers;

•	changes in the demand for our products;

•	limitations or prohibitions on the manufacture and sale of our products;

•	availability of raw materials;

•	changes in the cost of raw materials and energy, and our ability to pass through such increases;

•	acquisitions and divestitures, and changes in performance of acquired companies;

•	changes in our markets in general;

•	fluctuations in foreign currencies;

•	changes in laws and government regulation impacting our operations or our products;

•	the occurrence of claims or litigation;

•	the occurrence of natural disasters;

•	the inability to maintain current levels of product or premises liability insurance or the denial of such coverage;

•	political unrest affecting the global economy, including adverse effects from terrorism or hostilities;

•	political instability affecting our manufacturing operations or joint ventures;

•	changes in accounting standards;

•	the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs;

•	changes in the jurisdictional mix of our earnings and changes in tax laws and rates;

•
changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations;

•	volatility and substantial uncertainties in the debt and equity markets;

Albemarle Corporation and Subsidiaries

•	technology or intellectual property infringement, including cyber security breaches, and other innovation risks;

•	decisions we may make in the future; and

•	the other factors detailed from time to time in the reports we file with the SEC.
We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws. The following discussion should be read together with our consolidated financial statements and related notes included in this Current Report on Form 8-K.
The following is a discussion and analysis of results of operations for the years ended December 31, 2013, 2012 and 2011. A discussion of consolidated financial condition and sources of additional capital is included under a separate heading “Financial Condition and Liquidity” on page 28.

Overview and Outlook
We are a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals that meet customer needs across an exceptionally diverse range of end markets including the petroleum refining, consumer electronics, construction, automotive, lubricants, pharmaceuticals, crop protection, food safety and custom chemistry services markets. We are committed to global sustainability and are advancing responsible eco-practices and solutions in our two business segments. We believe that our commercial and geographic diversity, technical expertise, innovative capability, flexible, low cost global manufacturing base, experienced management team and strategic focus on our core base technologies will enable us to maintain leading market positions in those areas of the specialty chemicals industry in which we operate.
Secular trends favorably impacting demand within the end markets that we serve combined with our diverse product portfolio, broad geographic presence and customer-focused solutions will continue to be key drivers to our future earnings growth. We continue to build upon our existing green solutions portfolio and our ongoing mission to provide innovative, yet commercially viable, clean energy products and services to the marketplace. We believe our disciplined cost reduction efforts, ongoing productivity improvements and strong balance sheet will position us well to take advantage of strengthening economic conditions as they occur while softening the negative impact of the current challenging economic environment.
Through 2013, our operations were managed and reported as three operating segments: Polymer Solutions, Catalysts and Fine Chemistry. As previously announced on September 23, 2013, we realigned our operating segments effective January 1, 2014. The Performance Chemicals segment includes the Fire Safety Solutions, Specialty Chemicals and Fine Chemistry Services product categories, consolidating our bromine, mineral and custom manufacturing assets under one business unit. The Catalyst Solutions segment includes the Refinery Catalyst Solutions and Performance Catalyst Solutions product categories. Each segment has a dedicated team of sales, research and development, process engineering, manufacturing and sourcing, and business strategy personnel and has full accountability for improving execution through greater asset and market focus, agility and responsiveness. The new structure also facilitates the continued standardization of business processes across the organization as part of our ongoing One Albemarle strategy. Financial results and discussion about our operating segments included in this Current Report on Form 8-K, including prior year financial information, are presented as if there were only two reporting segments for all periods presented.
On April 15, 2014, the Company signed a definitive agreement to sell its antioxidant, ibuprofen and propofol businesses and assets to SI Group, Inc. for an undisclosed amount of cash. In the second quarter of 2014, the Company began accounting for these assets as held for sale and excluded these businesses from its segment results, and as such the Company has recast certain historical information included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to reflect the results of operations of the disposal group as discontinued operations.

Albemarle Corporation and Subsidiaries

2013 Highlights

•
On February 7, 2013, we announced a $30 million expansion project at our Tyrone, Pennsylvania manufacturing site to add new capacity for custom manufacturing projects. The first increment of new capacity is expected to be operational in 2015.

•
On February 12, 2013, our Board of Directors authorized an increase in the number of shares the Company is permitted to repurchase under our share repurchase program, pursuant to which the Company is now permitted to repurchase up to a maximum of 15 million shares, including those shares previously authorized but not yet repurchased.

•
On March 7, 2013, we announced that JBC, our consolidated joint venture with operations in Safi, Jordan, completed its first phase of expansion which doubles the site’s bromine production capacity. The second phase of the expansion doubled the current capacity of key bromine derivatives, hydrobromic acid, calcium bromide and sodium bromide, and began operations in the second quarter of 2013.

•	In the first quarter of 2013, we increased our quarterly dividend for the 19th consecutive year, to $0.24 per share.

•
On April 11, 2013, we announced that we expected to begin the supply of our GreenCrest™ polymeric fire safety solution for commercial qualification in expanded and extruded polystyrene foam applications by midyear of 2013, as scheduled.

•
Under the existing Board authorized share repurchase program, on May 9, 2013, we entered into an accelerated share repurchase agreement with J.P. Morgan Securities LLC (JPMorgan) relating to a fixed-dollar, uncollared accelerated share repurchase program (the 2013 ASR Program). The 2013 ASR Program was completed in December 2013. We repurchased approximately 9.2 million shares of our common stock during 2013 under our existing share repurchase program and the 2013 ASR Program. As of December 31, 2013, there were approximately 5.9 million shares remaining available for repurchase under our authorized share repurchase program.

•	On May 14, 2013, we announced the signing of definitive agreements with Senze Meilu Company, of Shanxi, China, to establish a joint venture company in Lvliang, Shanxi.

•	On May 29, 2013, we entered into agreements to initiate a commercial paper program on a private placement basis under which we may issue from time to time unsecured commercial paper notes.

•
On July 8, 2013, SOCC and Saudi Specialty Chemicals Company (an affiliate of SABIC), announced the initial start-up of its aluminum alkyls facility located in Al-Jubail, Saudi Arabia. At capacity, it will manufacture 6,000 metric tons per year of tri-ethyl aluminum (TEA), a Ziegler Natta co-catalyst used in the plastics industry. An ultra-low hydride grade of TEA (TEA-ULH) will also be produced at the SOCC plant. This new facility is designed to meet the growing needs for TEA and ULH-TEA in the region, using raw materials supplied from member countries of the Gulf Cooperation Council. This facility is now operational and available for full commercial production once customer qualifications are completed.

•
On August 7, 2013, we announced the successful start-up of a new catalyst manufacturing plant at our facility in Yeosu, South Korea. The plant will produce commercial quantities of single site metallocene catalysts, including grades enhanced by our proprietary ActivCat® activation technology, as well as catalyst components such as methylaluminoxane.

•
On October 8, 2013, we announced the expansion of our presence in the electronic materials market with the acquisition of Cambridge Chemical Company, Ltd., effective October 1, 2013. Based in Cambridge, UK, Cambridge Chemical is a key technology player for producing high purity metal organic chemicals used in the laser market. Cambridge Chemical’s technology and products will further strengthen Albemarle’s offerings in the electronic market including LED, semiconductor, OLED and now laser. Albemarle will also benefit from a number of R&D and distribution synergies resulting from the acquisition.

•
On October 21, 2013, we announced the sampling of our GreenCrest™ polymeric fire safety solution from the commercial scale campaign to customers as scheduled. GreenCrest is targeted for use in expanded and extruded polystyrene applications. We expect to commercialize GreenCrest before the REACH sunset date for HBCD.

•
On October 21, 2013, we announced the expansion of the kilo lab at our U.S. Food and Drug Administration-registered Current Good Manufacturing Practice (cGMP) active pharmaceutical ingredient (API) production facility in South Haven, Michigan. Production using the new, expanded kilo lab is expected in the third quarter of 2014. The expanded kilo lab will allow Albemarle to better focus on customers’ needs for smaller quantities of material specifically produced to cGMP guidelines. Supporting the Company’s overall pharmaceutical custom synthesis offering, the expansion will enable Albemarle to address customer requirements throughout the entire life-cycle of their product, beginning from early stage clinical development to full-scale commercial production. The kilo lab production unit will operate within South Haven’s cGMP standards and will be suitable for production of API products.

Albemarle Corporation and Subsidiaries

•
We achieved annual earnings of $413.2 million during 2013 as compared to $311.5 million for 2012. Our operating results contributed $432.9 million to cash flows from operations in 2013. Earnings for 2013 includes pension and other postretirement benefit (OPEB) actuarial gains of $88.3 million after income taxes compared to pension and OPEB actuarial losses of $48.2 million after income taxes in 2012.

Outlook
The 2013 business environment presented a diverse set of challenges in the markets we serve, from a slow global economic recovery, significant pricing pressure on bromine, and an ever-changing landscape in electronics, to the continuous need for cutting edge catalysts and technology by our refinery partners. Despite these continuing challenges, our business fundamentals are sound and we are strategically well-positioned as we remain focused on increasing sales volumes, managing costs and delivering value to our customers. We believe that when the end markets we serve begin to stabilize and resume growth, our businesses will be ready to respond quickly to the improved market conditions and new business opportunities.
Performance Chemicals: Year-over-year results for 2013 on both the top and bottom line are a reflection of the difficult pricing environment for our portfolio of bromine-based products, but we did enjoy mid-single-digit volume growth for both mineral and brominated flame retardants. We continue to manage through an uncertain environment characterized by soft demand in certain products and applications and cautious inventory management by our customers, which could continue to challenge the growth curve of this business into 2014. Record volumes and revenue in clear completion fluids was offset by higher fixed costs related to our capacity expansion in Jordan, which we expect to strengthen our competitive position in the markets we serve. We believe we can sustain healthy margins with continued focus on maximizing our bromine franchise value and continued growth of our Fine Chemistry Services business.
We believe that the combination of solid, long-term business fundamentals with our competitive position, product innovations and effective management of raw material inventory inflation will enable us to manage our business through these periods of end market challenges and to capitalize on opportunities that will come with a sustained economic recovery. Our view of third party market indicators and order book trends makes us cautiously optimistic that broad pricing trends for brominated flame retardants have stabilized.
On a long-term basis, we continue to believe that improving global standards of living and the potential for increasingly stringent fire safety regulations in developing markets are likely to drive continued demand for fire safety products. We are focused on profitably growing our globally competitive bromine and derivatives production network to serve all major bromine consuming products and markets. We believe the global supply/demand gap will tighten as demand for existing and new uses of bromine expand. After an exceptional two-year run, clear completion fluids are expected to grow at a healthy rate. Factors that could cause a decline in the trajectory of this business include a continuation of the recent destocking and well completion delays that we observed late in 2013, or a meaningful decline in oil prices, or increase in regulatory pressure on offshore drilling, which could lead to delays in deep water and ultra-deep water spending. Fine Chemistry Services has a solid pipeline and good growth in contracts linked to electronic materials and agricultural applications, and although we expect the near term trajectory of growth in this business to be challenging due to the conclusion of several major projects, we expect new projects to offset these losses and establish a foundation for future growth. Our technical expertise, manufacturing capabilities and speed to market allow us to develop a preferred outsourcing position serving leading chemical, agrochemical and life science innovators in diverse industries. We believe we will continue to generate growth in profitable niche products leveraged from this service business.
Catalyst Solutions: Lower metals surcharges, unfavorable foreign currency effects and unfavorable mix in Refinery Catalyst Solutions sales have resulted in overall lower year-over-year net sales for our Catalyst Solutions segment during 2013. However, sales volumes in our Refinery Catalyst Solutions businesses were strong as compared to 2012, and are a good indication of the healthy global demand for these products. In 2013 we executed several initiatives that strengthened our competitive position and laid the foundation for greater innovation and organic growth going forward, as we successfully started up a polyolefin catalyst center in South Korea and a world class aluminum alkyls facility in Saudi Arabia within our previously announced joint venture there. These new units, while unlikely to reach high utilization rates for a few years, are state-of-the-art units designed using the best technology and benefiting from our many years of hands-on operating experience.
On a longer term basis, we believe increased global demand for petroleum products and implementation of more stringent fuel quality requirements will drive growth in our refinery catalysts business. In addition, we expect growth in our PCS division to come from growing global demand for plastics driven by rising standards of living and infrastructure spending, particularly in Asia and the Middle East, as well as from the LED market, driven by energy efficiency demands.

Albemarle Corporation and Subsidiaries

Delivering superior end-use performance continues to be the most effective way to create sustainable value in the refinery catalysts industry, and our technologies continue to provide significant performance and financial benefits to refiners challenged to meet tighter regulations around the world, those managing new contaminants present in North America tight oil, and those in the Middle East and Asia seeking to use heavier feedstock while pushing for higher propylene yields. Based on our technology and current production capacities and end market demand, we remain well-positioned for the future.
Corporate and Other: We continue to focus on cash generation, working capital management and process efficiencies. Our global effective tax rate was 25.0% for 2013, and we expect our global effective tax rate for 2014 to be approximately 25.0%; however, our rate will vary based on the locales in which income is actually earned and remains subject to potential volatility from changing legislation in the U.S. and other tax jurisdictions.
Actuarial gains and losses related to our defined benefit pension and OPEB plan obligations are reflected in Corporate and other as a component of non-operating pension and OPEB plan costs under mark-to-market accounting. Results for the year ended December 31, 2013 include an actuarial gain of $139.0 million ($88.3 million after income taxes), as compared to a loss of $75.7 million ($48.2 million after income taxes) for the year ended December 31, 2012.
In the first quarter of 2013, we increased our quarterly dividend rate to $0.24 per share. We repurchased approximately 9.2 million shares of our common stock during 2013 for approximately $582 million under our existing share repurchase program and the 2013 ASR program, and we may periodically repurchase shares in the future on an opportunistic basis. In the first quarter of 2014 we announced that we entered into an accelerated share repurchase agreement to repurchase $50 million of of our common stock by the end of April 2014. Also, in the first quarter of 2014 we increased our quarterly dividend rate to $0.275 per share.
We remain committed to evaluating the merits of any opportunities that may arise for acquisitions or other business development activities that will complement our business footprint. Additional information regarding our products, markets and financial performance is provided at our web site, www.albemarle.com. Our web site is not a part of this document nor is it incorporated herein by reference.

Albemarle Corporation and Subsidiaries

Results of Operations
The following data and discussion provides an analysis of certain significant factors affecting our results of operations during the periods included in the accompanying condensed consolidated statements of income.

Selected Financial Data	Year Ended December 31,			Percentage Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
	(In thousands, except percentages and per share amounts)
NET SALES	$2,394,270	$2,519,154	$2,651,667	(5)%	(5)%
Cost of goods sold	1,543,799	1,620,311	1,699,951	(5)%	(5)%
GROSS PROFIT	850,471	898,843	951,716	(5)%	(6)%
GROSS PROFIT MARGIN	35.5%	35.7%	35.9%
Selling, general and administrative expenses	158,189	308,456	354,885	(49)%	(13)%
Research and development expenses	82,246	78,919	77,083	4%	2%
Restructuring and other charges, net	33,361	111,685	—	(70)%	*
OPERATING PROFIT	576,675	399,783	519,748	44%	(23)%
OPERATING PROFIT MARGIN	24.1%	15.9%	19.6%
Interest and financing expenses	(31,559)	(32,800)	(37,574)	(4)%	(13)%
Other (expenses) income, net	(6,674)	1,229	357	*	*
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN NET INCOME OF UNCONSOLIDATED INVESTMENTS	538,442	368,212	482,531	46%	(24)%
Income tax expense	134,445	80,433	104,471	67%	(23)%
Effective tax rate	25.0%	21.8%	21.7%
INCOME FROM CONTINUING OPERATIONS BEFORE EQUITY IN NET INCOME OF UNCONSOLIDATED INVESTMENTS	403,997	287,779	378,060	40%	(24)%
Equity in net income of unconsolidated investments (net of tax)	31,729	38,067	43,754	(17)%	(13)%
NET INCOME FROM CONTINUING OPERATIONS	435,726	325,846	421,814	34%	(23)%
Income (loss) from discontinued operations (net of tax)	4,108	4,281	(1,617)	(4)%	*
NET INCOME	439,834	330,127	420,197	33%	(21)%
Net income attributable to noncontrolling interests	(26,663)	(18,591)	(28,083)	43%	(34)%
NET INCOME ATTRIBUTABLE TO ALBEMARLE CORPORATION	$413,171	$311,536	$392,114	33%	(21)%
NET INCOME FROM CONTINUING OPERATIONS AS A PERCENTAGE OF NET SALES	18.2%	12.9%	15.9%
Basic earnings per share:
Continuing operations	$4.88	$3.44	$4.35	42%	(21)%
Discontinued operations	0.05	0.05	(0.02)	—%	*
	$4.93	$3.49	$4.33	41%	(19)%
Diluted earnings per share:
Continuing operations	$4.85	$3.42	$4.30	42%	(20)%
Discontinued operations	0.05	0.05	(0.02)	—%	*
	$4.90	$3.47	$4.28	41%	(19)%
* Percentage calculation is not meaningful.

Albemarle Corporation and Subsidiaries

Comparison of 2013 to 2012
Net Sales
For the year ended December 31, 2013, we recorded net sales of $2.39 billion, a 5% decrease compared to net sales of $2.52 billion for the corresponding period of 2012. This decrease was due primarily to unfavorable pricing impacts of 7%, mainly lower metals surcharges in Refinery Catalyst Solutions, lower overall price mix in Catalyst Solutions, lower regional pricing in Specialty Chemicals and lower pricing in Fire Safety Solutions, partly offset by favorable volume impacts of 2%, driven by higher volumes in Refinery Catalyst Solutions and Fire Safety Solutions, net of lower volumes in Fine Chemistry Services and the unfavorable volume impacts from our exit of the phosphorus flame retardants business in 2012.
Gross Profit
For the year ended December 31, 2013, our gross profit decreased $48.4 million, or 5%, from the corresponding 2012 period due mainly to overall unfavorable pricing impacts, unfavorable currency impacts mainly from a weaker Japanese yen, and higher manufacturing costs. These were partly offset by favorable impacts from lower variable input costs and favorable overall volumes. Additionally, our gross profit for 2013 was impacted by approximately $42.2 million of pension and OPEB benefits (including mark-to-market actuarial gains of $42.7 million) allocated to cost of goods sold, as compared to $26.3 million of pension and OPEB costs (including mark-to-market actuarial losses of $25.9 million) allocated to cost of goods sold in 2012. Pension and OPEB costs included in cost of goods sold for 2012 include a correction of $3.5 million for actuarial gains that relate to 2011. Overall, these factors contributed to our gross profit margin of 35.5% for the current year, down from 35.7% in 2012.
The mark-to-market actuarial gain in 2013 is primarily attributable to: (a) an increase in the weighted-average discount rate for our pension plans to 5.00% from 4.04% to reflect market conditions as of the December 31, 2013 measurement date; (b) the actual return on U.S. pension plan assets of 15.07% was higher than the expected return of 7.25% as a result of overall market and investment portfolio performance; and (c) changes in demographic assumptions, such as mortality rates, rate of compensation increases and other factors, related to our pension plans.
The mark-to-market actuarial loss in 2012 is primarily attributable to: (a) a decrease in the weighted-average discount rate for our pension plans to 4.04% from 5.04% to reflect market conditions as of the December 31, 2012 measurement date, and; (b) changes in demographic assumptions, such as mortality rates, rate of compensation increases and other factors, related to our pension plans. The mark-to-market actuarial loss in 2012 was partially offset by a higher return on pension plan assets in 2012 than was expected, as a result of overall market and investment portfolio performance. The actual return on U.S. pension plans assets was 11.90% versus an expected return of 8.25%.
Selling, General and Administrative Expenses
For the year ended December 31, 2013, our selling, general and administrative (SG&A) expenses decreased $150.3 million, or 49%, compared to the year ended December 31, 2012. This decrease was primarily due to favorable pension and OPEB items, lower personnel costs and lower sales commissions partly offset by higher expenses for services. SG&A expenses for 2013 includes approximately $90.5 million of pension and OPEB benefits (including mark-to-market actuarial gains of $96.3 million), as compared to $51.1 million of pension and OPEB costs (including mark-to-market actuarial losses of $49.8 million) in 2012. The mark-to-market actuarial gains and losses in 2013 and 2012, respectively, resulted from the factors as discussed in Gross Profit above. Additionally, pension and OPEB costs included in SG&A for 2012 include a correction of $6.8 million for actuarial gains that relate to 2011.
SG&A expenses for 2012 included (a) a gain of $8.1 million resulting from proceeds received in connection with the settlement of litigation (net of legal fees), and (b) an $8 million charitable contribution to the Albemarle Foundation, a non-profit organization that sponsors grants, health and social projects, educational initiatives, disaster relief, matching gift programs, scholarships and other charitable initiatives in locations where our employees live and operate.
As a percentage of net sales, SG&A expenses were 6.6% for the year ended December 31, 2013, compared to 12.2% for the corresponding period in 2012.
Research and Development Expenses
For the year ended December 31, 2013, our R&D expenses increased $3.3 million, or 4%, from the year ended December 31, 2012, as a result of higher expenses for services. As a percentage of net sales, R&D expenses were 3.4% in 2013, compared to 3.1% in 2012.

Albemarle Corporation and Subsidiaries

Restructuring and Other Charges, Net
In connection with the announced realignment of our operating segments effective January 1, 2014, in the fourth quarter of 2013 we initiated a workforce reduction plan which will result in a reduction of approximately 230 employees worldwide. We recorded charges of $33.4 million ($21.9 million after income taxes) during the year ended December 31, 2013 for termination benefits and other costs related to this workforce reduction plan.
Restructuring and other charges, net were $111.7 million for the year ended December 31, 2012 and included the following items:

(a)
Net charges amounting to $100.8 million ($76.1 million after income taxes) in connection with our exit of the phosphorus flame retardants business. The charges are comprised mainly of non-cash items consisting of net asset write-offs of approximately $57 million and write-offs of foreign currency translation adjustments of approximately $12 million, as well as accruals for future cash costs associated with related severance programs of approximately $22 million, estimated site remediation costs of approximately $9 million, other estimated exit costs of approximately $3 million, partly offset by a gain of approximately $2 million related to the sale of our Nanjing, China manufacturing site. We began to realize favorable profit impacts from this program in the fourth quarter of 2012.

(b)
A net curtailment gain of $4.5 million ($2.9 million after income taxes) and a one-time employer contribution to the Company’s defined contribution plan of $10.1 million ($6.4 million after income taxes), both in connection with various amendments to certain of our U.S. pension and defined contribution plans that were approved by our Board of Directors in the fourth quarter of 2012. These amendments provided for formula changes to the related defined contribution plans as well as special benefits for certain defined benefit plan participants which culminate in a freeze of pension benefits under the related qualified and nonqualified defined benefit plan after a two year transition period.

(c)	Charges amounting to $5.3 million ($4.3 million after income taxes) related to changes in product sourcing and other items.
Interest and Financing Expenses
Interest and financing expenses for the year ended December 31, 2013 decreased $1.2 million to $31.6 million from the corresponding 2012 period, due mainly to lower interest rates on variable-rate borrowings partially offset by higher levels of variable-rate debt in 2013.
Other (Expenses) Income, Net
Other (expenses) income, net for the year ended December 31, 2013 was $(6.7) million versus $1.2 million for the corresponding 2012 period. This change was due primarily to unfavorable currency impacts compared to the corresponding period in 2012.
Income Tax Expense
The effective income tax rate for 2013 was 25.0% compared to 21.8% for 2012. Our effective income tax rate differs from the U.S. federal statutory income tax rates in the comparative periods mainly due to the impact of earnings from outside the U.S. Our effective income tax rate for the 2012 period was impacted by discrete net tax benefit items of $1.0 million related principally to tax planning and the release of various tax reserves for uncertain domestic tax positions due to the expiration of the domestic statute of limitations related to the 2008 tax year, as well as $100.8 million of pre-tax charges ($76.1 million after taxes) associated with our exit of the phosphorus flame retardants business. For additional information about income tax rates, see Note 18, “Income Taxes” to our consolidated financial statements included in Item 8 beginning on page 35.
Equity in Net Income of Unconsolidated Investments
Equity in net income of unconsolidated investments was $31.7 million for the year ended December 31, 2013 compared to $38.1 million in the same period last year. This decrease was due primarily to overall lower equity income amounts reported from our Catalyst Solutions segment joint ventures, including unfavorable currency translation impacts of $2.4 million due to a weaker Japanese yen and Brazilian real, partly offset by higher equity income amounts reported from our Performance Chemicals segment joint venture Magnifin.

Albemarle Corporation and Subsidiaries

Income from Discontinued Operations
Income from discontinued operations, after income taxes, was $4.1 million for the year ended December 31, 2013, essentially unchanged from the the year ended December 31, 2012. Favorable sales volumes and lower variable input costs in these businesses was offset by higher spending and unfavorable pricing trends as compared to the prior year.
Net Income Attributable to Noncontrolling Interests
For the year ended December 31, 2013, net income attributable to noncontrolling interests was $26.7 million compared to $18.6 million in the same period last year. This increase of $8.1 million was due primarily to higher overall profits and a contractually-based reduction in our share of profits of $6.6 million in our joint venture in Jordan.
Net Income Attributable to Albemarle Corporation
Net income attributable to Albemarle Corporation increased to $413.2 million for the year ended December 31, 2013, from $311.5 million for the corresponding period of 2012 primarily due to higher sales volumes, lower SG&A expenses (including favorable impacts from pension and OPEB items), lower restructuring and other charges and favorable overall variable input costs. These impacts were partly offset by lower pricing, including impacts from both volatility in metals surcharges and related cost impacts in Refinery Catalyst Solutions (particularly rare earths) and in certain products in our bromine portfolio and Fire Safety Solutions, unfavorable manufacturing costs (net of favorable impacts from pension and OPEB items), lower equity in net income of unconsolidated investments, higher R&D expenses and unfavorable foreign currency impacts.
Other Comprehensive Income
Total other comprehensive income, net of tax, was $31.3 million in 2013 compared to $24.8 million in 2012. The majority of these amounts are the result of translating our foreign subsidiary financial statements from their local currencies to U.S. Dollars. In 2013, other comprehensive income from foreign currency translation adjustments was $31.7 million, mainly as a result of favorable movements in the European Union Euro of approximately $42 million, partially offset by unfavorable movements in the Brazilian Real of approximately $14 million. In 2012, other comprehensive income from foreign currency translation adjustments was $28.8 million, mainly as a result of favorable movements in the European Union Euro, British Pound Sterling and Korean Won of approximately $20 million, $12 million and $5 million, respectively, partially offset by unfavorable movements in the Brazilian Real of approximately $9 million.
Segment Information Overview. We have identified two reportable segments according to the nature and economic characteristics of our products as well as the manner in which the information is used internally by the Company’s chief operating decision maker to evaluate performance and make resource allocation decisions. Our Performance Chemicals segment is composed of the Fire Safety Solutions, Specialty Chemicals and Fine Chemistry Services product categories. Our Catalyst Solutions segment is composed of the Refinery Catalyst Solutions and Performance Catalyst Solutions product categories. Segment income represents segment operating profit and equity in net income of unconsolidated investments and is reduced by net income attributable to noncontrolling interests. Segment data includes intersegment transfers of raw materials at cost and allocations for certain corporate costs.
The Corporate & other segment includes corporate-related items not allocated to the reportable segments. Pension and OPEB service cost (which represents the benefits earned by active employees during the period) and amortization of prior service cost or benefit are allocated to each segment whereas the remaining components of pension and OPEB cost or credit are included in Corporate & other.

Albemarle Corporation and Subsidiaries

	Year Ended December 31,				Percentage Change
	2013	% of net sales	2012	% of net sales	2013 vs. 2012
	(In thousands, except percentages)
Net sales:
Performance Chemicals	$1,392,664	58.2%	$1,451,247	57.6%	(4)%
Catalyst Solutions	1,001,606	41.8%	1,067,907	42.4%	(6)%
Total net sales	$2,394,270	100.0%	$2,519,154	100.0%	(5)%
Segment operating profit:
Performance Chemicals	$334,275	24.0%	$410,359	28.3%	(19)%
Catalyst Solutions	194,322	19.4%	230,648	21.6%	(16)%
Total segment operating profit	528,597		641,007		(18)%
Equity in net income of unconsolidated investments:
Performance Chemicals	8,875		6,416		38%
Catalyst Solutions	22,854		31,651		(28)%
Total equity in net income of unconsolidated investments	31,729		38,067		(17)%
Net income attributable to noncontrolling interests:
Performance Chemicals	(26,663)		(18,571)		44%
Corporate & other	—		(20)		(100)%
Total net income attributable to noncontrolling interests	(26,663)		(18,591)		43%
Segment income:
Performance Chemicals	316,487	22.7%	398,204	27.4%	(21)%
Catalyst Solutions	217,176	21.7%	262,299	24.6%	(17)%
Total segment income	533,663		660,503		(19)%
Corporate & other	81,439		(129,559)		(163)%
Restructuring and other charges, net	(33,361)		(111,685)		(70)%
Interest and financing expenses	(31,559)		(32,800)		(4)%
Other (expenses) income, net	(6,674)		1,229		*
Income tax expense	(134,445)		(80,433)		67%
Income from discontinued operations (net of tax)	4,108		4,281		(4)%
Net income attributable to Albemarle Corporation	$413,171		$311,536		33%
* Percentage calculation is not meaningful.
Our segment information includes measures we refer to as Segment operating profit and Segment income which are financial measures that are not required by, or presented in accordance with, GAAP. The Company has reported Segment operating profit and Segment income because management believes that these financial measures provide transparency to investors and enable period-to-period comparability of financial performance. Segment operating profit and Segment income should not be considered as an alternative to Operating profit or Net income attributable to Albemarle Corporation, respectively, as determined in accordance with GAAP.

Albemarle Corporation and Subsidiaries

See below for a reconciliation of Segment operating profit and Segment income, the non-GAAP financial measures, to Operating profit and Net income attributable to Albemarle Corporation, respectively, the most directly comparable financial measures calculated and reported in accordance with GAAP.

	Year Ended December 31,
	2013	2012
	(In thousands)
Total segment operating profit	$528,597	$641,007
Add (less):
Corporate & other(a)	81,439	(129,539)
Restructuring and other charges, net	(33,361)	(111,685)
GAAP Operating profit	$576,675	$399,783

Total segment income	$533,663	$660,503
Add (less):
Corporate & other	81,439	(129,559)
Restructuring and other charges, net	(33,361)	(111,685)
Interest and financing expenses	(31,559)	(32,800)
Other (expenses) income, net	(6,674)	1,229
Income tax expense	(134,445)	(80,433)
Income from discontinued operations (net of tax)	4,108	4,281
GAAP Net income attributable to Albemarle Corporation	$413,171	$311,536

(a)	Excludes corporate noncontrolling interest adjustments of $(20) for the year ended December 31, 2012.

Performance Chemicals
Performance Chemicals segment net sales for the year ended December 31, 2013 were $1.39 billion, down $58.6 million, or 4%, in comparison to the same period in 2012. The decrease was driven mainly by our mid-year 2012 exit of the phosphorus flame retardants business, an impact of $33.6 million, or 2%, and lower pricing due to market conditions of 4% mainly in Fire Safety Solutions and Specialty Chemicals. Other impacts included favorable volumes of 1% due to market demand, mainly in Fire Safety Solutions and Specialty Chemicals partly offset by lower FCS volumes, and unfavorable currency impacts of approximately $5.0 million, mainly from the weaker Japanese yen (partly offset by favorable impacts from the European Union Euro). Segment income for Performance Chemicals was down 21%, or $81.7 million, to $316.5 million for the year ended 2013 compared to 2012, as a result of lower pricing due to market conditions of approximately $58.0 million, mainly in Fire Safety Solutions and Specialty Chemicals, higher variable input costs of natural gas and certain raw materials of approximately $7.0 million, higher manufacturing and SG&A costs of approximately $27.0 million, and unfavorable currency impacts of approximately $7.5 million mainly due to the weaker Japanese yen. Also contributing to the decrease were delays in product launches in our Fine Chemistry Services businesses and unfavorable volumes in our agricultural intermediates business due to market demand of approximately $4.0 million, and $8.1 million in higher net income attributable to noncontrolling interests associated with a contractual reduction in our share of profits at our Jordan joint venture. These were partly offset by favorable volume impacts of approximately $23.0 million from increased demand in Fire Safety Solutions and favorable equity in net income from our unconsolidated investment in Magnifin.
Catalyst Solutions
Catalyst Solutions segment net sales for the year ended December 31, 2013 were $1.0 billion, a decrease of $66.3 million, or 6%, compared to the year ended December 31, 2012. This decrease was due mainly to unfavorable pricing on lower metals surcharges in Refinery Catalyst Solutions of approximately $100.0 million, and lower pricing and volumes in Performance Catalyst Solutions of approximately $16.0 million due to the overall balance of demand and supply, partly offset by favorable volume impacts of approximately $43.0 million due to stronger market demand in Refinery Catalyst Solutions. Catalyst Solutions segment income decreased 17%, or $45.1 million, to $217.2 million for the year ended December 31, 2013 in comparison to the corresponding period of 2012. This decrease was due primarily to net unfavorable pricing impacts of approximately $50.0 million, mainly from volatility in metals surcharges and related cost impacts in Refinery Catalyst Solutions, unfavorable manufacturing costs of approximately $16.0 million, unfavorable currency impacts of approximately

Albemarle Corporation and Subsidiaries

$6.0 million, mainly from the weaker Japanese yen, and $6.4 million lower equity in net income of unconsolidated investments. These were partly offset by favorable volume impacts of approximately $31.0 million mainly in Refinery Catalysts Solutions.
Corporate and other
For the year ended December 31, 2013, Corporate and other income was $81.4 million compared to Corporate and other expense of $129.6 million for the corresponding period in 2012. This improvement was primarily due to favorable pension and OPEB plan impacts of $211 million. Corporate and other income for 2013 includes $143.1 million of pension and OPEB benefits (including mark-to market actuarial gains) compared to $68.0 million of pension and OPEB costs in 2012. Pension and OPEB costs included in Corporate and other for 2012 include a correction of $10.3 million (comprised of $3.5 million in cost of goods sold and $6.8 million in SG&A) for actuarial gains that relate to 2011.
Comparison of 2012 to 2011
Net Sales
For the year ended December 31, 2012, we recorded net sales of $2.52 billion, a 5% decrease compared to net sales of $2.65 billion for the corresponding period of 2011. This decrease was due primarily to unfavorable pricing impacts of 3% (mainly lower metals surcharges in Refinery Catalyst Solutions) and unfavorable foreign currency impacts of 1% (mainly the weaker Euro). Volume impacts on our net sales were also unfavorable, with softness in our brominated flame retardants business and the unfavorable impacts from our phosphorus flame retardant business exit announced in the second quarter of 2012 being partly offset by strong year-over-year volume impacts in Catalyst Solutions.
Gross Profit
For the year ended December 31, 2012, our gross profit decreased $52.9 million, or 6%, from the corresponding 2011 period due mainly to overall unfavorable pricing impacts from volatility in both metals surcharges and related cost impacts in Refinery Catalyst Solutions (particularly rare earths), unfavorable foreign currency impacts and unfavorable manufacturing spending, partly offset by favorable overall volume impacts. Additionally, our gross profit for 2012 was impacted by approximately $26.3 million of pension and OPEB costs (including mark-to-market actuarial losses of $25.9 million) allocated to cost of goods sold, as compared to $31.7 million of pension and OPEB costs (including mark-to-market actuarial losses of $29.8 million) allocated to cost of goods sold in 2011. Pension and OPEB costs included in cost of goods sold for 2012 include a correction of $3.5 million for actuarial gains that relate to 2011. Overall, these factors contributed to our gross profit margin for 2012 of 35.7%, essentially flat with the corresponding period in 2011.
The mark-to-market actuarial loss in 2012 is primarily attributable to: (a) a decrease in the weighted-average discount rate for our pension plans to 4.04% from 5.04% to reflect market conditions as of the December 31, 2012 measurement date, and; (b) changes in demographic assumptions, such as mortality rates, rate of compensation increases and other factors, related to our pension plans. The mark-to-market actuarial loss in 2012 was partially offset by a higher return on pension plan assets in 2012 than was expected, as a result of overall market and investment portfolio performance. The actual return on U.S. pension plans assets in 2012 was 11.90% versus an expected return of 8.25%.
The mark-to-market actuarial loss in 2011 is primarily attributable to: (a) a decrease in the weighted-average discount rate for our pension plans to 5.04% from 5.40% to reflect market conditions as of the December 31, 2011 measurement date; (b) the actual return on U.S. pension plans assets of 0.53% was lower than the expected return of 8.25% as a result of overall market and investment portfolio performance; and (c) changes in demographic assumptions, such as mortality rates, rate of compensation increases and other factors, related to our pension plans.
Selling, General and Administrative Expenses
For the year ended December 31, 2012, our SG&A expenses decreased $46.4 million, or 13%, compared to the year ended December 31, 2011. This decrease was primarily due to lower personnel-related costs (particularly incentive compensation) and other spending as well as favorable impacts from foreign currency. Our SG&A expenses for 2012 were impacted by approximately $51.1 million of pension and OPEB costs (including mark-to-market actuarial losses of $49.8 million), as compared to $65.5 million (including mark-to-market actuarial losses of $62.4 million) in 2011. The mark-to-market actuarial losses in 2012 and 2011 resulted from the factors as discussed in Gross Profit above. Additionally, pension and OPEB costs included in SG&A for 2012 include a correction of $6.8 million for actuarial gains that relate to 2011.
SG&A expenses for 2012 included (a) a gain of $8.1 million resulting from proceeds received in connection with the settlement of litigation (net of legal fees), and (b) an $8 million charitable contribution to the Albemarle Foundation, a non-

Albemarle Corporation and Subsidiaries

profit organization that sponsors grants, health and social projects, educational initiatives, disaster relief, matching gift programs, scholarships and other charitable initiatives in locations where our employees live and operate.
As a percentage of net sales, SG&A expenses were 12.2% for the year ended December 31, 2012, compared to 13.4% for the corresponding period in 2011.
Research and Development Expenses
For the year ended December 31, 2012, our R&D expenses increased $1.8 million, or 2%, from the year ended December 31, 2011, due mainly to higher spending, partly offset by favorable impacts from foreign currency. As a percentage of net sales, R&D expenses were 3.1% for the 2012 period, compared to 2.9% in 2011.
Restructuring and Other Charges, Net
Restructuring and other charges, net were $111.7 million for the year ended December 31, 2012 and included the following items:

(a)
Net charges amounting to $100.8 million ($76.1 million after income taxes) in connection with our exit of the phosphorus flame retardants business. The charges are comprised mainly of non-cash items consisting of net asset write-offs of approximately $57 million and write-offs of foreign currency translation adjustments of approximately $12 million, as well as accruals for future cash costs associated with related severance programs of approximately $22 million, estimated site remediation costs of approximately $9 million, other estimated exit costs of approximately $3 million, partly offset by a gain of approximately $2 million related to the sale of our Nanjing, China manufacturing site. We began to realize favorable profit impacts from this program in the fourth quarter of 2012.

(b)
A net curtailment gain of $4.5 million ($2.9 million after income taxes) and a one-time employer contribution to the Company’s defined contribution plan of $10.1 million ($6.4 million after income taxes), both in connection with various amendments to certain of our U.S. pension and defined contribution plans that were approved by our Board of Directors in the fourth quarter of 2012. These amendments provided for formula changes to the related defined contribution plans as well as special benefits for certain defined benefit plan participants which culminate in a freeze of pension benefits under the related qualified and nonqualified defined benefit plan after a two year transition period.

(c)	Charges amounting to $5.3 million ($4.3 million after income taxes) related to changes in product sourcing and other items.
Interest and Financing Expenses
Interest and financing expenses for the year ended December 31, 2012 decreased $4.8 million to $32.8 million from the corresponding 2011 period, due mainly to increases in interest capitalized on higher average construction work in progress balances and lower variable-rate borrowings year-over-year.
Other Income, Net
Other income, net, for the year ended December 31, 2012 was $1.2 million versus $0.4 million for the corresponding 2011 period. This change was due primarily to favorable interest income and other miscellaneous items partly offset by unfavorable currency over the corresponding period in 2011.
Income Tax Expense
The effective income tax rate for 2012 was 21.8% compared to 21.7% for 2011. Our effective income tax rate differs from the U.S. federal statutory income tax rates in the comparative periods mainly due to the impact of earnings from outside the U.S. Also, our effective income tax rate for the 2012 period was impacted by discrete net tax benefit items of $1.0 million related principally to tax planning and the release of various tax reserves for uncertain domestic tax positions due to the expiration of the domestic statute of limitations related to the 2008 tax year, as well as $100.8 million of pre-tax charges ($76.1 million after taxes) associated with our exit of the phosphorus flame retardants business. For additional information about income tax rates, see Note 18, “Income Taxes” to our consolidated financial statements included in Item 8 beginning on page 35.

Albemarle Corporation and Subsidiaries

Equity in Net Income of Unconsolidated Investments
Equity in net income of unconsolidated investments was $38.1 million for the year ended December 31, 2012 compared to $43.8 million in the same period last year. This decrease was due primarily to lower equity income amounts reported from our Catalyst Solutions segment joint ventures FCC SA and Nippon Ketjen Company Limited, as well as our Performance Chemicals segment joint venture Magnifin.
Income (Loss) from Discontinued Operations
Income (loss) from discontinued operations, after income taxes, was $4.3 million for the year ended December 31, 2012, compared to $(1.6) million for 2011. The increase was primarily due to favorable volumes in the antioxidants and ibuprofen businesses of approximately $8.0 million before taxes due to market demand.
Net Income Attributable to Noncontrolling Interests
For the year ended December 31, 2012, net income attributable to noncontrolling interests was $18.6 million compared to $28.1 million in the same period last year. This decrease of $9.5 million was due primarily to lower year-over-year profitability from our consolidated joint venture JBC based mainly on lower demand in our brominated flame retardants business.
Net Income Attributable to Albemarle Corporation
Net income attributable to Albemarle Corporation decreased to $311.5 million for the year ended December 31, 2012, from $392.1 million for the corresponding period of 2011, primarily due to restructuring and other charges in 2012, lower pricing including impacts from both volatility in metals surcharges and related cost impacts in refinery catalysts (particularly rare earths), unfavorable foreign currency impacts, lower equity in net income of unconsolidated investments and higher R&D costs. These impacts were partly offset by favorable overall volume impacts (including favorable impacts from our exit of the phosphorus business), lower SG&A expenses, lower interest and financing expenses, higher other income, net, lower income tax expense and lower net income attributable to noncontrolling interests.
Other Comprehensive Income (Loss)
Total other comprehensive income (loss), net of tax, was $24.8 million in 2012 compared to $(14.8) million in 2011. The majority of these amounts are the result of translating our foreign subsidiary financial statements from their local currencies to U.S. Dollars. In 2012, other comprehensive income from foreign currency translation adjustments was $28.8 million, mainly as a result of favorable movements in the European Union Euro, British Pound Sterling and Korean Won of approximately $20 million, $12 million and $5 million, respectively, partially offset by unfavorable movements in the Brazilian Real of approximately $9 million. In 2011, other comprehensive loss from foreign currency translation adjustments was $(13.6) million, mainly as a result of unfavorable movements in the Brazilian Real and European Union Euro of approximately ($13) million and ($10) million, respectively, partially offset by favorable movements in the Chinese Renminbi, Japanese Yen and British Pound Sterling of approximately $6 million, $1 million and $1 million, respectively.

Albemarle Corporation and Subsidiaries

	Year Ended December 31,				Percentage Change
	2012	% of net sales	2011	% of net sales	2012 vs. 2011
	(In thousands, except percentages)
Net sales:
Performance Chemicals	$1,451,247	57.6%	$1,534,804	57.9%	(5)%
Catalyst Solutions	1,067,907	42.4%	1,116,863	42.1%	(4)%
Total net sales	$2,519,154	100.0%	$2,651,667	100.0%	(5)%
Segment operating profit:
Performance Chemicals	$410,359	28.3%	$445,463	29.0%	(8)%
Catalyst Solutions	230,648	21.6%	259,116	23.2%	(11)%
Subtotal	641,007		704,579		(9)%
Equity in net income of unconsolidated investments:
Performance Chemicals	6,416		7,696		(17)%
Catalyst Solutions	31,651		36,259		(13)%
Corporate & other	—		(201)		(100)%
Total equity in net income of unconsolidated investments	38,067		43,754		(13)%
Net (income) loss attributable to noncontrolling interests:
Performance Chemicals	(18,571)		(28,109)		(34)%
Corporate & other	(20)		26		*
Total net income attributable to noncontrolling interests	(18,591)		(28,083)		(34)%
Segment income:
Performance Chemicals	398,204	27.4%	425,050	27.7%	(6)%
Catalyst Solutions	262,299	24.6%	295,375	26.4%	(11)%
Total segment income	660,503		720,425		(8)%
Corporate & other	(129,559)		(185,006)		(30)%
Restructuring and other charges, net	(111,685)		—		*
Interest and financing expenses	(32,800)		(37,574)		(13)%
Other income, net	1,229		357		*
Income tax expense	(80,433)		(104,471)		(23)%
Income (loss) from discontinued operations (net of tax)	4,281		(1,617)		*
Net income attributable to Albemarle Corporation	$311,536		$392,114		(21)%
*Percentage calculation is not meaningful.

Albemarle Corporation and Subsidiaries

Our segment information includes measures we refer to as Segment operating profit and Segment income which are financial measures that are not required by, or presented in accordance with, GAAP. The Company has reported Segment operating profit and Segment income because management believes that these financial measures provide transparency to investors and enable period-to-period comparability of financial performance. Segment operating profit and Segment income should not be considered as an alternative to Operating profit or Net income attributable to Albemarle Corporation, respectively, as determined in accordance with GAAP.
See below for a reconciliation of Segment operating profit and Segment income, the non-GAAP financial measures, to Operating profit and Net income attributable to Albemarle Corporation, respectively, the most directly comparable financial measures calculated and reported in accordance with GAAP.

	Year Ended December 31,
	2012	2011
	(In thousands)
Total segment operating profit	$641,007	$704,579
Add (less):
Corporate & other(a)	(129,539)	(184,831)
Restructuring and other charges, net	(111,685)	—
GAAP Operating profit	$399,783	$519,748

Total segment income	$660,503	$720,425
Add (less):
Corporate & other	(129,559)	(185,006)
Restructuring and other charges, net	(111,685)	—
Interest and financing expenses	(32,800)	(37,574)
Other income, net	1,229	357
Income tax expense	(80,433)	(104,471)
Income (loss) from discontinued operations (net of tax)	4,281	(1,617)
GAAP Net income attributable to Albemarle Corporation	$311,536	$392,114

(a)	Excludes corporate equity income and noncontrolling interest adjustments of $(20) and $(175) for the years ended December 31, 2012 and 2011, respectively.

Performance Chemicals
Performance Chemicals segment net sales for the year ended December 31, 2012 were $1.45 billion, down $83.6 million, or 5%, in comparison to the same period in 2011. The decrease was driven mainly by lower sales volumes of 4%, mainly in Fire Safety Solutions (including a decrease of $24.0 million from the second quarter 2012 exit from our phosphorus flame retardants business) partly offset by higher Specialty Chemicals and Fine Chemistry Services projects driven by market demand, and unfavorable currency impacts of 1% mainly from a weaker European Union Euro as compared to the U.S. dollar. Segment income for Performance Chemicals was down 6%, or $26.8 million, to $398.2 million for the year ended 2012 compared to 2011, due mainly to volume declines of approximately $40.0 million in Fire Safety Solutions on lower customer demand (including approximately $10.5 million favorable impact from the exit from our phosphorus flame retardants business), unfavorable foreign currency impacts of approximately $8.0 million mainly due to a weaker European Union Euro, higher manufacturing and selling and administrative costs of approximately $9.0 million, and lower equity in net income from our unconsolidated investment in Magnifin of $1.3 million compared to the corresponding period in 2011. These unfavorable results were offset in part by $9.5 million in lower net income attributable to noncontrolling interests in our JBC joint venture and favorable volume impacts of approximately $28.0 million in our Fine Chemistry Services and Specialty Chemicals businesses on strong market demand.
Catalyst Solutions
Catalyst Solutions segment net sales for the year ended December 31, 2012 were $1.07 billion, a decrease of $49.0 million, or 4%, compared to the year ended December 31, 2011. This decrease was due mainly to unfavorable pricing of approximately $73.0 million on lower metals surcharges in Refinery Catalyst Solutions, partly offset by improved pricing in

Albemarle Corporation and Subsidiaries

PCS due to market conditions. This net unfavorable price impact of 6% and unfavorable foreign exchange impacts of 2% were partly offset by higher volume impacts of 4% despite unfavorable mix impacts from HPC and alternative fuels to FCC refinery catalysts compared to the prior year. Catalyst Solutions segment income decreased 11%, or $33.1 million, to $262.3 million for the year ended December 31, 2012 in comparison to the corresponding period of 2011. This decrease was due primarily to net unfavorable pricing impacts of approximately $36.0 million, mainly from volatility in metals surcharges and related cost impacts in refinery catalysts, higher manufacturing and SG&A spending of approximately $5.0 million and unfavorable foreign currency impacts of approximately $4.0 million, partly offset by overall favorable volume impacts of approximately $14.0 million due to market demand, mainly in FCC. Also, Catalyst Solutions segment income for 2012 was unfavorably impacted by year-over-year declines in equity in net income from unconsolidated investments of $4.6 million, resulting mainly from unfavorable year-over-year performance in its refinery catalysts joint ventures FCC SA and Nippon Ketjen.
Corporate and other
For the year ended December 31, 2012, our Corporate and other expense was $129.6 million compared to $185.0 million for the corresponding period in 2011. This decrease was primarily due to lower employee-related costs, including performance-based incentive compensation (reflected mainly in SG&A expenses). Additionally, Corporate and other expenses for 2012 include $68.0 million of pension and OPEB plan costs (including mark-to market actuarial losses) compared to $89.2 million of corresponding charges in 2011. Pension and OPEB costs included in Corporate and other for 2012 include a correction of $10.3 million for actuarial gains that relate to 2011.
Summary of Critical Accounting Policies and Estimates
Estimates, Assumptions and Reclassifications
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Listed below are the estimates and assumptions that we consider to be critical in the preparation of our financial statements.
Certain amounts in the accompanying consolidated financial statements and notes thereto have been reclassified to conform to the current presentation.
Recovery of Long-Lived Assets. We evaluate the recovery of our long-lived assets on a reporting unit basis by periodically analyzing our operating results and considering significant events or changes in the business environment.
Income Taxes. We assume the deductibility of certain costs in our income tax filings and estimate the future recovery of deferred tax assets.
Environmental Remediation Liabilities. We estimate and accrue the costs required to remediate a specific site depending on site-specific facts and circumstances. Cost estimates to remediate each specific site are developed by assessing (i) the scope of our contribution to the environmental matter, (ii) the scope of the anticipated remediation and monitoring plan and (iii) the extent of other parties’ share of responsibility.
Actual results could differ materially from the estimates and assumptions that we use in the preparation of our financial statements.
Revenue Recognition
We recognize sales when the revenue is realized or realizable, and has been earned, in accordance with authoritative accounting guidance. We recognize net sales as risk and title to the product transfer to the customer, which usually occurs at the time shipment is made. Significant portions of our sales are sold free on board (FOB) shipping point or on an equivalent basis, and other transactions are based upon specific contractual arrangements. Our standard terms of delivery are generally included in our contracts of sale, order confirmation documents and invoices. We recognize revenue from services when performance of the services has been completed. We have a limited amount of consignment sales that are billed to the customer upon monthly notification of amounts used by the customers under these contracts. Where the Company incurs pre-production design and development costs under long-term supply contracts, these costs are expensed where they relate to the products sold unless contractual guarantees for reimbursement exist. Conversely, these costs are capitalized if they pertain to equipment that we will own and use in producing the products to be supplied and expect to utilize for future revenue generating activities.

Albemarle Corporation and Subsidiaries

Goodwill and Other Intangible Assets
We account for goodwill and other intangibles acquired in a business combination in conformity with current accounting guidance which requires goodwill and indefinite-lived intangible assets to not be amortized.
We test goodwill for impairment by comparing the estimated fair value of our reporting units to the related carrying value. We estimate the fair value based on present value techniques involving future cash flows. Future cash flows include assumptions for sales volumes, selling prices, raw material prices, labor and other employee benefit costs, capital additions and other economic or market related factors. Significant management judgment is involved in estimating these variables and they include inherent uncertainties since they are forecasting future events. We use a Weighted Average Cost of Capital (WACC) approach to determine our discount rate for goodwill recoverability testing. Our WACC calculation incorporates industry-weighted average returns on debt and equity from a market perspective. The factors in this calculation are largely external to the Company and, therefore, are beyond our control. We test our recorded goodwill balances for impairment in the fourth quarter of each year or upon the occurrence of events or changes in circumstances that would more likely than not reduce the fair value of our reporting units below their carrying amounts. The Company performed its annual goodwill impairment test as of October 31, 2013 and concluded there was no impairment as of that date.
Definite-lived intangible assets, such as purchased technology, patents, customer lists and trade names, are amortized over their estimated useful lives generally for periods ranging from five to forty years. We continually evaluate the reasonableness of the useful lives of these assets and test for impairment in accordance with current accounting guidance. See Note 10, “Goodwill and Other Intangibles” to our consolidated financial statements included in Item 8 beginning on page 35.
Pension Plans and Other Postretirement Benefits
Under authoritative accounting standards, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. As required, we recognize a balance sheet asset or liability for each of the pension or OPEB plans equal to the plan’s funded status as of the measurement date. The primary assumptions are as follows:

•	Discount Rate—The discount rate is used in calculating the present value of benefits, which is based on projections of benefit payments to be made in the future.

•
Expected Return on Plan Assets—We project the future return on plan assets based on prior performance and future expectations for the types of investments held by the plans as well as the expected long-term allocation of plan assets for these investments. These projected returns reduce the net benefit costs recorded currently.

•	Rate of Compensation Increase—For salary-related plans, we project employees’ annual pay increases, which are used to project employees’ pension benefits at retirement.

•
Rate of Increase in the Per Capita Cost of Covered Health Care Benefits—Eligible retirees receive fully insured medical benefits with the Company providing a cost sharing benefit subject to a cap. The pre-65 and post-65 caps were fully met as of January 1, 2013 and we do not anticipate increases in the cost sharing caps.

Actuarial gains and losses are recognized annually in our consolidated statements of income in the fourth quarter and whenever a plan is determined to qualify for a remeasurement during a fiscal year. The remaining components of pension and OPEB plan expense, primarily service cost, interest cost and expected return on assets, are recorded on a quarterly basis. The market-related value of assets equals the actual market value as of the date of measurement.
During 2013, we made changes to the assumptions related to the discount rate, expected return on assets, and mortality scales. We consider available information that we deem relevant when selecting each of these assumptions.
In selecting the discount rates for the U.S. plans, we consider expected benefit payments on a plan-by-plan basis. As a result, the Company uses different discount rates for each plan depending on the demographics of participants and the expected timing of benefit payments. For 2013, the discount rates were calculated using the results from a bond matching technique developed by Milliman, which matched the future estimated annual benefit payments of each respective plan against a portfolio of bonds of high quality to determine the discount rate. We believe our selected discount rates are determined using preferred methodology under authoritative accounting guidance and accurately reflect market conditions as of the December 31, 2013 measurement date.
In selecting the discount rates for the foreign plans, we relied on Aon Hewitt methods, including the Aon Hewitt Top-Quartile and a yield curve derived from fixed-income security yields. The yield curve is generally based on a universe containing Aa-graded corporate bonds in the Euro zone without special features or options, which could affect the duration. In some countries, the yield curve is based on local government bond rates with a premium added to reflect corporate bond risk. Payments we expect to be made from our retirement plans are applied to the resulting yield curve. For each plan, the discount

Albemarle Corporation and Subsidiaries

rate was developed as the level equivalent rate that would produce the same present value as that using spot rates aligned with the projected benefit payments.
At December 31, 2013, the weighted-average discount rate was increased for the pension plans from 4.04% to 5.00% and for the OPEB plans from 4.00% to 5.03% to reflect market conditions as of the December 31, 2013 measurement date.
In estimating the expected return on plan assets, we consider past performance and future expectations for the types of investments held by the plan as well as the expected long-term allocations of plan assets to these investments. For the years 2013 and 2012, the weighted-average expected rate of return on domestic pension plan assets was 7.25% and 8.25%, respectively. The weighted-average expected rate of return on U.S. pension plan assets is 6.91% effective January 1, 2014. The weighted-average expected rate of return on plan assets for our OPEB plans was 7.00% during 2013 and 2012. There has been no change to the assumed rate of return on OPEB plan assets effective January 1, 2014. Our U.S. defined benefit plan for non-represented employees was closed to new participants effective March 31, 2004 and benefit accruals will be frozen effective December 31, 2014. We adopted a defined contribution pension plan for U.S. employees hired after March 31, 2004 which was expanded to include all non-represented employees effective January 1, 2013.
In projecting the rate of compensation increase, we consider past experience in light of movements in inflation rates. At December 31, 2013, the assumed weighted-average rate of compensation increase changed to 2.78% from 3.37% for the pension plans. The assumed weighted-average rate of compensation increase was 3.50% for the OPEB plans at December 31, 2013 and 2012.
At December 31, 2013, the assumed rate of increase in the pre-65 and post-65 per capita cost of covered health care benefits for U.S. retirees was zero as the employer-paid premium caps (pre-65 and post-65) were met starting January 1, 2013.
A variance in the assumptions discussed above would have an impact on the projected benefit obligations, the accrued OPEB liabilities, and the annual net periodic pension and OPEB cost. The following table reflects the sensitivities associated with a hypothetical change in certain assumptions, primarily in the U.S. (in thousands):

	(Favorable) Unfavorable
	1% Increase		1% Decrease
	Increase (Decrease) in Benefit Obligation	Increase (Decrease) in Benefit Cost	Increase (Decrease) in Benefit Obligation	Increase (Decrease) in Benefit Cost
Actuarial Assumptions
Discount Rate:
Pension	$(67,729)	$(66,173)	$81,152	$77,441
Other postretirement benefits	$(5,601)	$(5,601)	$6,830	$6,830
Expected return on plan assets:
Pension	*	$(5,989)	*	$6,052
Other postretirement benefits	*	$(32)	*	$(32)

* Not applicable.

Of the $622.2 million total pension and postretirement assets at December 31, 2013, $123.6 million, or approximately 20%, are measured using significant unobservable inputs (Level 3). Gains or losses attributable to these assets are recognized in the consolidated balance sheets as either an increase or decrease in plan assets. See Note 17, “Pension Plans and Other Postretirement Benefits” to our consolidated financial statements included in Item 8 beginning on page 35.

Albemarle Corporation and Subsidiaries

Income Taxes
We use the liability method for determining our income taxes, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.
Deferred income taxes are provided for the estimated income tax effect of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred tax assets are also provided for operating losses, capital losses and certain tax credit carryovers. A valuation allowance, reducing deferred tax assets, is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of such deferred tax assets is dependent upon the generation of sufficient future taxable income of the appropriate character. Although realization is not assured, we do not establish a valuation allowance when we believe it is more likely than not that a net deferred tax asset will be realized.
We only recognize a tax benefit after concluding that it is more likely than not that the benefit will be sustained upon audit by the respective taxing authority based solely on the technical merits of the associated tax position. Once the recognition threshold is met, we recognize a tax benefit measured as the largest amount of the tax benefit that, in our judgment, is greater than 50% likely to be realized. Interest and penalties related to income tax liabilities are included in income tax expense.
We are subject to income taxes in the U.S. and numerous foreign jurisdictions. We are no longer subject to U.S. federal income tax audits by tax authorities for years prior to 2010 since the IRS has completed a review of our income tax returns through 2007 and our statute of limitations has expired for 2008 and 2009 except for the amount of any carryforward to 2010. We also are no longer subject to any U.S. state income tax audits prior to 2004.
With respect to jurisdictions outside the U.S., we are no longer subject to income tax audits for years prior to 2006. During 2013, the German tax authorities continued the audit of two of our German subsidiaries for 2006 through 2009 that began in 2011, and the Chinese tax authorities completed an audit of one of our Chinese subsidiaries for 2006 through 2010 that began in 2011. During 2011, we completed tax audits for one of our Belgian companies for 2008 and 2009, our Japanese company for 2006 through 2010, and two of our Chinese companies through 2010. No significant tax was assessed as a result of the completed audits.
While we believe we have adequately provided for all tax positions, amounts asserted by taxing authorities could be greater than our accrued position. Accordingly, additional provisions on federal and foreign tax-related matters could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.
Since the timing of resolutions and/or closure of tax audits are uncertain, it is difficult to predict with certainty the range of reasonably possible significant increases or decreases in the liability related to uncertain tax positions that may occur within the next twelve months. Our current view is that it is reasonably possible that we could record a decrease in the liability related to uncertain tax positions, relating to a number of issues, up to approximately $2.8 million as a result of closure of tax statutes.
We have designated the undistributed earnings of substantially all of our foreign operations as indefinitely invested and as a result we do not provide for deferred income taxes on the unremitted earnings of these subsidiaries. Our foreign earnings are computed under U.S. federal tax earnings and profits (E&P) principles. In general, to the extent our financial reporting book basis over tax basis of a foreign subsidiary exceeds these E&P amounts, deferred taxes have not been provided, as they are essentially permanent in duration. The determination of the amount of such unrecognized deferred tax liability is not practicable. We provide for deferred income taxes on our undistributed earnings of foreign operations that are not deemed to be indefinitely invested.
Stock-based Compensation Expense
The fair value of restricted stock awards, restricted stock unit awards and performance unit awards is determined based on the number of shares or units granted and the quoted price of our common stock at grant date, and the fair value of stock options is determined using the Black-Scholes valuation model. The fair value of these awards is determined after giving effect to estimated forfeitures. Such value is recognized as expense over the service period, which is generally the vesting period of the equity grant. To the extent restricted stock awards, restricted stock unit awards, performance unit awards and stock options are forfeited prior to vesting in excess of the estimated forfeiture rate, the corresponding previously recognized expense is reversed as an offset to operating expenses.

Albemarle Corporation and Subsidiaries

Internal Control Over Financial Reporting
Section 404 of the Sarbanes Oxley Act of 2002 (SOX 404) requires that we make an assertion as to the effectiveness of our internal control over financial reporting in our Annual Reports on Form 10-K. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, provides its assessment of our effectiveness of internal control over financial reporting. In order to make our assertion, we are required to identify material financial and operational processes, document internal controls supporting the financial reporting process and evaluate the design and effectiveness of these controls. See “Management’s Report on Internal Control Over Financial Reporting” in Item 8.
We have a dedicated SOX 404 team to facilitate ongoing internal control testing, provide direction to the business groups and corporate staff in their control processes and assist in the overall assessment of internal control over financial reporting. Status and updates are provided to executive management and our Audit and Finance Committee of our Board of Directors on an ongoing basis. We also retain accounting firms other than our independent registered public accounting firm to assist us in our compliance with SOX 404.
Our SOX 404 effort involves many of our employees around the world, including participation by our business and functional groups. We view our ongoing evaluation of our internal control over financial reporting as more than a regulatory exercise—it provides us an opportunity to continually assess our financial control environment and make us a more effective company.

Financial Condition and Liquidity
Overview
The principal uses of cash in our business generally have been capital investments, funding working capital and repayment of debt. We also make contributions to our U.S. defined benefit pension plans, pay dividends to our shareholders and repurchase shares of our common stock. Historically, cash to fund the needs of our business has been principally provided by cash from operations, debt financing and equity issuances.
We are continually focused on working capital efficiency particularly in the areas of accounts receivable and inventory. We anticipate that cash on hand, cash provided by operating activities and long-term borrowings will be sufficient to pay our operating expenses, satisfy debt service obligations, fund capital expenditures and other investing activities, fund pension contributions and pay dividends for the foreseeable future.
Cash Flow
Our cash and cash equivalents were $477.2 million at December 31, 2013 as compared to $477.7 million at December 31, 2012. Cash provided by operating activities was $432.9 million, $488.8 million and $487.4 million during the years ended December 31, 2013, 2012 and 2011, respectively.
The decrease in cash provided by operating activities in 2013 versus 2012 was primarily due to a decrease in gross profit from our businesses due mainly to overall unfavorable pricing impacts, unfavorable currency impacts mainly from a weaker Japanese yen, and higher manufacturing costs. These were partly offset by favorable impacts from lower variable input costs and favorable overall volumes. The unfavorable impact on cash flow due to lower gross profit was partly offset by lower contributions to our defined benefit pension and OPEB plans in 2013. Included in contributions for the year ended December 31, 2012 is a contribution of $14.1 million to our supplemental executive retirement plan (SERP) in connection with the retirement of our former CEO and executive chairman. Cash provided by operating activities in 2012 was essentially flat versus 2011, with favorable impacts from lower pension contributions in 2012 being offset mainly by unfavorable impacts from lower profitability in 2012.
During 2013, proceeds from borrowings net of repayments, cash on hand and cash provided by operations funded payments of $582.3 million for repurchases of our common stock, capital expenditures for plant, machinery and equipment of $155.3 million, dividends to shareholders of $78.1 million and pension and postretirement contributions of $13.3 million. Additionally, during 2013 our consolidated joint venture, JBC, paid a dividend of approximately $38 million, which resulted in a dividend to noncontrolling interests of $10.0 million. In 2012, cash on hand and cash from operations funded capital expenditures for plant, machinery and equipment of $280.9 million, $22.5 million in loans to our 50%-owned joint venture SOCC, repayments of debt, net of borrowings, of $63.8 million, repurchases of shares of our common stock of $63.6 million, dividends to shareholders of $69.1 million and $9.1 million in withholding taxes paid on stock-based compensation amounts distributed during the period. In 2011, our operating cash flows funded capital expenditures for plant machinery and equipment of $190.6 million, repurchases of common stock of $178.1 million, dividends to shareholders of $57.8 million and $100.2 million of repayments of debt, net of borrowings, during the year.

Albemarle Corporation and Subsidiaries

Net current assets increased to approximately $1.05 billion at December 31, 2013 from $1.02 billion at December 31, 2012. The increase in net current assets was due primarily to increases in accounts receivable and inventories, partly offset by increases in accounts payable, accrued expenses and the current portion of long-term debt. The changes in net current assets are due to the timing of the sale of goods and other normal transactions leading up to the balance sheet dates and are not the result of any policy changes by the Company, nor do they reflect any change in either the quality of our net current assets or our expectation of success in converting net working capital to cash in the normal course of business.
Capital expenditures were $155.3 million, $280.9 million and $190.6 million for the years ended December 31, 2013, 2012 and 2011, respectively, and were incurred mainly for plant machinery and equipment. We expect our capital expenditures to approximate $130 million in 2014 for capacity increases, cost reduction and continuity of operations projects.
We made contributions to our defined benefit pension and OPEB plans of $13.3 million, $21.6 million and $59.8 million during the years ended December 31, 2013, 2012 and 2011, respectively. Included in contributions for the year ended December 31, 2012 is a contribution of $14.1 million to our SERP in connection with the retirement of our former CEO and executive chairman.
On February 12, 2013, our Board of Directors authorized an increase in the number of shares the Company is permitted to repurchase under its existing share repurchase program to 15 million from 3.9 million shares that remained outstanding under the program as of December 31, 2012. Under the existing Board authorized share repurchase program, on May 9, 2013, the Company entered into an accelerated share repurchase agreement with JPMorgan relating to a fixed-dollar, uncollared accelerated share repurchase program. Pursuant to the terms of the agreement, on May 10, 2013, the Company paid $450 million to JPMorgan and received an initial delivery of 5,680,921 shares with a fair market value of approximately $360 million. This purchase was funded through a combination of available cash on hand and debt. Under the terms of the agreement, on December 19, 2013, the transaction was completed and we received a final settlement of 1,384,011 shares, calculated based on the daily Rule 10b-18 volume-weighted average prices of the Company’s common stock over the term of the agreement, less a forward price adjustment amount of approximately $1.01.
On February 3, 2014, we entered into an accelerated share repurchase agreement with Merrill Lynch International (“Merrill Lynch”), acting through its agent Merrill Lynch, Pierce, Fenner and Smith Incorporated, relating to a fixed-dollar, uncollared accelerated share repurchase program pursuant to which we will purchase $50 million of our shares from Merrill Lynch. The shares will be purchased by Merrill Lynch in two $25 million tranches that may be settled separately or simultaneously. On February 3, 2014, we paid $50 million to Merrill Lynch and received an initial delivery of 623,248 shares of our common stock with a fair market value of approximately $40 million. This purchase was funded with cash on hand. The total number of shares to ultimately be purchased under the agreement will be determined at the completion of the trade and will generally be based on the daily Rule 10b-18 volume-weighted average prices of the Company’s common stock over the term of the agreement, less a forward price adjustment amount of approximately $0.77. Final settlement may be accelerated, and the number of shares to be delivered upon final settlement may be adjusted upon the announcement or occurrence of certain corporate events, including without limitation, tender offers, delisting, merger events or insolvency. The agreement will be terminated at any time that our share price is at or below $30 per share. No more than 1.5 million shares can be repurchased under this program, and this program is expected to be completed by the end of April 2014.
During the year ended December 31, 2012, we and our joint venture partner each advanced $22.5 million to our 50%-owned joint venture, SOCC, pursuant to a long-term loan arrangement. The proceeds under this arrangement are for the construction of SOCC’s aluminum alkyls manufacturing facility. Our loan bears quarterly interest at the London Inter-Bank Offered Rate (LIBOR) plus 1.275% per annum (1.52% as of December 31, 2013), with interest receivable on a semi-annual basis on January 1 and July 1. Principal repayments on amounts outstanding under this arrangement are required as mutually agreed upon by the joint venture partners, but with any outstanding balances receivable in full no later than December 31, 2021. Also during the year ended December 31, 2012, we and our joint venture partner each advanced approximately 1.9 million Euros (approximately $2.6 million at December 31, 2013) to our 50%-owned joint venture, Eurecat S.A., pursuant to a long-term loan arrangement.
On February 25, 2014, we increased our quarterly dividend rate to $0.275 per share, a 15% increase from the quarterly rate of $0.24 per share paid in 2013.
In connection with the announced realignment of our operating segments effective January 1, 2014, in the fourth quarter of 2013 we initiated a workforce reduction plan which will result in a reduction of approximately 230 employees worldwide. In the fourth quarter of 2013 we recorded charges of $33.4 million ($21.9 million after income taxes) for termination benefits and other costs related to this workforce reduction plan. Payments under this workforce reduction plan are expected to occur through 2014. We do not anticipate a significant reduction in future operating expenses as a result of the workforce reduction

Albemarle Corporation and Subsidiaries

because we plan to redeploy resources to research and development, sales and business development in support of our strategic objectives to more rapidly develop and commercialize new applications for bromine, protect and grow our fire safety business and more aggressively expand our catalyst business into new markets.
In 2012 we recorded net charges amounting to $100.8 million ($76.1 million after income taxes) in connection with our exit of the phosphorus flame retardants business. We began to realize favorable profit impacts from this program in the fourth quarter of 2012, and we expect to fund the remaining obligations associated with these charges (approximately $9 million) with cash generated from our ongoing operations.
At December 31, 2013 and December 31, 2012, our cash and cash equivalents included $388.3 million and $319.3 million, respectively, held by our foreign subsidiaries. The majority of these foreign cash balances are associated with earnings that we have asserted are indefinitely invested and which we plan to use to support our continued growth plans outside the U.S. through funding of capital expenditures, acquisitions, research, operating expenses or other similar cash needs of our foreign operations. From time to time, we repatriate cash from our foreign subsidiaries to the U.S. for normal operating needs through intercompany dividends, but only from subsidiaries whose earnings we have not asserted to be indefinitely invested or whose earnings qualify as “previously taxed income” as defined by the Internal Revenue Code. For the years ended December 31, 2013, 2012 and 2011, we repatriated approximately $7.2 million, $70.6 million and $98.5 million in cash, respectively, as part of these foreign cash repatriation activities.
While we continue to closely monitor our cash generation, working capital management and capital spending in light of continuing uncertainties in the global economy, we are optimistic that in 2014 we will continue to have the financial flexibility and capability to opportunistically fund future growth initiatives. Additionally, we anticipate that future capital spending including business acquisitions, share repurchases and other cash outlays should be financed primarily with cash flow provided by operations and cash on hand, with additional cash needed, if any, provided by borrowings, including borrowings under our February 2014 credit agreement and our commercial paper program. The amount and timing of any additional borrowings will depend on our specific cash requirements.
Long-Term Debt
We currently have outstanding $325.0 million of 5.10% senior notes due in 2015 and $350.0 million of 4.50% senior notes due in 2020, or the senior notes. The senior notes are senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness from time to time outstanding. The senior notes are effectively subordinated to any of our existing or future secured indebtedness and to the existing and future indebtedness of our subsidiaries. We may redeem the senior notes before their maturity, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the senior notes to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis using the Treasury Rate (as defined in the indentures governing the senior notes) plus 15 basis points for the senior notes maturing in 2015 and 25 basis points for the senior notes maturing in 2020, plus, in each case, accrued interest thereon to the date of redemption. However, the 2020 senior notes are redeemable in whole or in part, at our option, at any time on or after three months prior to the maturity date, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed plus accrued and unpaid interest on the senior notes to be redeemed to the date of redemption. Holders of the 2020 senior notes may require us to purchase such notes at 101% upon a Change of Control Triggering Event, as defined in the related indenture.
The principal amounts of the senior notes become immediately due and payable upon the occurrence of certain bankruptcy or insolvency events involving us or certain of our subsidiaries and may be declared immediately due and payable by the trustee or the holders of not less than 25% of the senior notes upon the occurrence of an event of default. Events of default include, among other things: failure to pay principal or interest at required times; failure to perform or remedy a breach of covenants within prescribed periods; an event of default on any of our other indebtedness or certain indebtedness of our subsidiaries of $40.0 million or more that is caused by a failure to make a payment when due or that results in the acceleration of that indebtedness before its maturity; and certain bankruptcy or insolvency events involving us or certain of our subsidiaries.
In anticipation of refinancing our 2015 senior notes in the fourth quarter of 2014, on January 22, 2014, we entered into a pay fixed, receive variable rate forward starting interest rate swap with J.P. Morgan Chase Bank, N.A., to be effective October 15, 2014. Under this swap, we hedged the interest rate and partial credit spread on the 20 future semi-annual coupon payments that we would pay when we refinance our 2015 senior notes with another 10 year note. The notional amount of the swap is $325.0 million and the fixed rate is 3.281%. A cash settlement will occur on the termination date determined by reference to the changes in the U.S. dollar 3-month LIBOR and credit spreads from the date we entered into the swap until the date we

Albemarle Corporation and Subsidiaries

terminate the swap. We intend to designate this derivative financial instrument as an effective hedge under Accounting Standards Codification 815, Derivatives and Hedging.
On February 7, 2014, we entered into a new $750.0 million credit facility. The five-year, revolving, unsecured credit agreement (the February 2014 credit agreement) matures on February 7, 2019 and (i) replaces our previous $750.0 million amended and restated credit agreement (the September 2011 credit agreement) dated as of September 22, 2011; (ii) provides for an additional $250.0 million in credit, if needed, subject to the terms of the agreement; and (iii) provides for the ability to extend the maturity date under certain conditions. Borrowings bear interest at variable rates based on the LIBOR for deposits in the relevant currency plus an applicable margin which ranges from 0.900% to 1.500%, depending on the Company’s credit rating from S&P and Moody’s. The applicable margin on the facility was 1.000% as of February 25, 2014. There were no borrowings outstanding under the February 2014 credit agreement as of February 25, 2014 and there were no borrowings outstanding under the September 2011 credit agreement as of December 31, 2013.
Borrowings under the February 2014 credit agreement are conditioned upon compliance with the following covenants: (i) consolidated funded debt, as defined in the agreement, must be less than or equal to 3.50 times consolidated EBITDA, as defined in the agreement, (which reflects adjustments for certain non-recurring or unusual items such as restructuring charges, facility divestiture charges and other significant non-recurring items), or herein “consolidated adjusted EBITDA,” as of the end of any fiscal quarter; (ii) with the exception of liens specified in our new credit facility, liens may not attach to assets when the aggregate amount of all indebtedness secured by such liens plus unsecured subsidiary indebtedness, other than indebtedness incurred by our subsidiaries under the February 2014 credit agreement, would exceed 20% of consolidated net worth, as defined in the agreement; and (iii) with the exception of indebtedness specified in the February 2014 credit agreement, subsidiary indebtedness may not exceed the difference between 20% of consolidated net worth, as defined in the agreement, and indebtedness secured by liens permitted under the agreement.
On May 29, 2013, we entered into agreements to initiate a commercial paper program on a private placement basis under which we may issue unsecured commercial paper notes (the “Notes”) from time-to-time up to a maximum aggregate principal amount outstanding at any time of $750 million. The proceeds from the issuance of the Notes are expected to be used for general corporate purposes, including the repayment of other debt of the Company. Our February 2014 credit agreement is available to repay the Notes, if necessary. Aggregate borrowings outstanding under the February 2014 credit agreement and the commercial paper program will not exceed the $750 million current maximum amount available under the February 2014 credit agreement. The Notes will be sold at a discount from par, or alternatively, will be sold at par and bear interest at rates that will vary based upon market conditions at the time of the issuance of the Notes. The maturities of the Notes will vary but may not exceed 397 days from the date of issue. The definitive documents relating to the Program contain customary representations, warranties, default and indemnification provisions.
At December 31, 2013, we had $363.0 million of Notes outstanding bearing a weighted-average interest rate of approximately 0.23% and a weighted-average maturity of 21 days. While the outstanding Notes generally have short-term maturities, we classify the Notes as long-term based on our ability and intent to refinance the Notes on a long-term basis through the issuance of additional Notes or borrowings under the February 2014 credit agreement.
The non-current portion of our long-term debt amounted to $1.1 billion at December 31, 2013, compared to $686.6 million at December 31, 2012. The increase is mainly attributable to the issuance of the commercial paper notes noted above. In addition, at December 31, 2013, we had the ability to borrow $387.0 million under our commercial paper program and the September 2011 credit agreement, and $233.8 million under other existing lines of credit, subject to various financial covenants under our September 2011 credit agreement. As noted above, on February 7, 2014, we replaced the September 2011 credit agreement with a new $750.0 million credit facility with substantially similar terms, referred to as the February 2014 credit agreement. We have the ability and intent to refinance our borrowings under our other existing credit lines with borrowings under the February 2014 credit agreement, as applicable. Therefore, the amounts outstanding under those credit lines, if any, are classified as long-term debt. We believe that as of December 31, 2013 we were, and currently are, in compliance with all of our debt covenants.
Off-Balance Sheet Arrangements
In the normal course of business with customers, vendors and others, we have entered into off-balance sheet arrangements, including bank guarantees and letters of credit, which totaled approximately $26.6 million at December 31, 2013. None of these off-balance sheet arrangements has, or is likely to have, a material effect on our current or future financial condition, results of operations, liquidity or capital resources.

Albemarle Corporation and Subsidiaries

Other Obligations
The following table summarizes our contractual obligations for capital projects, various take or pay and throughput agreements, long-term debt, operating leases and other commitments as of December 31, 2013 (in thousands):

	2014	2015	2016	2017	2018	Thereafter
Long-term debt obligations(a)	$24,554	$327,070	$379,416	$46	$—	$350,000
Expected interest payments on long- term debt obligations(b)	33,665	19,559	16,499	15,750	15,750	31,500
Operating lease obligations (rental)	7,232	5,556	4,142	3,351	2,286	6,060
Take or pay / throughput agreements(c)	16,303	13,635	11,019	5,220	595	1,122
Letters of credit and guarantees	12,618	3,262	328	3,839	232	6,291
Capital projects	17,158	142	—	—	—	—
Payments in connection with global business realignment	33,361	—	—	—	—	—
Payments in connection with exit of phosphorus flame retardants business	8,928	—	—	—	—	—
Total	$153,819	$369,224	$411,404	$28,206	$18,863	$394,973

(a)
Amount for 2016 includes $363.0 million of Notes outstanding under our commercial paper program as of December 31, 2013. While the outstanding Notes generally have short-term maturities, we classify the Notes as long-term based on our ability and intent to refinance the Notes on a long-term basis through the issuance of additional Notes or borrowings under our credit agreement. In February 2014, the September 2011 credit agreement, which had a scheduled maturity date of September 22, 2016, was replaced by the February 2014 credit agreement, which has a scheduled maturity date of February 7, 2019.

(b)
These amounts are based on interest rates of 5.1% for the 2015 senior notes and 4.5% for the 2020 senior notes. A weighted average interest rate of 0.32% was used for our remaining long-term debt obligations.

(c)
These amounts primarily relate to contracts entered into with certain third party vendors in the normal course of business to secure raw materials for our production processes. In order to secure materials, sometimes for long durations, these contracts mandate a minimum amount of product to be purchased at predetermined rates over a set timeframe.

Amounts in the table above exclude required employer pension contributions. Contributions to our domestic and foreign qualified and nonqualified pension plans, including our SERP, are expected to approximate $5 million in 2014. We may choose to make additional pension contributions in excess of this amount. We made contributions of $9.8 million to our domestic and foreign pension plans (both qualified and nonqualified) during the year ended December 31, 2013.
The liability related to uncertain tax positions, including interest and penalties, recorded in Other noncurrent liabilities totaled $29.8 million and $29.2 million at December 31, 2013 and 2012, respectively. Related assets for corresponding offsetting benefits recorded in Other assets totaled $25.7 million and $25.8 million at December 31, 2013 and 2012, respectively. We cannot estimate the amounts of any cash payments during the next twelve months associated with these liabilities and are unable to estimate the timing of any such cash payments in the future at this time.
In anticipation of refinancing our 2015 senior notes in the fourth quarter of 2014, on January 22, 2014, we entered into a pay fixed, receive variable rate forward starting interest rate swap with J.P. Morgan Chase Bank, N.A., to be effective October 15, 2014. Under this swap, we hedged the interest rate and partial credit spread on the 20 future semi-annual coupon payments that we would pay when we refinance our 2015 senior notes with another 10 year note. The notional amount of the swap is $325.0 million and the fixed rate is 3.281%. A cash settlement will occur on the termination date determined by reference to the changes in the U.S. dollar 3-month LIBOR and credit spreads from the date we entered into the swap until the date we terminate the swap.
On February 3, 2014, we paid $50 million to Merrill Lynch in connection with an accelerated share repurchase agreement that we entered into with Merrill Lynch on that date. For additional details about this transaction, see Cash Flow above.
Liquidity Outlook
We anticipate that cash on hand, cash provided by operating activities (including goals to reduce working capital by $100 million over two years) and long-term borrowings will be sufficient to pay our operating expenses, satisfy debt service obligations, fund any capital expenditures and share repurchases, make pension contributions and pay dividends for the

Albemarle Corporation and Subsidiaries

foreseeable future. In addition, as we have historically done, we will continue to evaluate the merits of any opportunities that may arise for acquisitions of businesses or assets, which may require additional liquidity.
While we maintain business relationships with a diverse group of financial institutions, an adverse change in their credit standing could lead them to not honor their contractual credit commitments, decline funding under existing but uncommitted lines of credit, not renew their extensions of credit or not provide new financing. While the corporate bond and debt markets remain strong, volatility has increased in all capital markets over the past few years during times of uncertainty, such as European sovereign debt and U.S. budget concerns. If these concerns heighten, we may incur increased borrowing costs and reduced credit capacity as our various credit facilities mature. In addition, our cash flows from operations may be negatively affected by adverse consequences to our customers and the markets in which we compete as a result of moderating global economic conditions and reduced capital availability. When the U.S. Federal Reserve or similar national reserve banks in other countries decide to tighten the monetary supply in response, for example, to improving economic conditions, we may incur increased borrowing costs as interest rates increase on our variable rate credit facilities, as our various credit facilities mature or as we refinance any maturing fixed rate debt obligations.
At December 31, 2013, we had the ability to borrow approximately $621 million subject to the leverage covenant under our September 2011 credit agreement. On February 7, 2014, we replaced our September 2011 credit agreement with a new $750.0 million credit facility with substantially similar terms, referred to as the February 2014 credit agreement. With generally strong cash-generative businesses and no significant debt maturities before 2015, we believe we have and will maintain a solid liquidity position.
We had cash and cash equivalents totaling $477.2 million as of December 31, 2013, of which $388.3 million is held by our foreign subsidiaries. This cash represents an important source of our liquidity and is invested in short-term investments including time deposits and readily marketable securities with relatively short maturities. Substantially all of this cash is held, and intended for use, outside of the U.S. We anticipate that any needs for liquidity within the U.S. in excess of our cash held in the U.S. can be readily satisfied with borrowings under our existing U.S. credit facilities or our commercial paper program.
Safety and Environmental Matters
We are subject to federal, state, local and foreign requirements regulating the handling, manufacture and use of materials (some of which may be classified as hazardous or toxic by one or more regulatory agencies), the discharge of materials into the environment and the protection of the environment. To our knowledge, we are currently complying and expect to continue to comply in all material respects with applicable environmental laws, regulations, statutes and ordinances. Compliance with existing federal, state, local and foreign environmental protection laws is not expected to have a material effect on capital expenditures, earnings or our competitive position, but the costs associated with increased legal or regulatory requirements could have an adverse effect on our results.
Among other environmental requirements, we are subject to the federal Superfund law, and similar state laws, under which we may be designated as a PRP, and may be liable for a share of the costs associated with cleaning up various hazardous waste sites. Management believes that in cases in which we may have liability as a PRP, our liability for our share of cleanup is de minimis. Further, almost all such sites represent environmental issues that are quite mature and have been investigated, studied and in many cases settled. In de minimis situations, our policy generally is to negotiate a consent decree and to pay any apportioned settlement, enabling us to be effectively relieved of any further liability as a PRP, except for remote contingencies. In other than de minimis PRP matters, our records indicate that unresolved PRP exposures should be immaterial. We accrue and expense our proportionate share of PRP costs. Because management has been actively involved in evaluating environmental matters, we are able to conclude that the outstanding environmental liabilities for unresolved PRP sites should not have a material adverse effect upon our results of operations or financial condition.
Our environmental and safety operating costs charged to expense were $44.0 million, $39.0 million and $35.4 million in 2013, 2012 and 2011, respectively, excluding depreciation of previous capital expenditures, and are expected to be in the same range in the next few years. Costs for remediation have been accrued and payments related to sites are charged against accrued liabilities, which at December 31, 2013 totaled approximately $16.6 million, a decrease of $3.7 million from $20.3 million at December 31, 2012. During the second quarter of 2012, the Company recorded $8.7 million in estimated site remediation liabilities at our Avonmouth, United Kingdom site as part of the charges associated with our exit of the phosphorus flame retardant business.
We believe that any sum we may be required to pay in connection with environmental remediation and asset retirement obligation matters in excess of the amounts recorded should occur over a period of time and should not have a material adverse effect upon our results of operations, financial condition or cash flows on a consolidated annual basis, although any such sum

Albemarle Corporation and Subsidiaries

could have a material adverse impact on our results of operations, financial condition or cash flows in a particular quarterly reporting period.
Capital expenditures for pollution-abatement and safety projects, including such costs that are included in other projects, were approximately $14.1 million, $25.4 million and $16.1 million in 2013, 2012 and 2011, respectively. In the future, capital expenditures for these types of projects may increase due to more stringent environmental regulatory requirements and our efforts in reaching sustainability goals. Management’s estimates of the effects of compliance with governmental pollution-abatement and safety regulations are subject to (i) the possibility of changes in the applicable statutes and regulations or in judicial or administrative construction of such statutes and regulations and (ii) uncertainty as to whether anticipated solutions to pollution problems will be successful, or whether additional expenditures may prove necessary.
Recently Issued Accounting Pronouncements
In December 2011, the Financial Accounting Standards Board (FASB) issued accounting guidance that requires entities to disclose information about financial instruments (including derivatives) and transactions eligible for offset in the statement of financial position or subject to an agreement similar to a master netting arrangement. In January 2013, the FASB issued additional guidance that limits the scope of these new requirements to certain derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and lending transactions. These amendments became effective on January 1, 2013 and had no impact on our consolidated financial statements.
In February 2013, the FASB issued accounting guidance that requires companies to present either in a single note or on the face of the financial statements the effect of significant amounts reclassified from each component of accumulated other comprehensive income, and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies would instead cross reference to the related footnote for additional information. These amendments became effective for us beginning with the first quarter of 2013 and did not have a material impact on our consolidated financial statements.
In February 2013, the FASB issued accounting guidance that requires entities that have obligations resulting from joint and several liability arrangements and for which the total amount is fixed at the reporting date to measure such obligations as the sum of (a) the amount the entity agreed to pay on the basis of its arrangement among its co-obligors, and (b) any additional amount the reporting entity expects to pay on behalf of its co-obligors. Entities are also required to disclose the nature, amount and any other relevant information about such obligations. This accounting guidance will become effective for fiscal years, and interim periods within those years, beginning after December 15, 2013 and should be applied retrospectively to all prior periods presented for obligations that exist at the beginning of an entity’s fiscal year of adoption. We do not expect this new guidance to have a material effect on our consolidated financial statements.
In March 2013, the FASB issued accounting guidance that clarifies a parent company’s accounting for the cumulative foreign currency translation adjustment when the parent sells a part or all of its investment in a foreign entity. The guidance clarifies that the sale of an investment in a foreign entity includes both (a) events that result in the loss of a controlling financial interest in a foreign entity, and (b) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date (sometimes also referred to as a step acquisition). Accordingly, the cumulative foreign currency translation adjustment should be released into net income upon the occurrence of those events. This accounting guidance will become effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, and should be applied prospectively to derecognition events occurring after the effective date. The impact of these new requirements on our financial statements will depend upon the nature, terms and size of derecognition events, if any, that may occur in the future related to any of our foreign entities.

In July 2013, the FASB issued accounting guidance designed to reduce diversity in practice of financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. These new requirements become effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. We do not expect this new guidance to have a material effect on our consolidated financial statements.

Albemarle Corporation and Subsidiaries

Item 8.    Financial Statements and Supplementary Data.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Exchange Act Rule 13a-15(f) and 15d-15(f). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States, and that receipts and expenditures of the Company are being made only in accordance with management’s and our directors’ authorizations; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.
Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2013. In making this assessment, management used the criteria for effective internal control over financial reporting described in the “Internal Control-Integrated Framework” (1992) set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the assessment, management concluded that, as of December 31, 2013, our internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States. The concept of reasonable assurance is based on the recognition that there are inherent limitations in all systems of internal control. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
The effectiveness of our internal control over financial reporting as of December 31, 2013 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/S/ LUTHER C. KISSAM IV	/S/ SCOTT A. TOZIER

Luther C. Kissam IV	Scott A. Tozier
President, Chief Executive Officer and Director	Senior Vice President, Chief Financial Officer and
(principal executive officer)	Chief Accounting Officer
February 25, 2014	February 25, 2014

Albemarle Corporation and Subsidiaries

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Albemarle Corporation:
In our opinion, the financial statements listed in the index appearing under Item 15(a) (1) present fairly, in all material respects, the financial position of Albemarle Corporation and its subsidiaries at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana

February 25, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments discussed in Note 23 and the income tax disclosure in Note 18, as to which the date is May 30, 2014, and the effects of discontinued operations discussed in Note 1, as to which the date is August 7, 2014.

Albemarle Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In Thousands)
December 31	2013	2012
Assets
Current assets:
Cash and cash equivalents	$477,239	$477,696
Trade accounts receivable, less allowance for doubtful accounts (2013—$1,614; 2012—$1,641)	446,864	378,973
Other accounts receivable	45,094	43,844
Inventories:
Finished goods	340,863	325,762
Raw materials	47,784	57,245
Stores, supplies and other	47,402	45,138
	436,049	428,145
Other current assets	77,669	78,655
Total current assets	1,482,915	1,407,313
Property, plant and equipment, at cost	2,972,084	2,818,604
Less accumulated depreciation and amortization	1,615,015	1,522,033
Net property, plant and equipment	1,357,069	1,296,571
Investments	212,178	207,141
Other assets	160,229	154,836
Goodwill	284,203	276,966
Other intangibles, net of amortization	88,203	94,464
Total assets	$3,584,797	$3,437,291
Liabilities and Equity
Current liabilities:
Accounts payable	$194,064	$172,866
Accrued expenses	190,533	177,546
Current portion of long-term debt	24,554	12,700
Dividends payable	19,197	17,471
Income taxes payable	8,015	4,426
Total current liabilities	436,363	385,009
Long-term debt	1,054,310	686,588
Postretirement benefits	53,903	60,815
Pension benefits	57,647	195,481
Other noncurrent liabilities	110,610	114,022
Deferred income taxes	129,188	63,368
Commitments and contingencies (Note 15)
Equity:
Albemarle Corporation shareholders’ equity:
Common stock, $.01 par value (authorized 150,000 shares), issued and outstanding — 80,053 in 2013 and 88,899 in 2012	801	889
Additional paid-in capital	9,957	2,761
Accumulated other comprehensive income	116,245	85,264
Retained earnings	1,500,358	1,744,684
Total Albemarle Corporation shareholders’ equity	1,627,361	1,833,598
Noncontrolling interests	115,415	98,410
Total equity	1,742,776	1,932,008
Total liabilities and equity	$3,584,797	$3,437,291

See accompanying notes to the consolidated financial statements.

Albemarle Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)
Year Ended December 31	2013	2012	2011
Net sales	$2,394,270	$2,519,154	$2,651,667
Cost of goods sold	1,543,799	1,620,311	1,699,951
Gross profit	850,471	898,843	951,716
Selling, general and administrative expenses	158,189	308,456	354,885
Research and development expenses	82,246	78,919	77,083
Restructuring and other charges, net (Note 19)	33,361	111,685	—
Operating profit	576,675	399,783	519,748
Interest and financing expenses	(31,559)	(32,800)	(37,574)
Other (expenses) income, net	(6,674)	1,229	357
Income from continuing operations before income taxes and equity in net income of unconsolidated investments	538,442	368,212	482,531
Income tax expense	134,445	80,433	104,471
Income from continuing operations before equity in net income of unconsolidated investments	403,997	287,779	378,060
Equity in net income of unconsolidated investments (net of tax)	31,729	38,067	43,754
Net income from continuing operations	435,726	325,846	421,814
Income (loss) from discontinued operations (net of tax)	4,108	4,281	(1,617)
Net income	439,834	330,127	420,197
Net income attributable to noncontrolling interests	(26,663)	(18,591)	(28,083)
Net income attributable to Albemarle Corporation	$413,171	$311,536	$392,114
Basic earnings per share:
Continuing operations	$4.88	$3.44	$4.35
Discontinued operations	0.05	0.05	(0.02)
	$4.93	$3.49	$4.33
Diluted earnings per share:
Continuing operations	$4.85	$3.42	$4.30
Discontinued operations	0.05	0.05	(0.02)
	$4.90	$3.47	$4.28
Weighted-average common shares outstanding—basic	83,839	89,189	90,522
Weighted-average common shares outstanding—diluted	84,322	89,884	91,522
Cash dividends declared per share of common stock	$0.96	$0.80	$0.67
See accompanying notes to the consolidated financial statements.

Albemarle Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands)
Year Ended December 31	2013	2012	2011
Net income	$439,834	$330,127	$420,197
Other comprehensive income (loss), net of tax:
Foreign currency translation	31,704	28,769	(13,565)
Pension and postretirement benefits	(502)	(4,071)	(1,362)
Other	135	134	162
Total other comprehensive income (loss), net of tax	31,337	24,832	(14,765)
Comprehensive income	471,171	354,959	405,432
Comprehensive income attributable to non-controlling interests	(27,019)	(18,488)	(27,878)
Comprehensive income attributable to Albemarle Corporation	$444,152	$336,471	$377,554
See accompanying notes to the consolidated financial statements.

Albemarle Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In Thousands, Except Share Data)
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total Albemarle Shareholders’ Equity	Non- controlling Interests	Total Equity
	Shares	Amounts
Balance at January 1, 2011	91,593,984	$916	$18,835	$74,889	$1,321,434	$1,416,074	$59,672	$1,475,746
Net income for 2011					392,114	392,114	28,083	420,197
Other comprehensive loss				(14,560)		(14,560)	(205)	(14,765)
Cash dividends declared for 2011					(60,450)	(60,450)		(60,450)
Stock-based compensation and other			26,556			26,556		26,556
Exercise of stock options	169,350	2	2,228			2,230		2,230
Shares repurchased	(3,000,000)	(30)	(39,870)		(138,232)	(178,132)		(178,132)
Tax benefit related to stock plans			10,574			10,574		10,574
Issuance of common stock, net	131,713	1	(1)			—		—
Shares withheld for withholding taxes associated with common stock issuances	(53,807)	(1)	(3,128)			(3,129)		(3,129)
Balance at December 31, 2011	88,841,240	$888	$15,194	$60,329	$1,514,866	$1,591,277	$87,550	$1,678,827
Balance at January 1, 2012	88,841,240	$888	$15,194	$60,329	$1,514,866	$1,591,277	$87,550	$1,678,827
Net income for 2012					311,536	311,536	18,591	330,127
Other comprehensive income (loss)				24,935		24,935	(103)	24,832
Cash dividends declared for 2012					(71,347)	(71,347)	(7,628)	(78,975)
Stock-based compensation and other			13,939			13,939		13,939
Exercise of stock options	949,170	9	21,139			21,148		21,148
Shares repurchased	(1,092,767)	(11)	(53,193)		(10,371)	(63,575)		(63,575)
Tax benefit related to stock plans			14,809			14,809		14,809
Issuance of common stock, net	341,620	4	(4)			—		—
Shares withheld for withholding taxes associated with common stock issuances	(140,054)	(1)	(9,123)			(9,124)		(9,124)
Balance at December 31, 2012	88,899,209	$889	$2,761	$85,264	$1,744,684	$1,833,598	$98,410	$1,932,008
Balance at January 1, 2013	88,899,209	$889	$2,761	$85,264	$1,744,684	$1,833,598	$98,410	$1,932,008
Net income for 2013					413,171	413,171	26,663	439,834
Other comprehensive income				30,981		30,981	356	31,337
Cash dividends declared for 2013					(79,833)	(79,833)	(10,014)	(89,847)
Stock-based compensation and other			9,072			9,072		9,072
Exercise of stock options	191,732	2	5,551			5,553		5,553
Shares repurchased	(9,198,056)	(92)	(4,542)		(577,664)	(582,298)		(582,298)
Tax benefit related to stock plans			3,266			3,266		3,266
Issuance of common stock, net	256,834	3	(3)			—		—
Shares withheld for withholding taxes associated with common stock issuances	(96,877)	(1)	(6,148)			(6,149)		(6,149)
Balance at December 31, 2013	80,052,842	$801	$9,957	$116,245	$1,500,358	$1,627,361	$115,415	$1,742,776
See accompanying notes to the consolidated financial statements.

Albemarle Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)
Year Ended December 31	2013	2012	2011
Cash and cash equivalents at beginning of year	$477,696	$469,416	$529,650
Cash flows from operating activities:
Net income	439,834	330,127	420,197
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	107,370	99,020	96,753
Write-offs associated with restructuring and other	—	61,809	—
Stock-based compensation	10,164	15,211	27,069
Excess tax benefits realized from stock-based compensation arrangements	(3,266)	(14,809)	(10,574)
Equity in net income of unconsolidated investments (net of tax)	(31,729)	(38,067)	(43,754)
Dividends received from unconsolidated investments and nonmarketable securities	21,632	26,908	23,685
Pension and postretirement (benefit) expense	(132,707)	77,442	97,207
Pension and postretirement contributions	(13,294)	(21,610)	(59,773)
Unrealized gain on investments in marketable securities	(3,681)	(1,872)	(688)
Deferred income taxes	64,865	(14,587)	(11,198)
Change in current assets and liabilities:
Increase in accounts receivable	(65,906)	(25,992)	(16,435)
(Increase) decrease in inventories	(1,810)	7,364	(41,749)
Decrease (increase) in other current assets excluding deferred income taxes	5,261	(19,590)	4,499
Increase (decrease) in accounts payable	21,316	(16,798)	(11,971)
Increase in accrued expenses and income taxes payable	10,136	7,306	28,229
Other, net	4,674	16,904	(14,138)
Net cash provided by operating activities	432,859	488,766	487,359
Cash flows from investing activities:
Capital expenditures	(155,346)	(280,873)	(190,574)
Cash payments related to acquisitions and other	(2,565)	(3,360)	(13,164)
Cash proceeds from divestitures	—	9,646	—
Sales of (investments in) marketable securities, net	169	(1,615)	1,670
Long-term advances to joint ventures	—	(24,959)	—
Investments in equity and other corporate investments	—	—	(10,868)
Net cash used in investing activities	(157,742)	(301,161)	(212,936)
Cash flows from financing activities:
Repayments of long-term debt	(135,733)	(14,390)	(9,043)
Proceeds from borrowings of long-term debt	117,000	—	3,510
Other borrowings (repayments), net	398,544	(49,421)	(94,643)
Dividends paid to shareholders	(78,107)	(69,113)	(57,759)
Dividends paid to noncontrolling interests	(10,014)	(7,628)	—
Repurchases of common stock	(582,298)	(63,575)	(178,132)
Proceeds from exercise of stock options	5,553	21,148	2,230
Excess tax benefits realized from stock-based compensation arrangements	3,266	14,809	10,574
Withholding taxes paid on stock-based compensation award distributions	(6,149)	(9,124)	(3,129)
Debt financing costs	(108)	—	(2,727)
Net cash used in financing activities	(288,046)	(177,294)	(329,119)
Net effect of foreign exchange on cash and cash equivalents	12,472	(2,031)	(5,538)
(Decrease) increase in cash and cash equivalents	(457)	8,280	(60,234)
Cash and cash equivalents at end of year	$477,239	$477,696	$469,416

See accompanying notes to the consolidated financial statements.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—Summary of Significant Accounting Policies:
Basis of Consolidation
The consolidated financial statements include the accounts and operations of Albemarle Corporation and our wholly owned, majority owned and controlled subsidiaries. Unless the context otherwise indicates, the terms “Albemarle,” “we,” “us,” “our” or “the Company” mean Albemarle Corporation and our consolidated subsidiaries. We apply the equity method of accounting for investments in which we have an ownership interest from 20% to 50% or where we exercise significant influence over the related investee’s operations. All significant intercompany accounts and transactions are eliminated in consolidation.
Organizational Realignment
Effective January 1, 2014, the Company’s assets and businesses were realigned under two operating segments. The Performance Chemicals segment includes the Fire Safety Solutions, Specialty Chemicals and Fine Chemistry Services product categories, and the Catalyst Solutions segment includes the Refinery Catalyst Solutions and Performance Catalyst Solutions product categories. Throughout this document, including these consolidated financial statements and related footnotes, current and prior year financial information is presented as if there were only two reporting segments for all periods presented.
Recast of Financial Information for Discontinued Operations
On April 15, 2014, the Company signed a definitive agreement to sell its antioxidant, ibuprofen and propofol businesses and assets to SI Group, Inc. for an undisclosed amount of cash. In the second quarter of 2014, the Company began accounting for these assets as held for sale. The Company has recast certain historical information to reflect the results of operations of the disposal group as discontinued operations for all periods presented, including the consolidated statements of income and throughout the document. Long-lived assets and asset groups are classified as held for sale and reported as discontinued operations in the periods in which the specific criteria are met in accordance with applicable accounting standards.
A summary of results of discontinued operations is as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Net sales	$222,146	$226,266	$217,338

Income (loss) from discontinued operations	$5,985	$6,381	$(1,954)
Income tax expense	1,877	2,100	(337)
Income (loss) from discontinued operations (net of tax)	$4,108	$4,281	$(1,617)
Estimates, Assumptions and Reclassifications
The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) in the United States (U.S.) requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.
Certain amounts in the accompanying consolidated financial statements and notes thereto have been reclassified to conform to the current presentation.
Revenue Recognition
We recognize sales when the revenue is realized or realizable, and has been earned, in accordance with authoritative accounting guidance. We recognize net sales as risk and title to the product transfer to the customer, which usually occurs at the time shipment is made. Significant portions of our sales are sold free on board (FOB) shipping point or on an equivalent basis, and other transactions are based upon specific contractual arrangements. Our standard terms of delivery are generally included in our contracts of sale, order confirmation documents and invoices. We recognize revenue from services when performance of the services has been completed. We have a limited amount of consignment sales that are billed to the customer upon monthly notification of amounts used by the customers under these contracts. Where the Company incurs pre-production design and development costs under long-term supply contracts, these costs are expensed where they relate to the products sold unless contractual guarantees for reimbursement exist. Conversely, these costs are capitalized if they pertain to equipment that we will own and use in producing the products to be supplied and expect to utilize for future revenue generating activities.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Performance and Life Cycle Guarantees
We provide customers certain performance guarantees and life cycle guarantees. These guarantees entitle the customer to claim compensation if the product does not conform to performance standards originally agreed upon. Performance guarantees relate to minimum technical specifications that products produced with the delivered product must meet, such as yield and product quality. Life cycle guarantees relate to minimum periods for which performance of the delivered product is guaranteed. When either performance guarantees or life cycle guarantees are contractually agreed upon, an assessment of the appropriate revenue recognition treatment is evaluated. When testing or modeling of historical results predict that the performance or life cycle criteria will be satisfied, revenue is recognized in accordance with shipping terms at the time of delivery. When testing or modeling of historical results predict that the performance or life cycle criteria may not be satisfied, we bill the customer upon shipment and defer the related revenue and cost associated with these products. These deferrals are released to earnings when the contractual period expires.
Shipping and Handling Costs
Amounts billed to customers in a sales transaction related to shipping and handling have been classified as net sales and the cost incurred by us for shipping and handling has been classified as cost of goods sold in the accompanying consolidated statements of income. In addition, taxes billed to customers in a sales transaction are presented in the consolidated statements of income on a net basis.
Cash and Cash Equivalents
Cash and cash equivalents include cash and highly liquid investments with insignificant interest rate risks and original maturities of three months or less.
Inventories
Inventories are stated at lower of cost or market with cost determined primarily on the first-in, first-out basis. Cost is determined on the weighted-average basis for a small portion of our inventories at foreign plants and our stores, supplies and other inventory. A portion of our domestic produced finished goods and raw materials are determined on the last-in, first-out basis.
Property, Plant and Equipment
Property, plant and equipment include costs of assets constructed, purchased or leased under a capital lease, related delivery and installation costs and interest incurred on significant capital projects during their construction periods. Expenditures for renewals and betterments also are capitalized, but expenditures for normal repairs and maintenance are expensed as incurred. Costs associated with yearly planned major maintenance are deferred and amortized over 12 months or until the same major maintenance activities must be repeated, whichever is shorter. The cost and accumulated depreciation applicable to assets retired or sold are removed from the respective accounts, and gains or losses thereon are included in income.
The Company records depreciation and amortization in its consolidated statements of income primarily in Cost of goods sold, with minor amounts also recorded in Selling, general and administrative expenses and Research and development expenses depending on the functional utilization of the related assets. Depreciation is computed by the straight-line method based on the estimated useful lives of the assets. We have a policy where our internal engineering group provides asset life guidelines for book purposes. These guidelines are reviewed against the economic life of the business for each project and asset life is determined as the lesser of the manufacturing life or the “business” life. The engineering guidelines are reviewed periodically.
We evaluate historical and expected undiscounted operating cash flows of our business segments to determine the future recoverability of any property, plant and equipment recorded. Property, plant and equipment is re-evaluated whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.
The costs of brine wells, leases and royalty interests are primarily amortized over the estimated average life of the field on a straight-line basis. On a yearly basis for all fields, this approximates a units-of-production method based upon estimated reserves and production volumes.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Investments
Investments are accounted for using the equity method of accounting if the investment gives us the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if we have an ownership interest in the voting stock of the investee between 20% and 50%, although other factors, such as representation on the investee’s board of directors and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, we record our investments in equity-method investees in the consolidated balance sheets as Investments and our share of investees’ earnings or losses together with other-than temporary impairments in value as Equity in net income of unconsolidated investments in the consolidated statements of income.
Certain mutual fund investments are accounted for as trading equities and are marked-to-market on a monthly basis through the consolidated statements of income. Investments in joint ventures and nonmarketable securities of immaterial entities are estimated based upon the overall performance of the entity where financial results are not available on a timely basis.
Environmental Compliance and Remediation
Environmental compliance costs include the cost of purchasing and/or constructing assets to prevent, limit and/or control pollution or to monitor the environmental status at various locations. These costs are capitalized and depreciated based on estimated useful lives. Environmental compliance costs also include maintenance and operating costs with respect to pollution prevention and control facilities and other administrative costs. Such operating costs are expensed as incurred. Environmental remediation costs of facilities used in current operations are generally immaterial and are expensed as incurred. On an undiscounted basis, we accrue for environmental remediation costs and post-remediation costs that relate to existing conditions caused by past operations at facilities or off-plant disposal sites in the accounting period in which responsibility is established and when the related costs are estimable. In developing these cost estimates, we evaluate currently available facts regarding each site, with consideration given to existing technology, presently enacted laws and regulations, prior experience in remediation of contaminated sites, the financial capability of other potentially responsible parties and other factors, subject to uncertainties inherent in the estimation process. Additionally, these estimates are reviewed periodically, with adjustments to the accruals recorded as necessary.
Research and Development Expenses
Our research and development expenses related to present and future products are expensed as incurred. These expenses consist primarily of personnel-related costs and other overheads, as well as outside service and consulting costs incurred for specific programs. Our U.S. facilities in Michigan, Pennsylvania, South Carolina, Texas and Louisiana and our global facilities in the Netherlands, Germany, Belgium, China and Korea form the capability base for our contract research and custom manufacturing businesses. These business areas provide research and scale-up services primarily to innovative life science companies.
Goodwill and Other Intangible Assets
We account for goodwill and other intangibles acquired in a business combination in conformity with current accounting guidance that requires that goodwill and indefinite-lived intangible assets not be amortized.
We test goodwill for impairment by comparing the estimated fair value of our reporting units to the related carrying value. We estimate the fair value based on present value techniques involving future cash flows. Future cash flows include assumptions for sales volumes, selling prices, raw material prices, labor and other employee benefit costs, capital additions and other economic or market related factors. Significant management judgment is involved in estimating these variables and they include inherent uncertainties since they are forecasting future events. We use a Weighted Average Cost of Capital (WACC) approach to determine our discount rate for goodwill recoverability testing. Our WACC calculation incorporates industry-weighted average returns on debt and equity from a market perspective. The factors in this calculation are largely external to our company, and therefore, are beyond our control. We test our recorded goodwill balances for impairment in the fourth quarter of each year or upon the occurrence of events or changes in circumstances that would more likely than not reduce the fair value of our reporting units below their carrying amounts. The Company performed its annual goodwill impairment test as of October 31, 2013 and concluded there was no impairment as of that date.
Definite-lived intangible assets, such as purchased technology, patents, customer lists and trade names are amortized over their estimated useful lives, generally for periods ranging from five to forty years. We continually evaluate the reasonableness

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

of the useful lives of these assets and test for impairment in accordance with current accounting guidance. See Note 10, “Goodwill and Other Intangibles.”
Pension Plans and Other Postretirement Benefits
Under authoritative accounting standards, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. As required, we recognize a balance sheet asset or liability for each of the pension and other postretirement benefit (OPEB) plans equal to the plan’s funded status as of the measurement date. The primary assumptions are as follows:

•	Discount Rate—The discount rate is used in calculating the present value of benefits, which is based on projections of benefit payments to be made in the future.

•
Expected Return on Plan Assets—We project the future return on plan assets based on prior performance and future expectations for the types of investments held by the plans, as well as the expected long-term allocation of plan assets for these investments. These projected returns reduce the net benefit costs recorded currently.

•	Rate of Compensation Increase—For salary-related plans, we project employees’ annual pay increases, which are used to project employees’ pension benefits at retirement.

•
Rate of Increase in the Per Capita Cost of Covered Health Care Benefits—Eligible retirees receive fully insured medical benefits with the Company providing a cost sharing benefit subject to a cap. The pre-65 and post-65 caps were fully met as of January 1, 2013 and we do not anticipate increases in the cost sharing caps.

Actuarial gains and losses are recognized annually in our consolidated statements of income in the fourth quarter and whenever a plan is determined to qualify for a remeasurement during a fiscal year. The remaining components of pension and OPEB plan expense, primarily service cost, interest cost and expected return on assets, are recorded on a quarterly basis. The market-related value of assets equals the actual market value as of the date of measurement.
During 2013, we made changes to the assumptions related to the discount rate, expected return on assets, and mortality scales. We consider available information that we deem relevant when selecting each of these assumptions.
In selecting the discount rates for the U.S. plans, we consider expected benefit payments on a plan-by-plan basis. As a result, the Company uses different discount rates for each plan depending on the demographics of participants and the expected timing of benefit payments. For 2013, the discount rates were calculated using the results from a bond matching technique developed by Milliman, which matched the future estimated annual benefit payments of each respective plan against a portfolio of bonds of high quality to determine the discount rate. We believe our selected discount rates are determined using preferred methodology under authoritative accounting guidance and accurately reflect market conditions as of the December 31, 2013 measurement date.
In selecting the discount rates for the foreign plans, we relied on Aon Hewitt methods, including the Aon Hewitt Top-Quartile and a yield curve derived from fixed-income security yields. The yield curve is generally based on a universe containing Aa-graded corporate bonds in the Euro zone without special features or options, which could affect the duration. In some countries, the yield curve is based on local government bond rates with a premium added to reflect corporate bond risk. Payments we expect to be made from our retirement plans are applied to the resulting yield curve. For each plan, the discount rate was developed as the level equivalent rate that would produce the same present value as that using spot rates aligned with the projected benefit payments.
In estimating the expected return on plan assets, we consider past performance and future expectations for the types of investments held by the plan as well as the expected long-term allocation of plan assets to these investments. In projecting the rate of compensation increase, we consider past experience in light of movements in inflation rates.
Employee Savings Plans
Certain of our employees participate in our defined contribution 401(k) employee savings plan, which is generally available to all U.S. full-time salaried and non-union hourly employees and to employees who are covered by a collective bargaining agreement that provides for such participation. With respect to our foreign subsidiaries, we have a plan in the Netherlands similar to a collective defined contribution plan.
Deferred Compensation Plan
We maintain an Executive Deferred Compensation Plan (EDCP) that was adopted in 2001 and subsequently amended. The purpose of the EDCP is to provide current tax planning opportunities as well as supplemental funds upon the retirement or

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

death of certain of our employees. The EDCP is intended to aid in attracting and retaining employees of exceptional ability by providing them with these benefits. We also maintain a Benefit Protection Trust (the Trust) that was created to provide a source of funds to assist in meeting the obligations of the EDCP, subject to the claims of our creditors in the event of our insolvency. Assets of the Trust are consolidated in accordance with authoritative guidance. The assets of the Trust consist primarily of mutual fund investments (which are accounted for as trading securities and are marked-to-market on a monthly basis through the consolidated statement of income) and cash and cash equivalents.
Stock-based Compensation Expense
The fair value of restricted stock awards, restricted stock unit awards and performance unit awards is determined based on the number of shares or units granted and the quoted price of our common stock at grant date, and the fair value of stock options is determined using the Black-Scholes valuation model. The fair value of these awards is determined after giving effect to estimated forfeitures. Such value is recognized as expense over the service period, which is generally the vesting period of the equity grant. To the extent restricted stock awards, restricted stock unit awards, performance unit awards and stock options are forfeited prior to vesting in excess of the estimated forfeiture rate, the corresponding previously recognized expense is reversed as an offset to operating expenses.
Income Taxes
We use the liability method for determining our income taxes, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.
Deferred income taxes are provided for the estimated income tax effect of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred tax assets are also provided for operating losses, capital losses and certain tax credit carryovers. A valuation allowance, reducing deferred tax assets, is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of such deferred tax assets is dependent upon the generation of sufficient future taxable income of the appropriate character. Although realization is not assured, we do not establish a valuation allowance when we believe it is more likely than not that a net deferred tax asset will be realized.
We only recognize a tax benefit after concluding that it is more likely than not that the benefit will be sustained upon audit by the respective taxing authority based solely on the technical merits of the associated tax position. Once the recognition threshold is met, we recognize a tax benefit measured as the largest amount of the tax benefit that, in our judgment, is greater than 50% likely to be realized. Interest and penalties related to income tax liabilities under current accounting guidance for uncertain tax positions are included in income tax expense.
We have designated the undistributed earnings of substantially all of our foreign operations as indefinitely invested and as a result we do not provide for deferred income taxes on the unremitted earnings of these subsidiaries. Our foreign earnings are computed under U.S. federal tax earnings and profits, or E&P, principles. In general, to the extent our financial reporting book basis over tax basis of a foreign subsidiary exceeds these E&P amounts, deferred taxes have not been provided as they are essentially permanent in duration. The determination of the amount of such unrecognized deferred tax liability is not practicable. We provide for deferred income taxes on our undistributed earnings of foreign operations that are not deemed to be indefinitely invested.
Accumulated Other Comprehensive Income
Accumulated other comprehensive income is comprised principally of foreign currency translation adjustments and net prior service benefit for our defined benefit plans and related deferred income taxes in accordance with current accounting guidance.
Foreign Currency Translation
The assets and liabilities of all foreign subsidiaries were prepared in their respective functional currencies and translated into U.S. Dollars based on the current exchange rate in effect at the balance sheet dates, while income and expenses were translated at average exchange rates for the periods presented. Translation adjustments are reflected as a separate component of equity.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Our consolidated statements of income include foreign exchange transaction losses of $10.6 million, $4.9 million and $3.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Derivative Financial Instruments
We manage our foreign currency exposures by balancing certain assets and liabilities denominated in foreign currencies and through the use of foreign currency forward contracts from time to time, which generally expire within one year. The principal objective of such contracts is to minimize the financial risks and costs associated with global operating activities. While these contracts are subject to fluctuations in value, such fluctuations are generally expected to be offset by fluctuations in the value of the underlying foreign currency exposures being hedged. Gains and losses on foreign currency forward contracts are recognized currently in income, but generally do not have a significant impact on results of operations.
The counterparties to these contractual agreements are major financial institutions with which we generally have other financial relationships. We are exposed to credit loss in the event of nonperformance by these counterparties. However, we do not anticipate nonperformance by the counterparties. We do not utilize financial instruments for trading or other speculative purposes. At December 31, 2013 and 2012, we had outstanding foreign currency forward contracts with notional values totaling $321.4 million and $274.0 million, respectively.
Recently Issued Accounting Pronouncements
In December 2011, the Financial Accounting Standards Board (FASB) issued accounting guidance that requires entities to disclose information about financial instruments (including derivatives) and transactions eligible for offset in the statement of financial position or subject to an agreement similar to a master netting arrangement. In January 2013, the FASB issued additional guidance that limits the scope of these new requirements to certain derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and lending transactions. These amendments became effective on January 1, 2013 and had no impact on our consolidated financial statements.
In February 2013, the FASB issued accounting guidance that requires companies to present either in a single note or on the face of the financial statements the effect of significant amounts reclassified from each component of accumulated other comprehensive income, and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies would instead cross reference to the related footnote for additional information. These amendments became effective for us beginning with the first quarter of 2013 and did not have a material impact on our consolidated financial statements.
In February 2013, the FASB issued accounting guidance that requires entities that have obligations resulting from joint and several liability arrangements and for which the total amount is fixed at the reporting date to measure such obligations as the sum of (a) the amount the entity agreed to pay on the basis of its arrangement among its co-obligors, and (b) any additional amount the reporting entity expects to pay on behalf of its co-obligors. Entities are also required to disclose the nature, amount and any other relevant information about such obligations. This accounting guidance will become effective for fiscal years, and interim periods within those years, beginning after December 15, 2013 and should be applied retrospectively to all prior periods presented for obligations that exist at the beginning of an entity’s fiscal year of adoption. We do not expect this new guidance to have a material effect on our consolidated financial statements.
In March 2013, the FASB issued accounting guidance that clarifies a parent company’s accounting for the cumulative foreign currency translation adjustment when the parent sells a part or all of its investment in a foreign entity. The guidance clarifies that the sale of an investment in a foreign entity includes both (a) events that result in the loss of a controlling financial interest in a foreign entity, and (b) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date (sometimes also referred to as a step acquisition). Accordingly, the cumulative foreign currency translation adjustment should be released into net income upon the occurrence of those events. This accounting guidance will become effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, and should be applied prospectively to derecognition events occurring after the effective date. The impact of these new requirements on our financial statements will depend upon the nature, terms and size of derecognition events, if any, that may occur in the future related to any of our foreign entities.

In July 2013, the FASB issued accounting guidance designed to reduce diversity in practice of financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. These new requirements become effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. We do not expect this new guidance to have a material effect on our consolidated financial statements.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2—Supplemental Cash Flow Information:
Supplemental information related to the consolidated statements of cash flows is as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Cash paid during the year for:
Income taxes (net of refunds of $14,296, $1,849 and $4,339 in 2013, 2012 and 2011, respectively)	$51,772	$112,442	$123,341
Interest (net of capitalization)	$29,629	$31,144	$33,127
Supplemental non-cash disclosures related to exit of phosphorus flame retardants business:
Decrease in property, plant and equipment	$—	$(41,120)	$—
Decrease in accumulated depreciation	—	(17,870)	—
Decrease in other intangibles, net of amortization	—	(27,384)	—
Increase in accumulated other comprehensive income	—	12,268	—
Supplemental non-cash disclosures related to defined benefit pension plan net curtailment gain:
Decrease in accumulated other comprehensive income	$—	$(4,507)	$—
Supplemental non-cash disclosures related to other restructuring charges:
Decrease in property, plant and equipment	$—	$(5,002)	$—
Decrease in accumulated depreciation	—	(1,588)	—

NOTE 3—Earnings Per Share:
Basic and diluted earnings per share from continuing operations are calculated as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2013	2012	2011
Basic earnings per share from continuing operations
Numerator:
Net income from continuing operations	$435,726	$325,846	$421,814
Net income from continuing operations attributable to noncontrolling interests	(26,663)	(18,591)	(28,083)
Net income from continuing operations attributable to Albemarle Corporation	$409,063	$307,255	$393,731
Denominator:
Weighted-average common shares for basic earnings per share	83,839	89,189	90,522
Basic earnings per share from continuing operations	$4.88	$3.44	$4.35
Diluted earnings per share from continuing operations
Numerator:
Net income from continuing operations	$435,726	$325,846	$421,814
Net income from continuing operations attributable to noncontrolling interests	(26,663)	(18,591)	(28,083)
Net income from continuing operations attributable to Albemarle Corporation	$409,063	$307,255	$393,731
Denominator:
Weighted-average common shares for basic earnings per share	83,839	89,189	90,522
Incremental shares under stock compensation plans	483	695	1,000
Total shares	84,322	89,884	91,522
Diluted earnings per share from continuing operations	$4.85	$3.42	$4.30

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company’s policy on how to determine windfalls and shortfalls for purposes of calculating assumed stock award proceeds under the treasury stock method when determining the denominator for diluted earnings per share is to exclude the impact of pro forma deferred tax assets (i.e. the windfall or shortfall that would be recognized in the financial statements upon exercise of the award). At December 31, 2013, there were 468,120 common stock equivalents not included in the computation of diluted earnings per share.
Included in the calculation of basic earnings per share are unvested restricted stock awards that contain nonforfeitable rights to dividends. At December 31, 2013, there were 13,133 unvested shares of restricted stock awards outstanding.
We have the authority to issue 15 million shares of preferred stock in one or more classes or series. As of December 31, 2013, no shares of preferred stock have been issued.
On October 13, 2011, our Board of Directors authorized an increase in the number of shares the Company is permitted to repurchase under our share repurchase program up to a maximum of five million shares. On February 12, 2013, our Board of Directors authorized another increase in the number of shares the Company is permitted to repurchase under our share repurchase program, pursuant to which the Company is now permitted to repurchase up to a maximum of 15 million shares, including those shares previously authorized but not yet repurchased.
Under the existing Board authorized share repurchase program, on May 9, 2013, the Company entered into an accelerated share repurchase agreement with J.P. Morgan Securities LLC (JPMorgan) relating to a fixed-dollar, uncollared accelerated share repurchase program. Pursuant to the terms of the agreement, JPMorgan immediately borrowed shares of Albemarle common stock that were sold to the Company, thereby decreasing the Company’s issued and outstanding shares (with no change to its authorized shares). On May 10, 2013, the Company paid $450 million to JPMorgan and received an initial delivery of 5,680,921 shares with a fair market value of approximately $360 million. This purchase was funded through a combination of available cash on hand and debt. The Company determined that the accelerated share repurchase agreement met the criteria to be accounted for as a forward contract indexed to its stock and was therefore treated as an equity instrument. Under the terms of the agreement, on December 19, 2013, the transaction was completed and we received a final settlement of 1,384,011 shares, calculated based on the daily Rule 10b-18 volume-weighted average prices of the Company’s common stock over the term of the agreement, less a forward price adjustment amount of approximately $1.01. The total number of shares repurchased under this agreement (7,064,932 shares) reduced the Company’s weighted average shares outstanding for purposes of calculating basic and diluted earnings per share during the year ended December 31, 2013.
During the year ended December 31, 2013, we repurchased a total of 9,198,056 shares of our common stock pursuant to the terms of our share repurchase program and the accelerated share repurchase agreement. During the years ended December 31, 2012 and 2011, we repurchased 1,092,767 and 3,000,000 shares of our common stock, respectively, pursuant to the terms of our share repurchase program. As of December 31, 2013, there were 5,939,594 remaining shares available for repurchase under our authorized share repurchase program.
On February 3, 2014, we entered into an accelerated share repurchase agreement with Merrill Lynch International (“Merrill Lynch”), acting through its agent Merrill Lynch, Pierce, Fenner and Smith Incorporated, relating to a fixed-dollar, uncollared accelerated share repurchase program pursuant to which we will purchase $50 million of our shares from Merrill Lynch. The shares will be purchased by Merrill Lynch in two $25 million tranches that may be settled separately or simultaneously. Pursuant to the terms of this agreement, Merrill Lynch immediately borrowed shares of Albemarle common stock that were sold to the Company, thereby decreasing the Company’s issued and outstanding shares (with no change to its authorized shares). On February 3, 2014, we paid $50 million to Merrill Lynch and received an initial delivery of 623,248 shares of our common stock with a fair market value of approximately $40 million. This purchase was funded with cash on hand. Although the agreement can be settled, at the Company’s option, in cash or in shares of common stock, the Company intends to settle in shares of common stock. The total number of shares to ultimately be purchased under the agreement will be determined at the completion of the trade and will generally be based on the daily Rule 10b-18 volume-weighted average prices of the Company’s common stock over the term of the agreement, less a forward price adjustment amount of approximately $0.77. Final settlement may be accelerated, and the number of shares to be delivered upon final settlement may be adjusted upon the announcement or occurrence of certain corporate events, including without limitation, tender offers, delisting, merger events or insolvency. The agreement will be terminated at any time that our share price is at or below $30 per share. No more than 1.5 million shares can be repurchased under this program, and this program is expected to be completed by the end of April 2014.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—Other Accounts Receivable:
Other accounts receivable consist of the following at December 31, 2013 and 2012 (in thousands):

	December 31,
	2013	2012
Value added tax/consumption tax	$21,956	$22,398
Other	23,138	21,446
Total	$45,094	$43,844

NOTE 5—Inventories:
Approximately 28% and 30% of our inventories are valued using the last-in, first-out (LIFO) method at December 31, 2013 and 2012, respectively. The portion of our domestic inventories stated on the LIFO basis amounted to $121.9 million and $126.6 million at December 31, 2013 and 2012, respectively, which are below replacement cost by approximately $41.7 million and $51.4 million, respectively.

NOTE 6—Other Current Assets:
Other current assets consist of the following at December 31, 2013 and 2012 (in thousands):

	December 31,
	2013	2012
Deferred income taxes—current(a)	$3,912	$4,197
Income tax receivables	26,310	26,208
Prepaid expenses	47,447	48,250
Total	$77,669	$78,655

(a)	See Note 18, “Income Taxes.”

NOTE 7—Property, Plant and Equipment:
Property, plant and equipment, at cost, consist of the following at December 31, 2013 and 2012 (in thousands):

	Useful Lives (Years)	December 31,
		2013	2012
Land	—	$63,153	$61,123
Land improvements	5 – 30	52,452	51,218
Buildings and improvements	10 – 45	235,929	198,260
Machinery and equipment(a)	2 – 19	1,731,247	1,603,533
Machinery and equipment (major plant components)(b)	20 – 45	688,284	586,433
Long-term mineral rights and production equipment costs	7 – 60	85,514	83,089
Construction in progress	—	115,505	234,948
Total		$2,972,084	$2,818,604

(a)
Consists primarily of (1) short-lived production equipment components, office and building equipment and other equipment with estimated lives ranging 2 – 7 years, and (2) production process equipment (intermediate components) with estimated lives ranging 8 – 19 years.

(b)
Consists primarily of (1) production process equipment (major unit components) with estimated lives ranging 20 – 29 years, and (2) production process equipment (infrastructure and other) with estimated lives ranging 30 – 45 years.

The cost of property, plant and equipment is depreciated generally by the straight-line method. Depreciation expense amounted to $99.3 million, $88.3 million and $83.6 million during the years ended December 31, 2013, 2012 and 2011, respectively. Depreciation expense related to discontinued operations was $8.6 million, $8.7 million and $8.0 million during the years ended December 31, 2013, 2012 and 2011, respectively. Interest capitalized on significant capital projects in 2013, 2012 and 2011 was $6.1 million, $5.8 million and $2.4 million, respectively.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In 2012 we announced our plan to exit the phosphorus flame retardants business, whose products were sourced mainly at our Avonmouth, United Kingdom and Nanjing, China manufacturing sites. In connection with our exit of this business, net property, plant and equipment was written down by $30.9 million, and in the fourth quarter of 2012 we received cash proceeds of $7.7 million from the sale of our Nanjing, China manufacturing site, which resulted in the recognition of a gain of approximately $2 million. See Note 2 “Supplemental Cash Flow Information” and Note 19 “Special Items” for additional details about our exit of the phosphorus flame retardants business.
In the fourth quarter of 2012, we received proceeds of $1.9 million in connection with the sale of land adjacent to our regional offices in Belgium.

In the third quarter of 2010, we purchased certain property and equipment in Yeosu, South Korea in connection with our plans for building a metallocene polyolefin catalyst and trimethyl gallium manufacturing facility. Cash payments related to this acquisition were $6.5 million in 2011.
NOTE 8—Investments:
Investments include our share of unconsolidated joint ventures, nonmarketable securities and marketable equity securities. The following table details our investment balances at December 31, 2013 and 2012 (in thousands).

	December 31,
	2013	2012
Joint ventures	$187,843	$185,928
Nonmarketable securities	534	923
Marketable equity securities	23,801	20,290
Total	$212,178	$207,141
Our ownership positions in significant unconsolidated investments are shown below:

		December 31,
		2013	2012	2011
*	Nippon Aluminum Alkyls - a joint venture with Mitsui Chemicals, Inc. that produces aluminum alkyls	50%	50%	50%
*	Magnifin Magnesiaprodukte GmbH & Co. KG - a joint venture with Radex Heraklith Industriebeteiligung AG that produces specialty magnesium hydroxide products	50%	50%	50%
*	Nippon Ketjen Company Limited - a joint venture with Sumitomo Metal Mining Company Limited that produces refinery catalysts	50%	50%	50%
*	Eurecat S.A. - a joint venture with IFP Investissements for refinery catalysts regeneration services	50%	50%	50%
*	Fábrica Carioca de Catalisadores S.A. - a joint venture with Petrobras Quimica S.A. - PETROQUISA that produces catalysts and includes catalysts research and product development activities	50%	50%	50%
*	Stannica, LLC - a joint venture with PMC Group, Inc. that produces tin stabilizers	50%	50%	50%
Our investment in the significant unconsolidated joint ventures above amounted to $172.9 million and $170.6 million as of December 31, 2013 and 2012, respectively, and the amount included in Equity in net income of unconsolidated investments (net of tax) in the consolidated statements of income totaled $31.5 million, $37.0 million and $43.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. Undistributed earnings attributable to our significant unconsolidated investments represented approximately $117.1 million and $106.1 million of our consolidated retained earnings at December 31, 2013 and 2012, respectively. All of the unconsolidated joint ventures in which we have investments are private companies and accordingly do not have a quoted market price available.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following summary lists our assets, liabilities and results of operations for our significant unconsolidated joint ventures presented herein (in thousands):

	December 31,
	2013	2012
Summary of Balance Sheet Information:
Current assets	$313,446	$343,129
Noncurrent assets	198,776	212,587
Total assets	$512,222	$555,716

Current liabilities	$100,469	$129,105
Noncurrent liabilities	77,734	76,422
Total liabilities	$178,203	$205,527

	Year Ended December 31,
	2013	2012	2011
Summary of Statements of Income Information:
Net sales	$598,459	$601,233	$672,859
Gross profit	$169,406	$165,650	$189,691
Income before income taxes	$101,652	$105,329	$132,399
Net income	$71,294	$71,561	$88,414
We have evaluated each of the unconsolidated investments pursuant to current accounting guidance and none qualify for consolidation. Dividends received from our significant unconsolidated investments were $20.5 million, $25.6 million and $22.8 million in 2013, 2012 and 2011, respectively.
At December 31, 2013 and 2012, the carrying amount of our investments in unconsolidated joint ventures exceeded the amount of underlying equity in net assets by approximately $8.4 million and $12.1 million, respectively. These amounts represent the differences between the value of certain assets of the joint ventures and our related valuation on a U.S. GAAP basis. As of December 31, 2013 and 2012, $1.4 million and $1.8 million, respectively, remained to be amortized over the remaining useful lives of the assets with the balance of the difference representing primarily our share of the joint ventures’ goodwill.
The carrying value of our unconsolidated investment in Stannica LLC, a variable interest entity for which we are not the primary beneficiary, was $5.5 million and $6.6 million at December 31, 2013 and 2012, respectively. Our maximum exposure to loss in connection with our continuing involvement with Stannica LLC is limited to our investment carrying value.
Assets of the Benefit Protection Trust, in conjunction with our EDCP, are accounted for as trading securities in accordance with authoritative accounting guidance. The assets of the Trust consist primarily of mutual fund investments and are marked-to-market on a monthly basis through the consolidated statements of income. As of December 31, 2013 and 2012, these marketable securities amounted to $23.0 million and $20.3 million, respectively.
During the year ended December 31, 2012, we and our joint venture partner each advanced $22.5 million to our 50%-owned joint venture, Saudi Organometallic Chemicals Company (SOCC), pursuant to a long-term loan arrangement. Our loan bears quarterly interest at the London Inter-Bank Offered Rate (LIBOR) plus 1.275% per annum (1.52% and 1.58% as of December 31, 2013 and 2012, respectively), with interest receivable on a semi-annual basis on January 1 and July 1. Principal repayments on amounts outstanding under this arrangement are required as mutually agreed upon by the joint venture partners, but with any outstanding balances receivable in full no later than December 31, 2021. This loan receivable outstanding has been recorded in Other assets in our consolidated balance sheets at December 31, 2013 and 2012. The recorded value of this receivable approximates fair value as it bears interest based on prevailing variable market rates. Also during the year ended December 31, 2012, we and our joint venture partner each advanced 1.9 million Euros (approximately $2.6 million and $2.5 million at December 31, 2013 and 2012, respectively) to our 50%-owned joint venture, Eurecat S.A., pursuant to a long-term loan arrangement. During the year ended December 31, 2011, we made a capital contribution of $10.9 million to SOCC.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—Other Assets:
Other assets consist of the following at December 31, 2013 and 2012 (in thousands):

	December 31,
	2013	2012
Deferred income taxes—noncurrent(a)	$65,667	$64,512
Assets related to unrecognized tax benefits(a)	25,730	25,788
Long-term advances to joint ventures(b)	25,124	25,017
Other	43,708	39,519
Total	$160,229	$154,836

(a)	See Note 18, “Income Taxes.”

(b)	See Note 8, “Investments.”

NOTE 10—Goodwill and Other Intangibles:
Goodwill and other intangibles consist principally of goodwill, customer lists, trade names, patents and other intangibles.
The following table summarizes the changes in goodwill by operating segment for the years ended December 31, 2013 and 2012 (in thousands):

	Performance Chemicals	Catalyst Solutions	Total
Balance at December 31, 2011	$43,098	$230,047	$273,145
Foreign currency translation adjustments	421	3,400	3,821
Balance at December 31, 2012	43,519	233,447	276,966
Foreign currency translation adjustments	84	7,153	7,237
Balance at December 31, 2013	$43,603	$240,600	$284,203

Other intangibles consist of the following at December 31, 2013 and 2012 (in thousands):

	Customer Lists and Relationships	Trade Names(c)	Patents and Technology	Land Use Rights	Manufacturing Contracts and Supply/Service Agreements	Other	Total
Gross Asset Value
Balance at December 31, 2011	$100,078	$45,399	$45,973	$8,098	$13,782	$24,161	$237,491
Acquisitions(a)	—	—	1,500	—	—	—	1,500
Exit of phosphorus flame retardants business(b)	(16,189)	(19,441)	—	(1,915)	(5,470)	(1,122)	(44,137)
Foreign currency translation adjustments and other	1,278	985	403	20	211	373	3,270
Balance at December 31, 2012	85,167	26,943	47,876	6,203	8,523	23,412	198,124
Foreign currency translation adjustments and other	1,259	(36)	867	173	(185)	216	2,294
Balance at December 31, 2013	$86,426	$26,907	$48,743	$6,376	$8,338	$23,628	$200,418
Accumulated Amortization
Balance at December 31, 2011	$(30,281)	$(12,220)	$(35,212)	$(1,118)	$(11,113)	$(17,266)	$(107,210)
Amortization	(4,499)	(1,307)	(3,176)	(183)	(658)	(900)	(10,723)
Exit of phosphorus flame retardants business(b)	4,134	5,791	—	236	5,470	1,122	16,753
Foreign currency translation adjustments and other	(838)	(750)	(390)	(14)	(211)	(277)	(2,480)
Balance at December 31, 2012	(31,484)	(8,486)	(38,778)	(1,079)	(6,512)	(17,321)	(103,660)
Amortization	(4,332)	(995)	(797)	(166)	(647)	(1,129)	(8,066)
Foreign currency translation adjustments and other	(172)	511	(779)	(23)	185	(211)	(489)
Balance at December 31, 2013	$(35,988)	$(8,970)	$(40,354)	$(1,268)	$(6,974)	$(18,661)	$(112,215)
Net Book Value at December 31, 2012	$53,683	$18,457	$9,098	$5,124	$2,011	$6,091	$94,464
Net Book Value at December 31, 2013	$50,438	$17,937	$8,389	$5,108	$1,364	$4,967	$88,203

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(a)	The increase of $1.5 million in Patents and Technology relates to our acquisition of certain patents in 2012 related to catalysts useful in the production of fuel products from renewable feedstocks.

(b)
In 2012 we reduced intangible assets by $44.1 million and related accumulated amortization by $16.8 million in connection with our exit of the phosphorus flame retardants business. See Note 19 “Special Items.”

(c)	Trade names include a gross carrying amount of $10.3 million for an indefinite-lived intangible asset.
Useful lives range from 15 – 25 years for customer lists and relationships; 11 – 35 years for trade names; 17 – 20 years for patents and technology; 37 – 40 years for land use rights; 6 – 12 years for manufacturing contracts and supply/service agreements; and 5 – 35 years for other.
Amortization of other intangibles amounted to $8.1 million, $10.7 million and $13.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Amortization of other intangibles related to discontinued operations was $3.5 million, $3.4 million and $3.4 million for the years ended December 31, 2013, 2012 and 2011, respectively. Total estimated amortization expense of other intangibles for the next five fiscal years is as follows (in thousands):

Estimated Amortization Expense
2014	$8,310
2015	$6,554
2016	$6,078
2017	$5,909
2018	$5,711

NOTE 11—Accrued Expenses:
Accrued expenses consist of the following at December 31, 2013 and 2012 (in thousands):

	December 31,
	2013	2012
Employee benefits, payroll and related taxes	$41,955	$39,442
Taxes other than income taxes and payroll taxes	23,864	25,025
Deferred revenue	17,896	13,955
Accrued sales commissions	7,241	7,893
Accrued interest payable	7,716	7,816
Accrued utilities	8,608	9,108
Reduction in force accruals(a)	39,104	14,428
Other	44,149	59,879
Total	$190,533	$177,546

(a)	See Note 19, “Special Items.”

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12—Long-Term Debt:
Long-term debt consists of the following at December 31, 2013 and 2012 (in thousands):

	December 31,
	2013	2012
5.10% Senior notes, net of unamortized discount of $36 at December 31, 2013 and $70 at December 31, 2012	$324,964	$324,930
4.50% Senior notes, net of unamortized discount of $2,186 at December 31, 2013 and $2,500 at December 31, 2012	347,814	347,500
Commercial paper notes	363,000	—
Fixed rate foreign borrowings	7,879	19,458
Variable-rate foreign bank loans	34,910	7,006
Miscellaneous	297	394
Total long-term debt	1,078,864	699,288
Less amounts due within one year	24,554	12,700
Long-term debt, less current portion	$1,054,310	$686,588
Aggregate annual maturities of long-term debt as of December 31, 2013 are as follows (in millions): 2014—$24.6; 2015—$327.1; 2016—$379.4; 2017—$0.0; 2018—$0.0; thereafter—$350.0.
On February 7, 2014, we entered into a new $750.0 million credit facility. The five-year, revolving, unsecured credit agreement (hereinafter referred to as the February 2014 credit agreement) matures on February 7, 2019 and (i) replaces our previous $750.0 million amended and restated credit agreement dated as of September 22, 2011 (the September 2011 credit agreement); (ii) provides for an additional $250.0 million in credit, if needed, subject to the terms of the agreement; and (iii) provides for the ability to extend the maturity date under certain conditions. Borrowings bear interest at variable rates based on the LIBOR for deposits in the relevant currency plus an applicable margin which ranges from 0.900% to 1.500%, depending on the Company’s credit rating from Standard & Poor’s Ratings Services (S&P) and Moody’s Investors Services (Moody’s). The applicable margin on the facility was 1.000% as of February 25, 2014. As of February 25, 2014, there were no borrowings outstanding under the February 2014 credit agreement.
Borrowings under the February 2014 credit agreement are conditioned upon compliance with the following covenants: (i) consolidated funded debt, as defined in the agreement, must be less than or equal to 3.50 times consolidated EBITDA, as defined in the agreement, (which reflects adjustments for certain non-recurring or unusual items such as restructuring charges, facility divestiture charges and other significant non-recurring items), or herein “consolidated adjusted EBITDA,” as of the end of any fiscal quarter; (ii) with the exception of liens specified in our new credit facility, liens may not attach to assets when the aggregate amount of all indebtedness secured by such liens plus unsecured subsidiary indebtedness, other than indebtedness incurred by our subsidiaries under the February 2014 credit agreement, would exceed 20% of consolidated net worth, as defined in the agreement; and (iii) with the exception of indebtedness specified in the February 2014 credit agreement, subsidiary indebtedness may not exceed the difference between 20% of consolidated net worth, as defined in the agreement, and indebtedness secured by liens permitted under the agreement. We believe that as of December 31, 2013, we were, and currently are, in compliance with all of our debt covenants.
On May 29, 2013, we entered into agreements to initiate a commercial paper program on a private placement basis under which we may issue unsecured commercial paper notes (the “Notes”) from time-to-time up to a maximum aggregate principal amount outstanding at any time of $750.0 million. The proceeds from the issuance of the Notes are expected to be used for general corporate purposes, including the repayment of other debt of the Company. Our February 2014 credit agreement is available to repay the Notes, if necessary. Aggregate borrowings outstanding under the February 2014 credit agreement and the commercial paper program will not exceed the $750.0 million current maximum amount available under the February 2014 credit agreement. The Notes will be sold at a discount from par, or alternatively, will be sold at par and bear interest at rates that will vary based upon market conditions at the time of the issuance of the Notes. The maturities of the Notes will vary but may not exceed 397 days from the date of issue. The definitive documents relating to the Program contain customary representations, warranties, default and indemnification provisions.
At December 31, 2013, we had $363.0 million of Notes outstanding bearing a weighted-average interest rate of approximately 0.23% and a weighted-average maturity of 21 days. While the outstanding Notes generally have short-term maturities, we classify the Notes as long-term based on our ability and intent to refinance the Notes on a long-term basis through the issuance of additional Notes or borrowings under the February 2014 credit agreement.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In September 2011, we amended and restated our previous credit facility. Fees and expenses of $2.7 million were incurred and paid in connection with this amendment. Borrowings under the September 2011 credit agreement bore interest at variable rates based on the LIBOR for deposits in the relevant currency plus an applicable margin which ranged from 0.900% to 1.400%, depending on the Company’s credit rating applicable from time to time. The applicable margin on the September 2011 credit agreement was 0.975% as of December 31, 2013. As of December 31, 2013 and 2012, we had no borrowings outstanding under the September 2011 credit agreement.
Our $325.0 million aggregate principal amount of senior notes, issued on January 20, 2005, bear interest at a rate of 5.10%, payable semi-annually on February 1 and August 1 of each year. The effective interest rate on these senior notes is approximately 5.19%. These senior notes mature on February 1, 2015.
Our $350.0 million aggregate principal amount of senior notes, issued on December 10, 2010, bear interest at a rate of 4.50%, payable semi-annually on June 15 and December 15 of each year. The effective interest rate on these senior notes is approximately 4.70%. These senior notes mature on December 15, 2020.
We have additional agreements with financial institutions that provide for borrowings under uncommitted credit lines up to a maximum of $60.0 million. There were no outstanding borrowings under these agreements at either December 31, 2013 or December 31, 2012. The average interest rate on borrowings under these agreements during 2013, 2012 and 2011was 0.89%, 1.49% and 1.43%, respectively.
We have an agreement with a foreign bank that provides immediate U.S Dollar or Euro-denominated borrowings under uncommitted credit lines up to a maximum of $48.0 million or the Euro equivalent. At December 31, 2013 and 2012, there were no outstanding borrowings under this agreement.
One of our foreign subsidiaries has agreements with several foreign banks, which provide immediate borrowings under uncommitted credit lines up to a maximum of 4.5 billion Japanese Yen (approximately $42.8 million at December 31, 2013, based on applicable exchange rates). At December 31, 2013 there were outstanding borrowings of $16.4 million and at December 31, 2012 there were no outstanding borrowings under these agreements. The weighted average interest rate on borrowings under these agreements during 2013 and 2011 was 0.52% and 1.07%, respectively (there were no borrowings in 2012).
Certain of our remaining foreign subsidiaries have additional agreements with foreign institutions that provide immediate uncommitted credit lines, on a short term basis, up to an aggregate maximum of approximately $93.3 million, of which $80.1 million supports foreign subsidiaries based in China. We have guaranteed these agreements. At December 31, 2013 and 2012, there were no outstanding borrowings under these agreements.
At December 31, 2013 and 2012, we had the ability and intent to refinance our borrowings under our other existing credit lines with borrowings under the September 2011 credit agreement. Therefore, the amounts outstanding under those credit lines, if any, are classified as long-term debt at December 31, 2013 and 2012. At December 31, 2013, we had the ability to borrow $387.0 million under our commercial paper program and the September 2011 credit agreement, plus an additional $250.0 million if needed, subject to the terms of the September 2011 credit agreement.
Our consolidated joint venture JBC has foreign currency denominated debt, which amounted to $26.4 million at December 31, 2013 and 2012, and principally includes (i) foreign plant-related construction borrowings maturing in April 2015 amounting to $7.9 million and $13.5 million at December 31, 2013 and 2012, respectively, which bore interest at rates ranging from 2.09% to 5.3% at December 31, 2013, (ii) short-term borrowings of $18.5 million at December 31, 2013, bearing interest at 1.59% as of December 31, 2013, and (iii) a $6.0 million unsecured non-interest bearing loan from its other shareholder at December 31, 2012, which was repaid in 2013. At December 31, 2013, JBC had additional borrowing capacity of approximately $6.1 million.
In anticipation of refinancing our 2015 senior notes in the fourth quarter of 2014, on January 22, 2014, we entered into a pay fixed, receive variable rate forward starting interest rate swap with J.P. Morgan Chase Bank, N.A., to be effective October 15, 2014. Under this swap, we hedged the interest rate and partial credit spread on the 20 future semi-annual coupon payments that we would pay when we refinance our 2015 senior notes with another 10 year note. The notional amount of the swap is $325.0 million and the fixed rate is 3.281%. A cash settlement will occur on the termination date determined by reference to the changes in the U.S. dollar 3-month LIBOR and credit spreads from the date we entered into the swap until the date we terminate the swap. We intend to designate this derivative financial instrument as an effective hedge under Accounting Standards Codification 815, Derivatives and Hedging.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—Other Noncurrent Liabilities:
Other noncurrent liabilities consist of the following at December 31, 2013 and 2012 (in thousands):

	December 31,
	2013	2012
Liabilities related to uncertain tax positions(a)	$29,834	$29,179
Executive deferred compensation plan obligation	23,030	20,265
Deferred revenue—long-term	2,444	3,362
Environmental liabilities(b)	9,213	17,213
Asset retirement obligations(b)	16,930	16,517
Other	29,159	27,486
Total	$110,610	$114,022

(a)	See Note 18, “Income Taxes.”

(b)	See Note 15, “Commitments and Contingencies.”

NOTE 14—Stock-based Compensation Expense:
Incentive Plans
We have various share-based compensation plans that authorize the granting of (i) stock options to purchase shares of our common stock, (ii) restricted stock and restricted stock units, (iii) performance unit awards and (iv) stock appreciation rights (SARs) to employees and non-employee directors. The plans provide for payment of incentive awards in one or more of the following at our option: cash, shares of our common stock, qualified and non-qualified stock options, SARs, restricted stock awards, restricted stock unit awards and performance unit awards. The share-based awards granted by us generally contain vesting provisions ranging from one to five years, and with respect to stock options granted by us, have a term of not more than ten years from the date of grant. Stock options granted to employees generally vest over three years and have a term of ten years. Restricted stock and restricted stock unit awards vest in periods ranging from one to five years from the date of grant. Performance unit awards are earned at a level ranging from zero to 200% contingent upon the achievement of specific performance criteria over periods ranging from one to two years. Distribution of the earned units occurs generally 50% upon completion of a two-year measurement period with the remaining 50% of the earned units distributed one year thereafter.
We granted 297,924, 263,200 and 401,500 stock options during 2013, 2012 and 2011, respectively. There were no significant modifications made to any share-based grants during these periods.
On April 20, 2010, the maximum number of shares available for issuance to participants under the Albemarle Corporation 2008 Incentive Plan (the “Incentive Plan”) increased by 4,470,000 shares to 7,470,000 shares. With respect to any awards, other than stock options or SARs, the number of shares available for awards under the Incentive Plan were reduced by 1.6 shares for each share covered by such award or to which such award related. Effective May 7, 2013, the Albemarle Corporation 2008 Stock Compensation Plan for Non-Employee Directors and the 1996 Directors’ Deferred Compensation Plan (as amended and restated in 2005) were merged into the Albemarle Corporation 2013 Stock Compensation and Deferral Election Plan for Non-Employee Directors (the “Non-Employee Directors Plan”). Under the Non-Employee Directors Plan, a maximum aggregate number of 500,000 shares of our common stock is authorized for issuance to the Company’s non-employee directors; any shares remaining available for issuance under the prior plans were canceled. The aggregate fair market value of shares that may be issued to a director during any compensation year (as defined in the agreement, generally July 1 to June 30) shall not exceed $150,000. At December 31, 2013, there were 3,587,539 shares available for grant under the Incentive Plan and 485,600 shares available for grant under the Non-Employee Directors Plan.
Total stock-based compensation expense associated with our incentive plans for the years ended December 31, 2013, 2012 and 2011 amounted to $10.2 million, $15.2 million and $27.1 million, respectively, and is included in cost of goods sold and selling, general and administrative (SG&A) expenses on the consolidated statements of income. Total related recognized tax benefits for the years ended December 31, 2013, 2012 and 2011 amounted to $3.7 million, $5.6 million and $10.0 million, respectively.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about the Company’s fixed-price stock options as of and for the year ended December 31, 2013:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2012	1,343,261	$41.78	7.2	$28,232
Granted	297,924	65.35
Exercised	(191,732)	28.96
Forfeited	(80,337)	61.39
Outstanding at December 31, 2013	1,369,116	$47.55	7.0	$22,795
Exercisable at December 31, 2013	854,031	$37.86	6.0	$21,977
The fair value of each option granted during the years ended December 31, 2013, 2012 and 2011 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2013	2012	2011
Dividend yield	1.58%	1.59%	1.53%
Volatility	33.55%	34.04%	33.04%
Average expected life (years)	6	6	6
Risk-free interest rate	2.18%	2.05%	3.67%
Fair value of options granted	$19.73	$20.00	$18.42
Dividend yield is the average of historical yields and those estimated over the average expected life. The stock volatility is based on historical volatilities of our common stock. The average expected life represents the weighted average period of time that options granted are expected to be outstanding giving consideration to vesting schedules and our historical exercise patterns. The risk-free interest rate is based on the U.S. Treasury strip rate with stripped coupon interest for the period equal to the contractual term of the share option grant in effect at the time of grant.
The intrinsic value of options exercised during the years ended December 31, 2013, 2012 and 2011 was $7.0 million, $37.4 million and $7.9 million, respectively. The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option.
Total compensation cost not yet recognized for nonvested stock options outstanding as of December 31, 2013 is approximately $6.1 million and is expected to be recognized over a remaining weighted-average period of 2.3 years. Cash proceeds from stock options exercised and tax benefits related to stock options exercised were $5.6 million and $2.5 million for the year ended December 31, 2013, respectively. The Company issues new shares of common stock upon exercise of stock options and vesting of restricted common stock awards.
The following table summarizes activity in performance unit awards as of and for the year ended December 31, 2013:

	Shares	Weighted Average Grant Date Fair Value Per Share
Nonvested, beginning of period	364,100	$55.94
Granted	274,621	61.41
Vested	(228,001)	49.77
Forfeited	(39,317)	62.53
Nonvested, end of period	371,403	63.08
The weighted average grant date fair value of performance unit awards granted in 2013, 2012 and 2011 was $16.9 million, $19.7 million and $10.7 million, respectively. Performance units awarded in 2013 include shares with a weighted average grant date fair value of $6.3 million related to awards granted in 2011 that earned at a rate of 200% based upon the

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

achievement of specific performance criteria. Performance units awarded in 2012 include shares with a weighted average grant date fair value of $8.9 million related to awards granted in 2011 and 2010 that earned at a rate of 200% based upon the achievement of specific performance criteria.
The weighted average fair value of performance unit awards that vested during 2013, 2012 and 2011 was $14.5 million, $18.3 million and $0.2 million, respectively, based on the closing prices of our common stock on the dates of vesting. Total compensation cost not yet recognized for nonvested performance unit awards outstanding as of December 31, 2013 is approximately $2.4 million, calculated based on current expectation of specific performance criteria, and is expected to be recognized over a remaining weighted-average period of approximately 1.1 years. Each performance unit represents one share of common stock.
The following table summarizes activity in non-performance based restricted stock and restricted stock unit awards as of and for the year ended December 31, 2013:

	Shares	Weighted Average Grant Date Fair Value Per Share
Nonvested, beginning of period	142,805	$51.01
Granted	53,593	63.17
Vested	(51,416)	41.48
Forfeited	(33,787)	57.46
Nonvested, end of period	111,195	59.32

The weighted average grant date fair value of restricted stock and restricted stock unit awards granted in 2013, 2012 and 2011 was $3.4 million, $2.9 million and $3.7 million, respectively. The weighted average fair value of restricted stock and restricted stock unit awards that vested in 2013, 2012 and 2011 was $3.2 million, $7.4 million and $9.4 million, respectively, based on the closing prices of our common stock on the dates of vesting. Total compensation cost not yet recognized for nonvested, non-performance based restricted stock and restricted stock units as of December 31, 2013 is approximately $3.4 million and is expected to be recognized over a remaining weighted-average period of 1.6 years. The fair value of the non-performance based restricted stock and restricted stock units was estimated on the date of grant adjusted for a dividend factor, if necessary.

NOTE 15—Commitments and Contingencies:
In the ordinary course of business, we have commitments in connection with various activities, the most significant of which are as follows:
Environmental
We had the following activity in our recorded environmental liabilities for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2013	2012	2011
Balance, beginning of year	$20,322	$12,359	$13,806
Expenditures	(3,013)	(1,451)	(1,081)
Changes in estimates recorded to earnings and other	(902)	227	(270)
Exit of phosphorus flame retardants business	—	8,700	—
Foreign currency translation	192	487	(96)
Balance, end of year	16,599	20,322	12,359
Less amounts reported in Accrued expenses	7,386	3,109	1,433
Amounts reported in Other noncurrent liabilities	$9,213	$17,213	$10,926
The amounts recorded represent our future remediation and other anticipated environmental liabilities. These liabilities typically arise during the normal course of our operational and environmental management activities or at the time of acquisition of the site, and are based on internal analysis as well as input from outside consultants. As evaluations proceed at

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

each relevant site, changes in risk assessment practices, remediation techniques and regulatory requirements can occur, therefore such liability estimates may be adjusted accordingly. The timing and duration of remediation activities at these sites will be determined when evaluations are completed. Although it is difficult to quantify the potential financial impact of these remediation liabilities, management estimates (based on the latest available information) that there is a reasonable possibility that future environmental remediation costs associated with our past operations, in excess of amounts already recorded, could be up to approximately $17 million before income taxes.
Approximately $7.3 million of our recorded liability is related to the closure and post-closure activities at a former landfill associated with our Bergheim, Germany site, which was recorded at the time of our acquisition of this site in 2001. This closure project has been approved under the authority of the governmental permit for this site and is scheduled for completion in 2017, with post-closure monitoring to occur for 30 years thereafter. The remainder of our recorded liability is associated with sites that are being evaluated under governmental authority but for which final remediation plans have not yet been approved. In connection with the remediation activities at our Bergheim, Germany site as required by the German environmental authorities, we have pledged certain of our land and housing facilities at this site which has an estimated fair value of $6.2 million.

During the second quarter of 2012, the Company recorded $8.7 million in estimated site remediation liabilities at our Avonmouth, United Kingdom site as part of the charges associated with our exit of the phosphorus flame retardant business. Included in these estimated charges are anticipated costs of site investigation, remediation and cleanup activities. We are in the process of reviewing our investigation and remediation plans with local government authorities. Based on current information about site conditions, we anticipate this investigation and remediation program will be substantially completed during 2014.
We believe that any sum we may be required to pay in connection with environmental remediation matters in excess of the amounts recorded should occur over a period of time and should not have a material adverse effect upon our results of operations, financial condition or cash flows on a consolidated annual basis although any such sum could have a material adverse impact on our results of operations, financial condition or cash flows in a particular quarterly reporting period.
Rental Expense
Our rental expenses include a number of operating lease agreements, primarily for office space, transportation equipment and storage facilities. The following schedule details the future non-cancelable minimum lease payments for the next five years and thereafter (in thousands):

Minimum Operating Lease Payments
2014	$7,232
2015	$5,556
2016	$4,142
2017	$3,351
2018	$2,286
Thereafter	$6,060
Rental expense was approximately $30.7 million, $33.1 million, and $30.9 million for 2013, 2012 and 2011, respectively. Rental expense related to discontinued operations was approximately $1.6 million, $1.4 million and $1.6 million for 2013, 2012 and 2011, respectively. Rental expense is shown net of rental income which was minimal during 2013, 2012 and 2011.
Litigation
On July 3, 2006, we received a Notice of Violation (the 2006 NOV) from the U.S. Environmental Protection Agency Region 4 (EPA) regarding the implementation of the Pharmaceutical Maximum Achievable Control Technology standards at our plant in Orangeburg, South Carolina. The alleged violations involve (i) the applicability of the specific regulations to certain intermediates manufactured at the plant, (ii) failure to comply with certain reporting requirements, (iii) improper evaluation and testing to properly implement the regulations and (iv) the sufficiency of the leak detection and repair program at the plant. In the second quarter of 2011, the Company was served with a complaint by the EPA in the U.S. District Court for the District of South Carolina, based on the alleged violations set out in the 2006 NOV seeking civil penalties and injunctive relief. The complaint was subsequently amended to add the State of South Carolina as a plaintiff. We intend to vigorously defend this action. Any settlement or finding adverse to us could result in the payment by us of fines, penalties, capital expenditures or

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

some combination thereof. At this time, it is not possible to predict with any certainty the outcome of this litigation or the financial impact which may result therefrom. However, we do not expect any financial impact to have a material adverse effect on the Company’s results of operations, financial condition or cash flows.
In addition, we are involved from time to time in legal proceedings of types regarded as common in our business, including administrative or judicial proceedings seeking remediation under environmental laws, such as the federal Comprehensive Environmental Response, Compensation and Liability Act, commonly known as CERCLA or Superfund, products liability, breach of contract liability and premises liability litigation. Where appropriate, we may establish financial reserves as estimated by our general counsel for such proceedings. We also maintain insurance to mitigate certain of such risks. Costs for legal services are generally expensed as incurred.

Other
The Company has standby letters of credit and guarantees with various financial institutions. The following table summarizes our letters of credit and guarantee agreements (in thousands):

	2014	2015	2016	2017	2018	Thereafter
Letters of credit and other guarantees	$12,618	$3,262	$328	$3,839	$232	$6,291
The outstanding letters of credit are primarily related to insurance claim payment guarantees with expiration dates ranging from 2014 to 2022. The majority of the Company’s other guarantees have terms of one year and mainly consist of performance and environmental guarantees, as well as guarantees to customs and port authorities. The guarantees arose during the ordinary course of business.
We do not have recorded reserves for the letters of credit and guarantees as of December 31, 2013. We are unable to estimate the maximum amount of the potential future liability under guarantees and letters of credit. However, we accrue for any potential loss for which we believe a future payment is probable and a range of loss can be reasonably estimated. We believe our liability under such obligations is immaterial.
Our estimated asset retirement obligations associated with certain property and equipment were $16.9 million and $16.5 million at December 31, 2013 and 2012, respectively. We have not recognized conditional asset retirement obligations for which a fair value cannot be reasonably estimated in our consolidated financial statements. It is the opinion of our management that the possibility is remote that such conditional asset retirement obligations, when estimable, will have a material adverse impact on our consolidated financial statements based on current costs.
We currently, and are from time to time, subject to transactional audits in various taxing jurisdictions and to customs audits globally. We do not expect the financial impact of any of these audits to have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

NOTE 16—Accumulated Other Comprehensive Income:
The components and activity in Accumulated other comprehensive income (net of deferred income taxes) consisted of the following during the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Foreign Currency Translation Adjustments(a)	Net Prior Service Benefit(b)	Unrealized Gain (Loss) on Marketable Securities	Other	Total
Balance at December 31, 2010	$69,605	$6,422	$(3)	$(1,135)	$74,889
Current period change	(17,269)	(2,156)	1	257	(19,167)
Tax benefit (expense)	3,909	794	(1)	(95)	4,607
Balance at December 31, 2011	56,245	5,060	(3)	(973)	60,329
Current period change	26,846	(6,533)	(5)	217	20,525
Tax benefit (expense)	2,026	2,462	2	(80)	4,410
Balance at December 31, 2012	85,117	989	(6)	(836)	85,264
Current period change	29,539	(781)	(3)	217	28,972
Tax benefit (expense)	1,809	279	1	(80)	2,009
Balance at December 31, 2013	$116,465	$487	$(8)	$(699)	$116,245

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(a)
Current period change for the year ended December 31, 2012 includes $12.3 million related to a non-cash write-off of foreign currency translation adjustments from Accumulated other comprehensive income in connection with our exit of the phosphorus flame retardants business (see Note 19) in accordance with current accounting guidance.

(b)
Current period change for the year ended December 31, 2012 includes $6.5 million related to a supplemental executive retirement plan settlement in connection with the retirement of our former CEO and executive chairman, and ($4.5) million related to various amendments to certain of our U.S. pension and defined contribution plans that were approved by our Board of Directors in the fourth quarter of 2012.

In accordance with accounting guidance issued by the FASB in February 2013 which became effective for us in the first quarter of 2013 on a prospective basis, below is information about amounts reclassified from accumulated other comprehensive income for the year ended December 31, 2013 (in thousands):

	Foreign Currency Translation Adjustments	Net Prior Service Benefit	Unrealized Loss on Marketable Securities	Other	Total
Accumulated other comprehensive income - balance at December 31, 2012	$85,117	$989	$(6)	$(836)	$85,264
Other comprehensive income (loss) before reclassifications	31,704	—	(2)	—	31,702
Amounts reclassified from accumulated other comprehensive income	—	(502)	—	137	(365)
Other comprehensive income (loss), net of tax	31,704	(502)	(2)	137	31,337
Other comprehensive income attributable to noncontrolling interests	(356)	—	—	—	(356)
Accumulated other comprehensive income - balance at December 31, 2013	$116,465	$487	$(8)	$(699)	$116,245
NOTE 17—Pension Plans and Other Postretirement Benefits:
We have certain noncontributory defined benefit pension plans covering certain U.S., German, Japanese and the Netherlands employees. We also have a contributory defined benefit plan covering certain Belgian employees. The benefits for these plans are based primarily on compensation and/or years of service. The funding policy for each plan complies with the requirements of relevant governmental laws and regulations. The pension information for all periods presented includes amounts related to salaried and hourly plans.
During 2009, the U.S. defined benefit pension plans were amended to be in compliance with the Pension Protection Act of 2006 (PPA), which was signed into law on August 16, 2006. This law amended the Employee Retirement Income Security Act of 1974 (ERISA) and included new rules regarding methods and assumptions, including measuring the benefit obligation and plan assets, use of interest rate assumptions, mortality tables, valuation date, credit balances for carryover and pre-funded balances, etc.
Our U.S. defined benefit plan for non-represented employees was closed to new participants effective March 31, 2004. On October 1, 2012, our Board of Directors approved certain plan amendments, such that effective December 31, 2014, no additional benefits shall accrue under this plan and participants’ accrued benefits shall be frozen as of that date. In addition, for participants who retire on or after December 31, 2012 and before December 31, 2013, final average earnings shall be determined as of December 31, 2012. For participants who retire on or after December 31, 2013 and before December 31, 2014, final average earnings shall be determined as of December 31, 2013. And for participants who retire on or after December 31, 2014, final average earnings shall be determined as of December 31, 2014. In addition to freezing the accrued benefits as of December 31, 2014, our Board of Directors also authorized application of a higher benefit formula for calculating accrued benefits in 2013 and 2014 only, as well as including an offset factor that would be applied to accrued benefits earned in 2013 and 2014. In connection with the plan amendments approved on October 1, 2012, we recorded a net curtailment gain of $4.5 million, which is included in Restructuring and other charges, net on our consolidated statements of income for the year ended December 31, 2012.
On March 31, 2004, a new defined contribution pension plan benefit was adopted under the qualified defined contribution plan for U.S. non-represented employees hired after March 31, 2004. The benefit was an annual contribution to the defined

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

contribution plan based on 5% of eligible employee compensation, which was further amended on January 1, 2007 to increase the annual contributions to 6% or 7% for eligible employees, depending on specified levels of years of service. On October 1, 2012 our Board of Directors approved additional plan amendments, such that effective January 1, 2013, the defined contribution pension plan benefit is expanded to include non-represented employees hired prior to March 31, 2004, and the annual contribution to the defined contribution plan for all participants is based on 5% of eligible employee compensation. Furthermore, our Board of Directors approved a one-time contribution to be made in December 2012 for active participants still in the U.S. defined benefit plan; the one-time contribution, in the amount of $10.1 million, was made into the defined contribution pension plan and into the EDCP for the amount of the one-time contribution that exceeded U.S. Internal Revenue Service (IRS) limits. The employer portion of contributions to our U.S. defined contribution plan amounted to $8.8 million, $14.8 million (including the one-time contribution made in the fourth quarter of 2012) and $4.5 million in 2013, 2012 and 2011, respectively.
We have a defined benefit plan covering employees in the Netherlands. This plan is a transitional arrangement in which benefits are based primarily on employee compensation and/or years of service. This plan is for certain individuals born on or before 1949 whom had a prior agreement, which we elected to honor, in connection with the refinery catalysts business acquisition in 2004.
Pension coverage for the employees of our other foreign subsidiaries is provided through separate plans. The plans are funded in conformity with the funding requirements of applicable governmental regulations. The pension cost, actuarial present value of benefit obligations and plan assets for all plans are combined in the other pension disclosure information presented.
The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans, as well as a summary of significant assumptions for our pension benefit plans (in thousands):

	Year Ended December 31, 2013		Year Ended December 31, 2012
	Total Pension Benefits	Domestic Pension Benefits	Total Pension Benefits	Domestic Pension Benefits
Change in benefit obligations:
Benefit obligation at January 1	$762,395	$714,158	$674,665	$634,184
Service cost	13,962	12,177	12,741	11,274
Interest cost	29,883	28,406	31,636	29,843
Plan amendments	—	—	1,123	1,123
Actuarial (gain) loss	(88,392)	(85,774)	90,336	83,428
Benefits paid	(41,132)	(39,630)	(49,234)	(45,694)
Employee contributions	320	—	294	—
Foreign exchange loss	1,546	—	834	—
Benefit obligation at December 31	$678,582	$629,337	$762,395	$714,158

Change in plan assets:
Fair value of plan assets at January 1	$563,303	$554,179	$531,105	$522,408
Actual return on plan assets	83,853	83,499	62,577	62,167
Employer contributions	9,790	7,556	18,299	15,298
Benefits paid	(41,132)	(39,630)	(49,234)	(45,694)
Employee contributions	320	—	294	—
Foreign exchange gain	411	—	262	—
Fair value of plan assets at December 31	$616,545	$605,604	$563,303	$554,179

Funded status at December 31	$(62,037)	$(23,733)	$(199,092)	$(159,979)

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2013		December 31, 2012
	Total Pension Benefits	Domestic Pension Benefits	Total Pension Benefits	Domestic Pension Benefits
Amounts recognized in consolidated balance sheets:
Current liabilities (accrued expenses)	$(4,390)	$(2,856)	$(3,611)	$(2,015)
Noncurrent liabilities (pension benefits)	(57,647)	(20,877)	(195,481)	(157,964)
Net pension liability	$(62,037)	$(23,733)	$(199,092)	$(159,979)

Amounts recognized in accumulated other comprehensive income:
Prior service benefit	$(70)	$(441)	$(759)	$(1,181)
Net amount recognized	$(70)	$(441)	$(759)	$(1,181)

Weighted-average assumption percentages:
Discount rate	5.00%	5.14%	4.04%	4.10%
Rate of compensation increase	2.78%	3.50%	3.37%	3.50%
The accumulated benefit obligation for all defined benefit pension plans was $669.1 million and $738.7 million at December 31, 2013 and 2012, respectively.
Postretirement medical benefits and life insurance is provided for certain groups of U.S. retired employees. Medical and life insurance benefit costs have been funded principally on a pay-as-you-go basis. Although the availability of medical coverage after retirement varies for different groups of employees, the majority of employees who retire before becoming eligible for Medicare can continue group coverage by paying a portion of the cost of a monthly premium designed to cover the claims incurred by retired employees subject to a cap on payments allowed. The availability of group coverage for Medicare-eligible retirees also varies by employee group with coverage designed either to supplement or coordinate with Medicare. Retirees generally pay a portion of the cost of the coverage. Plan assets for retiree life insurance are held under an insurance contract and are reserved for retiree life insurance benefits. In 2005, the postretirement medical benefit available to U.S. employees was changed to provide that employees who are under age 50 as of December 31, 2005 would no longer be eligible for a company-paid retiree medical premium subsidy. Employees who are of age 50 and above as of December 31, 2005 and who retire after January 1, 2006 will have their retiree medical premium subsidy capped. Effective January 1, 2008, our medical insurance for certain groups of U.S. retired employees is now insured through a medical carrier.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans, as well as a summary of significant assumptions for our postretirement benefit plans (in thousands):

	Year Ended December 31,
	2013	2012
	Total Other Postretirement Benefits	Total Other Postretirement Benefits
Change in benefit obligations:
Benefit obligation at January 1	$70,787	$68,935
Service cost	309	274
Interest cost	2,764	3,172
Actuarial (gain) loss	(6,165)	3,032
Benefits paid	(4,863)	(4,626)
Benefit obligation at December 31	$62,832	$70,787

Change in plan assets:
Fair value of plan assets at January 1	$6,611	$7,681
Actual return on plan assets	368	358
Employer contributions	3,504	3,198
Benefits paid	(4,863)	(4,626)
Fair value of plan assets at December 31	$5,620	$6,611

Funded status at December 31	$(57,212)	$(64,176)

	December 31,
	2013	2012
	Total Other Postretirement Benefits	Total Other Postretirement Benefits
Amounts recognized in consolidated balance sheets:
Current liabilities (accrued expenses)	$(3,309)	$(3,361)
Noncurrent liabilities (postretirement benefits)	(53,903)	(60,815)
Net postretirement liability	$(57,212)	$(64,176)

Amounts recognized in accumulated other comprehensive income:
Prior service benefit	$(429)	$(525)
Net amount recognized	$(429)	$(525)

Weighted-average assumption percentages:
Discount rate	5.03%	4.00%
Rate of compensation increase	3.50%	3.50%

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The components of pension benefits (credit) cost are as follows (in thousands):

	Year Ended		Year Ended		Year Ended
	December 31, 2013		December 31, 2012		December 31, 2011
	Total Pension Benefits	Domestic Pension Benefits	Total Pension Benefits	Domestic Pension Benefits	Total Pension Benefits	Domestic Pension Benefits
Service cost	$13,962	$12,177	$12,741	$11,274	$12,830	$11,169
Interest cost	29,883	28,406	31,636	29,843	32,933	30,945
Expected return on assets	(39,392)	(38,975)	(44,752)	(44,342)	(42,186)	(41,776)
Actuarial (gain) loss(a)	(132,916)	(130,297)	72,550	65,603	88,809	88,091
Amortization of prior service benefit	(689)	(741)	(757)	(812)	(953)	(1,009)
Total net pension benefits (credit) cost	$(129,152)	$(129,430)	$71,418	$61,566	$91,433	$87,420

Weighted-average assumption percentages:
Discount rate	4.04%	4.10%	5.04%	5.07%	5.40%	5.45%
Expected return on plan assets	7.20%	7.25%	8.19%	8.25%	8.19%	8.25%
Rate of compensation increase	3.37%	3.50%	3.96%	4.11%	3.93%	4.11%

(a)
In the second quarter of 2013, we identified that our consolidated statement of income for the year ended December 31, 2012 included a correction of $5.8 million (recorded in the second quarter of 2012) for pension plan actuarial gains that related to 2011. This amount was deemed to be not material with respect to our financial statements for the year ended December 31, 2012 and any prior period financial statements.

The estimated amounts to be amortized from accumulated other comprehensive income into net periodic pension costs during 2014 are as follows (in thousands):

	Total Pension Benefits	Domestic Pension Benefits
Amortization of prior service benefit	$(689)	$(741)
The components of postretirement benefits (credit) cost are as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
	Total Other Postretirement Benefits	Total Other Postretirement Benefits	Total Other Postretirement Benefits
Service cost	$309	$274	$263
Interest cost	2,764	3,172	3,393
Expected return on assets	(413)	(488)	(509)
Actuarial (gain) loss(a)	(6,120)	3,161	3,324
Amortization of prior service benefit	(95)	(95)	(697)
Total net postretirement benefits (credit) cost	$(3,555)	$6,024	$5,774

Weighted-average assumption percentages:
Discount rate	4.00%	5.10%	5.30%
Expected return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	3.50%	4.00%	4.00%

(a)
In the second quarter of 2013, we identified that our consolidated statement of income for the year ended December 31, 2012 included a correction of $4.4 million (recorded in the second quarter of 2012) for postretirement plan actuarial gains that related to 2011. This

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

amount was deemed to be not material with respect to our financial statements for the year ended December 31, 2012 and any prior period financial statements.
The estimated amounts to be amortized from accumulated other comprehensive income into net periodic postretirement costs during 2014 are as follows (in thousands):

Total Other Postretirement Benefits
Amortization of prior service benefit	$(95)
In estimating the expected return on plan assets, consideration is given to past performance and future performance expectations for the types of investments held by the plan, as well as the expected long-term allocations of plan assets to these investments. For the years 2013 and 2012, the weighted-average expected rate of return on domestic pension plan assets was 7.25% and 8.25%, respectively. The weighted-average expected rate of return on our domestic pension plan assets is 6.91% effective January 1, 2014. The weighted-average expected rate of return on plan assets for our OPEB plans was 7.00% during 2013 and 2012. There has been no change to the assumed rate of return on OPEB plan assets effective January 1, 2014. The weighted-average expected rate of return on pension plan assets for foreign plans was 4.35% and 4.50% during 2013 and 2012, respectively.
In projecting the rate of compensation increase, we consider past experience in light of movements in inflation rates. At December 31, 2013, the assumed weighted-average rate of compensation increase changed to 2.78% from 3.37% for the pension plans. The assumed weighted-average rate of compensation increase was 3.50% for the OPEB plans at December 31, 2013 and 2012.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The inputs used to measure fair value are classified into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or

Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or

Inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability
We endeavor to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Transfers between levels of the fair value hierarchy are deemed to have occurred on the date of the event or change in circumstance that caused the transfer. There were no transfers between Levels 1 and 2 during the year ended December 31, 2013. Investments for which market quotations are readily available are valued at the closing price on the last business day of the year. Listed securities for which no sale was reported on such date are valued at the mean between the last reported bid and asked price. Securities traded in the over-the-counter market are valued at the closing price on the last business day of the year or at bid price. The net asset value of shares or units is based on the quoted market value of the underlying assets. The market value of corporate bonds is based on institutional trading lots and is most often reflective of bid price. Government securities are valued at the mean between bid and ask prices. Holdings in private equity securities are typically valued using the net asset valuations provided by the underlying private investment companies.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the assets of our pension and postretirement plans that were accounted for at fair value on a recurring basis as of December 31, 2013 (in thousands):

	December 31, 2013	Quoted Prices in Active Markets for Identical Items (Level 1)	Quoted Prices in Active Markets for Similar Items (Level 2)	Unobservable Inputs (Level 3)
Pension Assets:
Domestic Equity(a)	$167,627	$167,627	$—	$—
International Equity(b)	70,609	70,609	—	—
Fixed Income(c)	248,095	237,151	10,944	—
Absolute Return(d)	125,137	1,538	—	123,599
Cash	5,077	5,077	—	—
Total Pension Assets	$616,545	$482,002	$10,944	$123,599
Postretirement Assets:
Fixed Income(c)	$5,620	$—	$5,620	$—

(a)	Consists primarily of U.S. stock funds that track or are actively managed and measured against the S&P 500 index.

(b)
Consists primarily of an international equity fund which invests in common stocks and other securities whose value is based on an international equity index or an underlying equity security or basket of equity securities.

(c)	Consists primarily of mutual funds that hold debt obligations issued by governments, corporations, municipalities and other borrowers. Also includes insurance policies.

(d)	Consists primarily of funds with holdings in private investment companies. See additional information about the Absolute Return investments below.
The table below sets forth a summary of changes in the fair value of the plans’ Level 3 assets for the year ended December 31, 2013 (in thousands):

Absolute Return:	Year Ended December 31, 2013
Beginning Balance	$70,829
Total gains relating to assets sold during the period(a)	994
Total unrealized losses relating to assets still held at the reporting date(a)	(4,511)
Purchases	76,643
Sales	(20,356)
Ending Balance	$123,599

(a)	These gains (losses) are recognized in the consolidated balance sheets and are included as changes in plan assets in the tables above.
The following table sets forth the assets of our pension and postretirement plans that were accounted for at fair value on a recurring basis as of December 31, 2012 (in thousands):

	December 31, 2012	Quoted Prices in Active Markets for Identical Items (Level 1)	Quoted Prices in Active Markets for Similar Items (Level 2)	Unobservable Inputs (Level 3)
Pension Assets:
Domestic Equity(a)	$218,145	$153,465	$64,680	$—
International Equity(b)	107,647	18,977	88,670	—
Fixed Income(c)	142,967	51,306	91,661	—
Absolute Return(d)	80,714	9,885	—	70,829
Cash	13,830	13,830	—	—
Total Pension Assets	$563,303	$247,463	$245,011	$70,829
Postretirement Assets:
Fixed Income(c)	$6,611	$—	$6,611	$—

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(a)
Consists primarily of U.S. equity securities covering a diverse group of companies and U.S. stock funds that primarily track or are actively managed and measured against indices including the S&P 500 and the Russell 2000.

(b)	Consists primarily of international equity funds which include stocks and debt obligations of non-U.S. entities that primarily track or are actively managed and measured against various MSCI indices.

(c)	Consists primarily of fixed income mutual funds, corporate bonds, U.S. Treasury notes, other government securities and insurance policies.

(d)	Consists primarily of funds with holdings in private investment companies. See additional information about the Absolute Return investments below.
The table below sets forth a summary of changes in the fair value of the plans’ Level 3 assets for the year ended December 31, 2012 (in thousands):

Absolute Return:	Year Ended December 31, 2012
Beginning Balance	$73,025
Total losses relating to assets sold during the period(a)	(31)
Total unrealized gains relating to assets still held at the reporting date(a)	2,311
Sales	(4,476)
Ending Balance	$70,829

(a)	These gains (losses) are recognized in the consolidated balance sheets and are included as changes in plan assets in the tables above.
The investment objective of the U.S. pension plan assets is preservation of capital while achieving solid returns. Assets should participate in rising markets, with defensive action in declining markets expected to an even greater degree. Target asset allocations include 65% in return enhancement exposure and the remaining 35% in risk management exposure. Depending on market conditions, the broad asset class targets may range up or down by approximately 10%. These asset classes include but are not limited to hedge fund of funds, bonds and other fixed income vehicles, high yield fixed income securities, equities and distressed debt. At December 31, 2013 and 2012, equity securities held by our pension and OPEB plans did not include direct ownership of Albemarle common stock.
Our Absolute Return investments consist primarily of our investments in hedge fund of funds. These are holdings in private investment companies with fair values that are based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. Investment managers or fund managers associated with these investments provide valuations of the investments on a monthly basis utilizing the net asset valuation approach for determining fair values. These valuations are reviewed by the Company for reasonableness based on applicable sector, benchmark and company performance to validate the appropriateness of the net asset values as a fair value measurement. Where available, audited financial statements are obtained and reviewed for the investments as support for the manager’s investment valuation. In general, the investment objective of these funds is high risk-adjusted returns with an emphasis on preservation of capital. The investment strategies of each of the funds vary; however, the objective of our Absolute Return investments is complementary to the overall investment objective of our U.S. pension plan assets.
We made contributions to our defined benefit pension and OPEB plans of $13.3 million, $21.6 million and $59.8 million during the years ended December 31, 2013, 2012 and 2011, respectively. Included in contributions for the year ended December 31, 2012 is a contribution of $14.1 million to our supplemental executive retirement plan (SERP) in connection with the retirement of our former CEO and executive chairman. We expect contributions to our domestic nonqualified and foreign qualified and nonqualified pension plans to approximate $5 million in 2014. Also, we expect to pay approximately $3 million in premiums to our U.S. postretirement benefit plan in 2014. However, we may choose to make additional voluntary pension contributions in excess of these amounts.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The current forecast of benefit payments, which reflect expected future service, amounts to (in millions):

	Total Pension Benefits	Domestic Pension Benefits	Total Postretirement Benefits
2014	$40.0	$37.6	$4.8
2015	$39.6	$37.8	$4.9
2016	$41.2	$39.4	$5.0
2017	$43.2	$40.9	$4.9
2018	$46.2	$44.5	$4.8
2019-2023	$236.3	$223.0	$21.4
We have a SERP, which provides unfunded supplemental retirement benefits to certain management or highly compensated employees. The SERP provides for incremental pension benefits to offset the limitations imposed on qualified plan benefits by federal income tax regulations. (Credits) costs relating to our SERP were $(1.5) million, $10.3 million and $4.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. The projected benefit obligation for the SERP recognized in the consolidated balance sheets at December 31, 2013 and 2012 was $21.8 million and $30.9 million, respectively. The benefit expenses and obligations of this SERP are included in the tables above. Benefits of $2.9 million are expected to be paid to SERP retirees in 2014. On October 1, 2012, our Board of Directors approved amendments to the SERP, such that effective December 31, 2014, no additional benefits shall accrue under this plan and participants’ accrued benefits shall be frozen as of that date to reflect the same changes as were made under the U.S. qualified defined benefit plan. For participants who retire on or after December 31, 2012, and before December 31, 2013, final average earnings shall be determined as of December 31, 2012. For participants who retire on or after December 31, 2013 and before December 31, 2014, final average earnings shall be determined as of December 31, 2013. And for participants who retire on or after December 31, 2014, final average earnings shall be determined as of December 31, 2014. In addition to freezing the accrued benefits as of December 31, 2014, our Board of Directors also authorized the application in 2013 and 2014 of the higher benefit formula approved for the U.S. qualified defined benefit plan and an offset factor that will be applied to accrued benefits earned in 2013 and 2014.
At December 31, 2013, the assumed rate of increase in the pre-65 and post-65 per capita cost of covered health care benefits for U.S. retirees was zero as the employer-paid premium caps (pre-65 and post-65) were met starting January 1, 2013.
Employee Savings Plans
Certain of our employees participate in our defined contribution 401(k) employee savings plan, which is generally available to all U.S. full-time salaried and non-union hourly employees and to employees who are covered by a collective bargaining agreement that provides for such participation. This U.S. defined contribution plan is funded with contributions made by the participants and us. Our contributions to the 401(k) plan amounted to $10.6 million, $9.5 million and $9.1 million in 2013, 2012 and 2011, respectively. We amended our 401(k) plan in 2004 to allow pension contributions to be made by us to participants hired or rehired on or after April 1, 2004 as these participants are not eligible to participate in the Company’s defined benefit pension plan.
In 2006, we formalized a new plan in the Netherlands similar to a collective defined contribution plan. The collective defined contribution plan is supported by annuity contracts through an insurance company. The insurance company unconditionally undertakes the legal obligation to provide specific benefits to specific individuals in return for a fixed amount of premiums. Our obligation under this plan is limited to a variable calculated employer match for each participant plus an additional fixed amount of contributions to assist in covering estimated cost of living and salary increases (indexing) and administrative costs for the overall plan. We paid approximately $10.3 million, $9.5 million and $9.9 million in 2013, 2012 and 2011, respectively, in annual premiums and related costs pertaining to this plan.
Other Postemployment Benefits
Certain postemployment benefits to former or inactive employees who are not retirees are funded on a pay-as-you-go basis. These benefits include salary continuance, severance and disability health care and life insurance, which are accounted for in accordance with authoritative guidance. The accrued postemployment benefit liability was $0.8 million and $0.6 million at December 31, 2013 and 2012, respectively.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18—Income Taxes:
Income from continuing operations before income taxes and equity in net income of unconsolidated investments, and current and deferred income tax expense (benefit) are composed of the following (in thousands):

	Year Ended December 31,
	2013	2012	2011
Income from continuing operations before income taxes and equity in net income of unconsolidated investments:
Domestic	$351,731	$311,195	$222,361
Foreign	186,711	57,017	260,170
Total	$538,442	$368,212	$482,531

Current income tax expense:
Federal	$53,953	$67,022	$90,179
State	2,195	6,107	5,407
Foreign	18,414	19,672	27,166
Total	$74,562	$92,801	$122,752

Deferred income tax expense (benefit):
Federal	$69,817	$928	$(27,128)
State	2,416	648	(626)
Foreign	(12,350)	(13,944)	9,473
Total	$59,883	$(12,368)	$(18,281)

Total income tax expense	$134,445	$80,433	$104,471
The significant differences between the U.S. federal statutory rate and the effective income tax rate are as follows:

	% of Income Before Income Taxes
	2013	2012	2011
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal tax benefit	0.7	1.4	0.6
Change in valuation allowance(a)	(2.2)	3.4	(0.3)
Impact of foreign earnings, net(b)	(10.3)	(6.3)	(10.9)
Depletion	(0.9)	(1.3)	(0.9)
Revaluation of unrecognized tax benefits/reserve requirements(c)	(0.1)	(1.7)	(0.1)
Domestic Manufacturing tax deduction(d)	(0.9)	(3.8)	(1.2)
Undistributed earnings of foreign subsidiaries(b)	2.9	(4.9)	(0.4)
Other items, net	0.8	—	(0.1)
Effective income tax rate	25.0%	21.8%	21.7%

(a)
During 2013, the Avonmouth, United Kingdom legal entity was dissolved, therefore the corresponding valuation allowance and deferred tax assets were written off. During 2012, a valuation allowance was established for $15.9 million as a result of the planned shut-down of our Avonmouth, United Kingdom legal entity in connection with our exit of the phosphorus flame retardants business. See Note 19, “Special Items.”

(b)
In prior years, we designated the undistributed earnings of substantially all of our foreign subsidiaries as indefinitely invested. The benefit of the lower tax rates in the jurisdictions for which we made this designation have been reflected in our effective income tax rate. During 2013, 2012 and 2011, we received distributions of $12.3 million, $56.9 million and $33.8 million, respectively, from various foreign subsidiaries and joint ventures and realized an expense (benefit), net of foreign tax credits, of $2.4 million, $(1.8) million and $5.4 million, respectively, related to the repatriation of these high taxed earnings. We have asserted for all periods being reported, indefinite investment of our share of the income of JBC, a Free Zones company under the laws of the Hashemite Kingdom of Jordan. The applicable provisions of the Jordanian law, and applicable regulations thereunder, do not have a termination provision and the exemption is indefinite. As a Free Zones company, JBC is not subject to income taxes on the profits of products exported from Jordan, and currently, substantially all of the profits are from exports. In 2012, undistributed foreign subsidiary earnings were primarily impacted by a $17.4 million change related to the closure of our Avonmouth, United Kingdom site in connection with our exit of the phosphorus flame retardants business.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(c)	During 2012, we released various tax reserves primarily related to the expiration of the applicable U.S. federal statute of limitations for 2008 which provided a net benefit of $5.2 million.

(d)
During 2012, we amended the calculation of the domestic manufacturing tax deduction for the year 2010 and filed the 2011 tax return. As a result, in 2012 we recognized tax benefits of $1.5 million and $3.0 million related to the 2010 and 2011 tax years, respectively.

The deferred income tax assets and liabilities recorded on the consolidated balance sheets as of December 31, 2013 and 2012 consist of the following (in thousands):

	December 31,
	2013	2012
Deferred tax assets:
Postretirement benefits other than pensions	$300	$14,900
Accrued employee benefits	31,089	26,603
Operating loss carryovers	88,614	74,934
Pensions	37,172	74,521
Tax credit carryovers	35,170	37,684
Undistributed earnings of foreign subsidiaries	—	15,583
Other	15,447	23,280
Gross deferred tax assets	207,792	267,505
Valuation allowance	(33,757)	(49,562)
Deferred tax assets	174,035	217,943

Deferred tax liabilities:
Depreciation	(213,575)	(193,021)
Foreign currency translation adjustments	(3,104)	(4,933)
Undistributed earnings of foreign subsidiaries	(71)	—
Other	(19,747)	(20,348)
Deferred tax liabilities	(236,497)	(218,302)

Net deferred tax liabilities	$(62,462)	$(359)

Classification in the consolidated balance sheets:
Current deferred tax assets	$3,912	$4,197
Current deferred tax liabilities	(2,853)	(5,700)
Noncurrent deferred tax assets	65,667	64,512
Noncurrent deferred tax liabilities	(129,188)	(63,368)
Net deferred tax liabilities	$(62,462)	$(359)
Changes in the balance of our deferred tax asset valuation allowance are as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Balance at January 1	$(49,562)	$(36,419)	$(39,802)
Additions	(4,359)	(20,182)	(6,155)
Deductions	20,164	7,039	9,538
Balance at December 31	$(33,757)	$(49,562)	$(36,419)
At December 31, 2013, we had approximately $36.6 million of domestic credits available to offset future payments of income taxes, expiring in varying amounts between 2016 and 2023. We have established valuation allowances for $3.2 million of those domestic credits since we believe that it is more likely than not that the related deferred tax assets will not be realized. We believe that sufficient taxable income will be generated during the carryover period in order to utilize the other remaining credit carryovers.
At December 31, 2013, we have, on a pre-tax basis, $31.6 million of domestic net operating losses and $279.8 million of foreign net operating loss carryovers. We have established pre-tax valuation allowances for $101.6 million of those foreign net

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

operating loss carryovers since we believe that it is more likely than not that the related deferred tax assets will not be realized. For the same reason, we established pre-tax valuation allowances for $0.8 million related to foreign deferred tax assets not related to net operating losses. The realization of the deferred tax assets is dependent on the generation of sufficient taxable income in the appropriate tax jurisdictions. Although realization is not assured, we believe it is more likely than not that the remaining deferred tax assets will be realized. However, the amount considered realizable could be reduced if estimates of future taxable income change. We believe that it is more likely than not that the Company will generate sufficient taxable income in the future to fully utilize all other deferred tax assets.
As of December 31, 2013, we have not recorded U.S. income taxes on approximately $0.9 billion of cumulative undistributed earnings of our non-U.S. subsidiaries and joint ventures, as these earnings are intended to be either indefinitely invested or subject to a tax-free liquidation and do not give rise to significant incremental U.S. taxes. A determination of the amount of the unrecognized deferred tax liability related to these undistributed earnings is not practicable.
Liabilities related to uncertain tax positions were $29.8 million and $29.2 million at December 31, 2013 and 2012, respectively, inclusive of interest and penalties of $0.7 million and $0.8 million at December 31, 2013 and 2012, respectively, and are reported in Other noncurrent liabilities as provided in Note 13. These liabilities at December 31, 2013 and 2012 were reduced by $25.7 million and $25.8 million, respectively, for offsetting benefits from the corresponding effects of potential transfer pricing adjustments, state income taxes and rate arbitrage related to foreign structure. These offsetting benefits are recorded in Other assets as provided in Note 9. The resulting net liabilities of $3.4 million and $2.6 million at December 31, 2013 and 2012, respectively, if recognized and released, would favorably affect earnings.
The liabilities related to uncertain tax positions, exclusive of interest, were $29.1 million and $28.4 million at December 31, 2013 and 2012, respectively. The following is a reconciliation of our total gross liability related to uncertain tax positions for 2013, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2013	2012	2011
Balance at January 1	$28,398	$29,789	$20,949
Additions for tax positions related to prior years	—	4,242	—
Reductions for tax positions related to prior years	(348)	—	(1,639)
Additions for tax positions related to current year	2,061	3,639	10,802
Lapses in statutes of limitations	(473)	(10,057)	(323)
Foreign currency translation adjustment	(495)	785	—
Balance at December 31	$29,143	$28,398	$29,789
We are subject to income taxes in the U.S. and numerous foreign jurisdictions. We are no longer subject to U.S. federal income tax audits by tax authorities for years prior to 2010 since the IRS has completed a review of our income tax returns through 2007 and our statute of limitations has expired for 2008 and 2009 except for the amount of any carryforward to 2010. We also are no longer subject to any U.S. state income tax audits prior to 2004.
With respect to jurisdictions outside the U.S., we are no longer subject to income tax audits for years prior to 2006. During 2013, the German tax authorities continued the audit of two of our German subsidiaries for 2006 through 2009 that began in 2011, and the Chinese tax authorities completed an audit of one of our Chinese subsidiaries for 2006 through 2010 that began in 2011. During 2011, we completed tax audits for one of our Belgian companies for 2008 and 2009, our Japanese company for 2006 through 2010, and two of our Chinese companies through 2010. No significant tax was assessed as a result of the completed audits.
While we believe we have adequately provided for all tax positions, amounts asserted by taxing authorities could be greater than our accrued position. Accordingly, additional provisions on federal and foreign tax-related matters could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.
Since the timing of resolutions and/or closure of tax audits is uncertain, it is difficult to predict with certainty the range of reasonably possible significant increases or decreases in the liability related to uncertain tax positions that may occur within the next twelve months. Our current view is that it is reasonably possible that we could record a decrease in the liability related to uncertain tax positions, relating to a number of issues, up to approximately $2.8 million as a result of closure of tax statutes.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19—Special Items:
Restructuring and other charges, net reported in the consolidated statements of income for the years ended December 31, 2013, 2012 and 2011 consist of the following (in thousands):

	Year Ended December 31,
	2013	2012	2011
Charges in connection with global business realignment(a)	$33,361	$—	$—
Exit of phosphorus flame retardants business(b)	—	100,777	—
Defined benefit pension plan curtailment gain, net(c)	—	(4,507)	—
Employer contribution to defined contribution plan(c)	—	10,081	—
Other(d)	—	5,334	—
Total Restructuring and other charges, net	$33,361	$111,685	$—

(a)
In connection with the announced realignment of our operating segments effective January 1, 2014, in the fourth quarter of 2013 we initiated a workforce reduction plan which will result in a reduction of approximately 230 employees worldwide. In the fourth quarter of 2013 we recorded charges of $33.4 million ($21.9 million after income taxes) for termination benefits and other costs related to this workforce reduction plan. Payments under this workforce reduction plan are expected to occur through 2014.

(b)
In the second quarter of 2012 we recorded net charges amounting to $94.7 million ($73.6 million after income taxes), and in the fourth quarter we recorded net charges amounting to $6.1 million ($2.5 million after income taxes), in connection with our exit of the phosphorus flame retardants business, whose products were sourced mainly at our Avonmouth, United Kingdom and Nanjing, China manufacturing sites. The charges are comprised mainly of non-cash items consisting of net asset write-offs of approximately $57 million and write-offs of foreign currency translation adjustments of approximately $12 million, as well as accruals for future cash costs associated with related severance programs of approximately $22 million, estimated site remediation costs of approximately $9 million, other estimated exit costs of approximately $3 million, partly offset by a gain of approximately $2 million related to the sale of our Nanjing, China manufacturing site. Payments under this restructuring plan are expected to occur through 2014.

(c)
In the fourth quarter of 2012 we recorded a net curtailment gain of $4.5 million ($2.9 million after income taxes) and a one-time employer contribution to the Company’s defined contribution plan of $10.1 million ($6.4 million after income taxes), both in connection with various amendments to certain of our U.S. pension and defined contribution plans that were approved by our Board of Directors in the fourth quarter of 2012. See Note 17, “Pension Plans and Other Postretirement Benefits.”

(d)	In the fourth quarter of 2012 we recorded charges amounting to $5.3 million ($4.3 million after income taxes) related to changes in product sourcing and other items.
We had the following activity in our recorded workforce reduction liabilities for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2013	2012	2011
Balance, beginning of year	$15,898	$4,780	$7,074
Workforce reduction charges(a)	33,361	21,640	1,859
Payments	(8,915)	(10,929)	(4,292)
Amount reversed to income(b)	(1,209)	(45)	19
Foreign currency translation	(31)	452	120
Balance, end of year	39,104	15,898	4,780
Less amounts reported in Accrued expenses	39,104	14,428	2,843
Amounts reported in Other noncurrent liabilities	$—	$1,470	$1,937

(a)	The year ended December 31, 2013 includes charges amounting to $33.4 million in connection with the announced realignment of our operating segments effective January 1, 2014 as described above.
The year ended December 31, 2012 includes charges amounting to $21.6 million relating to reduction in force liabilities associated with our exit of the phosphorus flame retardants business noted above.
The year ended December 31, 2011 includes charges of $1.9 million related to restructuring programs at various manufacturing locations which are reflected in Cost of goods sold. Payments under these programs have been completed.

(b)	Amounts reversed to income reflect adjustments based on actual timing and amount of final settlements.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Also, the year ended December 31, 2012 includes a gain of $8.1 million ($5.1 million after income taxes) resulting from proceeds received in connection with the settlement of certain commercial litigation (net of estimated reimbursement of related legal fees of approximately $0.9 million). The litigation involved claims and cross-claims relating to alleged breaches of a purchase and sale agreement. The settlement resolves all outstanding issues and claims between the parties and they agreed to dismiss all outstanding litigation and release all existing and potential claims against each other that were or could have been asserted in the litigation. The year ended December 31, 2012 also includes an $8 million ($5.1 million after income taxes) charitable contribution to the Albemarle Foundation, a non-profit organization that sponsors grants, health and social projects, educational initiatives, disaster relief, matching gift programs, scholarships and other charitable initiatives in locations where our employees live and operate. These items are included in our consolidated Selling, general and administrative expenses for the year ended December 31, 2012.

NOTE 20—Fair Value of Financial Instruments:
In assessing the fair value of financial instruments, we use methods and assumptions that are based on market conditions and other risk factors existing at the time of assessment. Fair value information for our financial instruments is as follows:
Long-Term Debt—the fair values of our senior notes and other fixed rate foreign borrowings are estimated using Level 1 inputs and account for the majority of the difference between the recorded amount and fair value of our long-term debt. The carrying value of our remaining long-term debt reported in the accompanying consolidated balance sheets approximates fair value as substantially all of such debt bears interest based on prevailing variable market rates currently available in the countries in which we have borrowings.

	December 31,
	2013		2012
	Recorded Amount	Fair Value	Recorded Amount	Fair Value
	(In thousands)
Long-term debt	$1,078,864	$1,109,878	$699,288	$764,784
Foreign Currency Forward Contracts—we enter into foreign currency forward contracts in connection with our risk management strategies in an attempt to minimize the financial impact of changes in foreign currency exchange rates. These derivative financial instruments are used to manage risk and are not used for trading or other speculative purposes. The fair values of our foreign currency forward contracts are estimated based on current settlement values. At December 31, 2013 and 2012, we had outstanding foreign currency forward contracts with notional values totaling $321.4 million and $274.0 million, respectively. At December 31, 2013, $0.2 million was included in Other accounts receivable associated with the fair value of our foreign currency forward contracts. At December 31, 2012, $0.3 million was included in Other accounts receivable and $0.8 million was included in Accrued expenses associated with the fair value of our foreign currency forward contracts.
Gains and losses on foreign currency forward contracts are recognized currently in Other (expenses) income, net; further, fluctuations in the value of these contracts are generally expected to be offset by changes in the value of the underlying exposures being hedged. For the years ended December 31, 2013, 2012 and 2011 we recognized (losses) gains of $(1.1) million, $5.1 million and $1.0 million, respectively, in Other (expenses) income, net in our consolidated statements of income related to the change in the fair value of our foreign currency forward contracts. These amounts are generally expected to be offset by changes in the value of the underlying exposures being hedged which are also reported in Other (expenses) income, net. Also, for the years ended December 31, 2013, 2012 and 2011, we recorded $1.1 million, $(5.1) million and $(1.0) million, respectively, related to the change in the fair value of our foreign currency forward contracts, and net cash settlements of $(1.8) million, $4.8 million and $(3.0) million, respectively, in Other, net in our consolidated statements of cash flows.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21—Fair Value Measurement:
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The inputs used to measure fair value are classified into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or

Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or

Inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability

We endeavor to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Transfers between levels of the fair value hierarchy are deemed to have occurred on the date of the event or change in circumstance that caused the transfer. There were no transfers between Levels 1 and 2 during the year ended December 31, 2013. The following tables set forth our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2013 and 2012 (in thousands):

	December 31, 2013	Quoted Prices in Active Markets for Identical Items (Level 1)	Quoted Prices in Active Markets for Similar Items (Level 2)	Unobservable Inputs (Level 3)
Assets:
Investments under executive deferred compensation plan (a)	$23,030	$23,030	$—	$—
Equity securities (b)	$771	$21	$—	$750
Foreign currency forward contracts (c)	$161	$—	$161	$—
Pension assets (d)	$616,545	$482,002	$10,944	$123,599
Postretirement assets (d)	$5,620	$—	$5,620	$—

Liabilities:
Obligations under executive deferred compensation plan (a)	$23,030	$23,030	$—	$—

	December 31, 2012	Quoted Prices in Active Markets for Identical Items (Level 1)	Quoted Prices in Active Markets for Similar Items (Level 2)	Unobservable Inputs (Level 3)
Assets:
Investments under executive deferred compensation plan (a)	$20,265	$20,265	$—	$—
Equity securities (b)	$25	$25	$—	$—
Foreign currency forward contracts (c)	$262	$—	$262	$—
Pension assets (d)	$563,303	$247,463	$245,011	$70,829
Postretirement assets (d)	$6,611	$—	$6,611	$—

Liabilities:
Obligations under executive deferred compensation plan (a)	$20,265	$20,265	$—	$—
Foreign currency forward contracts (c)	$771	$—	$771	$—

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(a)
We maintain an EDCP that was adopted in 2001 and subsequently amended. The purpose of the EDCP is to provide current tax planning opportunities as well as supplemental funds upon the retirement or death of certain of our employees. The EDCP is intended to aid in attracting and retaining employees of exceptional ability by providing them with these benefits. We also maintain a Benefit Protection Trust (the Trust) that was created to provide a source of funds to assist in meeting the obligations of the EDCP, subject to the claims of our creditors in the event of our insolvency. Assets of the Trust are consolidated in accordance with authoritative guidance. The assets of the Trust consist primarily of mutual fund investments (which are accounted for as trading securities and are marked-to-market on a monthly basis through the consolidated statements of income) and cash and cash equivalents. As such, these assets and obligations are classified within Level 1.

(b)
Primarily consists of private equity securities classified as available-for-sale and are reported in Investments in the consolidated balance sheets. The changes in fair value are reported in Other in our consolidated statements of comprehensive income. Holdings in private equity securities are typically valued using the net asset valuations provided by the underlying private investment companies and as such are classified within Level 3.

(c)
As a result of our global operating and financing activities, we are exposed to market risks from changes in foreign currency exchange rates, which may adversely affect our operating results and financial position. When deemed appropriate, we minimize our risks from foreign currency exchange rate fluctuations through the use of derivative financial instruments. The foreign currency forward contracts are valued using broker quotations or market transactions in either the listed or over-the-counter markets. As such, these derivative instruments are classified within Level 2.

(d)	See Note 17 “Pension Plans and Other Postretirement Benefits” for further information about fair value measurements of our pension and postretirement plan assets.

NOTE 22—Acquisitions:
On October 1, 2013, we acquired Cambridge Chemical Company, Ltd., for consideration of approximately $3.6 million. Cash payments related to this acquisition were $2.3 million in 2013. On May 11, 2011, we announced that we had expanded our presence in the biofuels market with the acquisition of Catilin Inc. Cash payments related to this acquisition were $4.5 million in 2011. In the third quarter of 2010, we purchased certain property and equipment in Yeosu, South Korea in connection with our plans for building a metallocene polyolefin catalyst and TMG manufacturing site. Cash payments related to this acquisition were $6.5 million in 2011.

NOTE 23—Operating Segments and Geographic Area Information:
Effective January 1, 2014, the Company’s assets and businesses were realigned under two operating segments to better align the Company’s resources to support its ongoing business strategy. The Performance Chemicals segment includes the Fire Safety Solutions, Specialty Chemicals and Fine Chemistry Services product categories, consolidating our bromine, mineral and custom manufacturing assets under one business unit. The Catalyst Solutions segment includes the Refinery Catalyst Solutions and Performance Catalyst Solutions product categories. Each segment has a dedicated team of sales, research and development, process engineering, manufacturing and sourcing, and business strategy personnel and has full accountability for improving execution through greater asset and market focus, agility and responsiveness. The new structure also facilitates the continued standardization of business processes across the organization as part of our ongoing One Albemarle strategy. The new segment structure is consistent with the manner in which information is presently used internally by the Company’s chief operating decision maker to evaluate performance and make resource allocation decisions, and each segment president is responsible for execution of the segment’s business strategy.
Segment income represents segment operating profit and equity in net income of unconsolidated investments and is reduced by net income attributable to noncontrolling interests. Segment data includes intersegment transfers of raw materials at cost and allocations for certain corporate costs.
Summarized financial information concerning our reportable segments is shown in the following tables. Results for all periods presented have been recast to reflect the change in operating segments noted above, and segment results for all periods presented exclude discontinued operations as further described in Note 1. Corporate & other includes corporate-related items not allocated to the reportable segments. Pension and OPEB service cost (which represents the benefits earned by active employees during the period) and amortization of prior service cost or benefit are allocated to each segment whereas the remaining components of pension and OPEB benefits cost or credit are included in Corporate & other.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31,
	2013	2012	2011
		(In thousands)
Net sales:
Performance Chemicals	$1,392,664	$1,451,247	$1,534,804
Catalyst Solutions	1,001,606	1,067,907	1,116,863
Total net sales	$2,394,270	$2,519,154	$2,651,667
Segment operating profit:
Performance Chemicals	$334,275	$410,359	$445,463
Catalyst Solutions	194,322	230,648	259,116
Total segment operating profit	528,597	641,007	704,579
Equity in net income of unconsolidated investments:
Performance Chemicals	8,875	6,416	7,696
Catalyst Solutions	22,854	31,651	36,259
Corporate & other	—	—	(201)
Total equity in net income of unconsolidated investments	31,729	38,067	43,754
Net (income) loss attributable to noncontrolling interests:
Performance Chemicals	(26,663)	(18,571)	(28,109)
Corporate & other	—	(20)	26
Total net income attributable to noncontrolling interests	(26,663)	(18,591)	(28,083)
Segment income:
Performance Chemicals	316,487	398,204	425,050
Catalyst Solutions	217,176	262,299	295,375
Total segment income	533,663	660,503	720,425
Corporate & other(a)	81,439	(129,559)	(185,006)
Restructuring and other charges(b)	(33,361)	(111,685)	—
Interest and financing expenses	(31,559)	(32,800)	(37,574)
Other (expenses) income, net	(6,674)	1,229	357
Income tax expense	(134,445)	(80,433)	(104,471)
Income (loss) from discontinued operations (net of tax)	4,108	4,281	(1,617)
Net income attributable to Albemarle Corporation	$413,171	$311,536	$392,114

(a)
For the years ended December 31, 2013, 2012 and 2011, Corporate and other includes $143.1 million, $(68.0) million and $(89.2) million, respectively, of pension and OPEB plan credits (costs) (including mark-to-market actuarial gains and losses).

(b)	See Note 19, “Special Items.”

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	As of December 31,
	2013	2012	2011
		(In thousands)
Identifiable assets:
Performance Chemicals	$1,129,838	$1,110,006	$1,011,144
Catalyst Solutions	1,695,120	1,572,883	1,502,984
Corporate & other	759,839	754,402	689,696
Total identifiable assets	$3,584,797	$3,437,291	$3,203,824
Goodwill:
Performance Chemicals	$43,603	$43,519	$43,098
Catalyst Solutions	240,600	233,447	230,047
Total goodwill	$284,203	$276,966	$273,145

	Year Ended December 31,
	2013	2012	2011
		(In thousands)
Depreciation and amortization:
Performance Chemicals	$43,472	$37,831	$38,285
Catalyst Solutions	49,656	47,155	45,739
Discontinued Operations	12,054	12,120	11,394
Corporate & other	2,188	1,914	1,335
Total depreciation and amortization	$107,370	$99,020	$96,753
Capital expenditures:
Performance Chemicals	$94,506	$156,648	$110,035
Catalyst Solutions	60,326	122,746	65,308
Corporate & other	514	1,479	15,231
Total capital expenditures	$155,346	$280,873	$190,574

	Year Ended December 31,
	2013	2012	2011
		(In thousands)
Net Sales:(a)
United States	$933,182	$959,571	$1,021,205
Foreign	1,461,088	1,559,583	1,630,462
Total	$2,394,270	$2,519,154	$2,651,667

(a)	No sales in a foreign country exceed 10% of total net sales. Also, net sales are attributed to countries based upon shipments to final destination.

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	As of December 31,
	2013	2012	2011
		(In thousands)
Long-Lived Assets:
United States	$748,719	$735,269	$652,022
Netherlands	193,775	192,540	185,799
Jordan	227,818	209,133	141,725
Brazil	78,078	85,353	83,452
Germany	86,175	72,797	70,051
China	41,858	39,542	64,449
France	34,523	32,305	28,652
Korea	86,827	81,962	25,008
United Kingdom	3,665	—	12,436
Other foreign countries	47,139	33,598	46,323
Total	$1,548,577	$1,482,499	$1,309,917
Net sales to external customers by product category in each of the segments consists of the following:

	Year Ended December 31,
	2013	2012	2011
		(In thousands)
Performance Chemicals:
Fire Safety Solutions	$620,972	$665,293	$780,541
Specialty Chemicals	520,998	519,606	515,511
Fine Chemistry Services	250,694	266,348	238,752
Total Performance Chemicals	$1,392,664	$1,451,247	$1,534,804
Catalyst Solutions:
Refinery Catalyst Solutions	$768,837	$794,933	$851,482
Performance Catalyst Solutions	232,769	272,974	265,381
Total Catalyst Solutions	$1,001,606	$1,067,907	$1,116,863

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24—Quarterly Financial Summary (Unaudited):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share amounts)
2013
Net sales	$586,597	$576,842	$591,196	$639,635
Gross profit	$195,911	$191,670	$209,611	$253,279
Restructuring and other charges, net(a)	$—	$—	$—	$33,361
Net income from continuing operations	$87,681	$88,500	$97,313	$162,232
Income (loss) from discontinued operations (net of tax)	1,835	2,628	531	(886)
Net income attributable to noncontrolling interests	(5,529)	(8,389)	(7,332)	(5,413)
Net income attributable to Albemarle Corporation	$83,987	$82,739	$90,512	$155,933
Basic earnings (loss) per share:
Continuing operations	$0.93	$0.95	$1.10	$1.93
Discontinued operations	0.02	0.03	0.01	(0.01)
	$0.95	$0.98	$1.11	$1.92

Shares used to compute basic earnings per share	88,719	84,028	81,385	81,226

Diluted earnings (loss) per share:
Continuing operations	$0.92	$0.95	$1.10	$1.92
Discontinued operations	0.02	0.03	0.01	(0.01)
	$0.94	$0.98	$1.11	$1.91

Shares used to compute diluted earnings per share	89,236	84,489	81,852	81,713

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share amounts)
2012
Net sales	$656,615	$625,494	$604,368	$632,677
Gross profit	$246,068	$245,879	$215,534	$191,362
Restructuring and other charges, net(a)	$—	$94,703	$—	$16,982
Net income from continuing operations	$116,226	$51,987	$113,800	$43,833
Income (loss) from discontinued operations (net of tax)	2,407	1,608	634	(368)
Net income attributable to noncontrolling interests	(4,371)	(3,506)	(4,975)	(5,739)
Net income attributable to Albemarle Corporation	$114,262	$50,089	$109,459	$37,726
Basic earnings (loss) per share:
Continuing operations	$1.25	$0.54	$1.22	$0.42
Discontinued operations	0.03	0.02	0.01	—
	$1.28	$0.56	$1.23	$0.42

Shares used to compute basic earnings per share	88,997	89,414	89,327	89,018

Diluted earnings (loss) per share:
Continuing operations	$1.24	$0.54	$1.21	$0.42
Discontinued operations	0.03	0.02	0.01	—
	$1.27	$0.56	$1.22	$0.42

Shares used to compute diluted earnings per share	89,947	90,051	89,879	89,660

(a)	See Note 19, “Special Items.”

Albemarle Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As discussed in Note 1, “Summary of Significant Accounting Policies,” actuarial gains and losses are recognized annually in our consolidated statements of income in the fourth quarter and whenever a plan is determined to qualify for a remeasurement during a fiscal year. See Note 17, “Pension Plans and Other Postretirement Benefits” for information about actuarial gains and losses recognized in our consolidated statements of income for the years ended December 31, 2013 and 2012.